    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 1996

                                                       REGISTRATION NO. 33-47028
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                 POST-EFFECTIVE
                                AMENDMENT NO. 7
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                             K & F INDUSTRIES, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                                             3728
                                      (PRIMARY STANDARD                     34-1614845
         DELAWARE                         INDUSTRIAL                     (I.R.S. EMPLOYER
 (STATE OF INCORPORATION)            CLASSIFICATION CODE)              IDENTIFICATION NO.)

                            ------------------------

                                600 THIRD AVENUE
                            NEW YORK, NEW YORK 10016
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
                                  212-297-0900
              (REGISTRANT'S TELEPHONE NUMBER INCLUDING AREA CODE)
                            ------------------------

                              KENNETH M. SCHWARTZ
                            EXECUTIVE VICE PRESIDENT
                                600 THIRD AVENUE
                            NEW YORK, NEW YORK 10016
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)
                            ------------------------

                                    COPY TO:
                              JOHN J. SUYDAM, ESQ.
                        O'SULLIVAN GRAEV & KARABELL, LLP
                              30 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10112
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             K & F INDUSTRIES, INC.

                       CROSS REFERENCE SHEET PURSUANT TO
                        SECTION 501(B) OF REGULATION S-K

                                                               PROSPECTUS HEADING
        REGISTRATION STATEMENT ITEM AND CAPTION                 OR OTHER LOCATION
      -------------------------------------------  -------------------------------------------
 1.   Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus.....  Outside Front Cover Page
 2.   Inside Front and Outside Back Cover Pages
      of Prospectus..............................  Inside Front Cover Page; Additional
                                                   Information; Outside Back Cover Page
 3.   Summary Information, Risk Factors and Ratio
      of Earnings to Fixed Charges...............  Prospectus Summary; Risk Factors; Summary
                                                   Financial Data
 4.   Use of Proceeds............................  Prospectus Summary; Use of Proceeds
 5.   Determination of Offering Price............  Not Applicable
 6.   Dilution...................................  Not Applicable
 7.   Selling Security Holders...................  Not Applicable
 8.   Plan of Distribution.......................  Plan of Distribution
 9.   Description of Securities to be
      Registered.................................  Description of Senior Notes Debentures
10.   Interests of Named Experts and Counsel.....  Not Applicable
11.   Information with Respect to the
      Registrant.................................  Prospectus Summary; The Company; Selected
                                                   Financial Data; Management's Discussion and
                                                   Analysis of Results of Operations and
                                                   Financial Condition; Business; Management;
                                                   Ownership of Capital Stock; Description of
                                                   Certain Indebtedness; Certain Transactions;
                                                   Financial Statements
12.   Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities................................  Undertakings

PROSPECTUS

                                  $100,000,000

                             K & F INDUSTRIES, INC.
                     11 7/8% SENIOR SECURED NOTES DUE 2003
                          ---------------------------

                     INTEREST PAYABLE JUNE 1 AND DECEMBER 1
                          ---------------------------

     K & F Industries, Inc. ("K & F" or the "Company") offered $100,000,000 (the "Offering") aggregate principal amount of its 11 7/8% Senior Secured Notes Due 2003 (the "Senior Notes"). Interest on the Senior Notes is payable on June 1 and December 1, of each year. The Senior Notes are redeemable at the option of the Company, in whole or in part, on or after June 1, 1997, at the redemption prices set forth herein plus accrued interest to the date of redemption. The Senior Notes are not subject to mandatory sinking fund payments. Upon the occurrence of a Change of Control (as defined herein), each holder of Senior Notes will be entitled to require the Company to repurchase such holder's Senior Notes at 101% of the principal amount thereof plus accrued interest to the date of such repurchase.

     The Senior Notes are secured by a pledge of all of the outstanding shares of capital stock of the Company's subsidiaries. All of the Company's assets are held through its two wholly-owned subsidiaries, Aircraft Braking Systems Corporation ("Aircraft Braking Systems") and Engineered Fabrics Corporation ("Engineered Fabrics"). Aircraft Braking Systems and Engineered Fabrics are currently parties to an Amended and Restated Credit Agreement (the "Amended and Restated Credit Agreement") providing for a term loan facility (the "Term Loan Facility") in an aggregate principal amount of $40 million and a revolving credit facility (the "Revolving Loan Facility") in an aggregate principal amount of $70 million. The Amended and Restated Credit Agreement is secured by a first priority lien on the inventory, accounts receivable and certain other tangible assets of Aircraft Braking Systems and Engineered Fabrics. The Senior Notes are effectively subordinated to borrowings under the Amended and Restated Credit Agreement and the claims of the other creditors of the Company's subsidiaries. As of June 30, 1996, the aggregate amount of indebtedness, including trade payables and other liabilities, of the Company's subsidiaries to which the Senior Notes were effectively subordinated, was approximately $102 million. See "Risk Factors -- Holding Company Structure," "Description of Senior Notes" and "Description of Certain Indebtedness."

                          ---------------------------

     The Company is, and will continue to be, highly leveraged. SEE "RISK FACTORS" FOR CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                          ---------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
          SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The prospectus is to be used by the Underwriter in connection with offers and sales in market-making transactions of negotiated prices related to prevailing market prices at the time of the sale. The Underwriter may act as principal or agent in such transactions.
                          ---------------------------

                                LEHMAN BROTHERS

October 29, 1996

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall encompass all amendments, exhibits and schedules thereto) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Senior Notes being offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. The Registration Statement and the exhibits and schedules thereto, as well as such reports and other information filed by the Company with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices of the Commission: 75 Park Place, New York, New York 10007, Kluczynski Federal Building, 230 South Dearborn Street, Chicago, Illinois 60604 and Jacob K. Javits Federal Building, 26 Federal Plaza, New York, New York 10278. Copies of such information can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     The Company is required under the Indenture governing the Senior Notes to file periodic reports with the Commission and to distribute copies of such filings to the holders of the Senior Subordinated Notes.
                          ---------------------------

                               PROSPECTUS SUMMARY

     This following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Prospective investors should carefully consider the information set forth under the heading "Risk Factors." References to worldwide markets and market share information contained herein have been derived from information compiled by the Company due to the lack of independently compiled information. Such references exclude markets formerly controlled by the U.S.S.R. about which accurate information is not readily available.

                                  THE COMPANY


     K & F Industries, Inc. ("K & F" or the "Company"), through its wholly owned subsidiary, Aircraft Braking Systems Corporation ("Aircraft Braking Systems"), believes it is one of the world's leading manufacturers of aircraft wheels, brakes and anti-skid systems for commercial, general aviation and military aircraft, supplying approximately 22% of the worldwide market for these products. Aircraft Braking Systems' products are marketed internationally through 10 sales offices located in four countries and are used on approximately 32,000 commercial, general aviation and military aircraft. During the fiscal year ended March 31, 1996, approximately $233.0 million, or 88%, of the Company's total revenues were derived from sales made by Aircraft Braking Systems. Through its other wholly owned subsidiary, Engineered Fabrics Corporation ("Engineered Fabrics"), the Company believes it is the leading worldwide manufacturer of aircraft fuel tanks, supplying approximately 90% of the worldwide commercial transport and general aviation market and over half of the domestic military market. During the fiscal year ended March 31, 1996, approximately $31.7 million, or 12%, of the Company's total revenues were derived from sales made by Engineered Fabrics.


Aircraft Braking Systems


     Since the late 1920s, Aircraft Braking Systems and its predecessors have been leaders in the design and development of aircraft wheels, brakes and anti-skid systems, investing significant resources refining existing braking systems, developing new technologies and designing braking systems for new airframes. As is customary in the industry, Aircraft Braking Systems supplies original wheels and brakes for commercial aircraft to aircraft manufacturers at or substantially below the production cost of such equipment. Once a manufacturer's wheels and brakes have been certified and installed on an aircraft, FAA regulations and similar requirements in foreign countries generally require that all replacement parts for such systems be provided by such manufacturer. The FAA also requires the replacement of such parts at regular intervals, which for medium- and short-range commercial aircraft generally averages once or twice a year. Since most modern aircraft have a useful life of 25 years or longer and require scheduled replacement of certain components of the braking system, the Company typically recoups its initial investment in original equipment and generates significant profits from sales of replacement parts over the life of the aircraft. During the three fiscal years ended March 31, 1996, the Company spent and expensed an aggregate of $108 million for research, development and design and the supply of original wheel and brake equipment to aircraft manufacturers. During the fiscal year ended March 31, 1996, approximately 75% of Aircraft Braking Systems' total revenues were derived from the sale of replacement parts for braking systems previously sold by Aircraft Braking Systems.

     Aircraft Braking Systems also manufactures anti-skid systems for use on a variety of commercial, military and general aviation aircraft. These systems, which are integrated into a braking system, are designed to minimize the distance required to stop an aircraft by utilizing sensors, mounted in the axle and driven by the wheel, to maximize the braking force while also preventing the wheels from locking and skidding. Of the three principal competitors in the wheel and brake industry, Aircraft Braking Systems is the only significant manufacturer of anti-skid systems. Because of the sensitivity of anti-skid systems to variations in brake performance, the Company believes that the ability to integrate the design and performance characteristics of its wheels, brakes and integrated anti-skid systems provides Aircraft Braking Systems with a competitive advantage over its two largest competitors. Other products manufactured by Aircraft Braking Systems include helicopter rotor brakes and brake temperature monitoring equipment for various types of aircraft.

     Aircraft Braking Systems currently sells its products to virtually all major airframe manufacturers and commercial airlines and to the United States and certain foreign governments. Since 1989, Aircraft Braking Systems has carefully directed its efforts toward expanding its presence in the commercial and general aviation segments of the aircraft industry, focusing particularly on medium- and short-range commercial aircraft. As a result of these efforts, Aircraft Braking Systems has added approximately 950 medium- and short-range commercial aircraft to the portfolio of aircraft using its products. These aircraft typically make more frequent landings than long-range commercial aircraft and correspondingly require more frequent replacement of brake parts. Aircraft Braking Systems has been successful in having its wheels and brakes selected for use on a number of recent airframe designs which serve this market, including the Airbus Industries ("Airbus") A-321, the McDonnell Douglas Corp. ("McDonnell Douglas") MD-80 and MD-90 programs, the Canadair Regional Jet, the Saab-Scania AB ("Saab") S340 and S2000, the Lear 60 and the Fokker Aircraft ("Fokker") Fo-70 and Fo-100. Aircraft Braking Systems has also been successful in having its brakes selected for use on certain long-range commercial aircraft produced by Airbus, specifically the A-330 and A-340. These long-range aircraft programs enhance the competitive position of Aircraft Braking Systems with Airbus and commercial airlines utilizing Airbus aircraft. The Company believes that these new airframes will expand the portfolio of aircraft using Aircraft Braking Systems' products and that the revenue generated from such aircraft will eventually replace and exceed the revenues generated by the aircraft programs in Aircraft Braking Systems' current portfolio as the aircraft in those programs reach the end of their useful lives.

     Over the last several years, the Company has introduced a number of new programs at Aircraft Braking Systems to enhance manufacturing efficiency and reduce raw material costs. Among the programs being implemented are cell-based manufacturing and a major expansion of Aircraft Braking Systems' existing carbon manufacturing facility. Over the past several years, cell-based manufacturing has improved productivity, reduced costs and enhanced product quality. Once the expansion is complete, the carbon facility is expected to satisfy substantially all of Aircraft Braking Systems' carbon requirements, lower costs and provide Aircraft Braking Systems with vertical integration of and control over a critical manufacturing process.

Engineered Fabrics

     With its proprietary technology, Engineered Fabrics is the only FAA-certified supplier of polyurethane manufactured fuel tanks in the United States. The polyurethane fuel tanks produced by Engineered Fabrics feature "selfsealing" technology that significantly reduces the potential for fires, leaks and spilled fuel following a crash. Recent programs awarded to Engineered Fabrics in which this technology is being used include production or replacement parts programs for the U.S. Navy's F-18 C/D and E/F aircraft and F-15 and F-16 aircraft. Engineered Fabrics also competes in the nitrile-designed aircraft fuel tank market and won a three-year requirements contract in 1996 to supply nitrile fuel tanks to the U.S. Navy for its F-14 aircraft. During the fiscal year ended March 31, 1996, Engineered Fabrics was selected by the U.S. Army to equip its new stealth RAH-66 Comanche helicopter with fuel tanks. Other helicopter programs which have been awarded to Engineered Fabrics include the McDonnell Douglas MD-600, Bell 412 and Bell/Boeing V/22 Osprey platforms. Engineered Fabrics also manufactures and sells iceguards, inflatable oil booms and various other products made from coated fabrics for commercial and military uses.

                           PROCEEDS FROM THE OFFERING


     The net proceeds obtained by the Company from the sale of the Senior Notes were approximately $96.7 million. The Company used such proceeds to prepay in full its then outstanding senior term loan ($92.5 million) and to reduce its then outstanding amount of revolving loans. The repayment of the senior term loan relieved the Company of $92.5 million in principal payments scheduled to be made through the fiscal year ending March 31, 1998. While the interest rate on the Senior Notes is higher than the rate that was applicable to the senior term loan, the elimination of the principal payments on the senior term loan provided the Company with the option of dedicating more of its cash flow to investments in original equipment for selected airframes, paying down debt or applying such cash flow towards other general corporate purposes.


                                  THE OFFERING

SECURITIES OFFERED.........  $100,000,000 aggregate principal amount of 11 7/8%
                             Senior Secured Notes Due 2003, issued pursuant to the Indenture dated as of June 1, 1992, (the "Senior Note Indenture") between the Company and the Bank of New York, as Trustee.

MATURITY DATE..............  December 1, 2003.

INTEREST PAYMENT DATES.....  June 1 and December 1.

OPTIONAL REDEMPTION........  The Senior Notes are redeemable at the option of the Company, in whole or in part, on or after June 1, 1997, at the redemption prices set forth herein plus accrued interest to the date of redemption.

MANDATORY SINKING FUND.....  None.

CHANGE OF CONTROL..........  Upon the occurrence of a Change of Control, each holder of Senior Notes will be entitled to require the Company to repurchase such holder's Senior Notes at a price equal to 101% of the principal amount thereof plus accrued interest to the date of repurchase.

RANKING....................  The Senior Notes rank senior in right of collateral to all unsecured indebtedness of the Company and senior in right of collateral and payment to the Senior Subordinated Notes (as defined). The Senior Notes are effectively subordinated to the borrowings under the Amended and Restated Credit Agreement and to the claims of other creditors of Aircraft Braking Systems and Engineered Fabrics. See "Risk Factors -- Holding Company Structure.

CERTAIN COVENANTS..........  The Senior Note Indenture contains certain covenants, including but not limited to covenants limiting the following: (i) the incurrence by the Company of additional indebtedness; (ii) the issuance of capital stock by Aircraft Braking Systems; (iii) the payment of dividends and interest on and redemption of capital stock and subordinated debt of the Company and its subsidiaries; (iv) transactions with shareholders and affiliates; (v) the application of the proceeds of certain asset sales; (vi) the incurrence of liens; (vii) the creation of restrictions on the ability of the Company's subsidiaries to make distributions; and (viii) the ability of the Company and its subsidiaries to engage in certain mergers or consolidations or to transfer all or substantially all of their assets to another person. However, such limitations and prohibitions are subject to a number of important exemptions. See "Description of Senior Notes."

COLLATERAL.................  The Senior Notes are secured by a pledge of all of the outstanding capital stock of Aircraft Braking Systems and Engineered Fabrics. See

                             "Risk Factors -- Holding Company Structure" and "Description of Senior Notes."


USE OF PROCEEDS............  The Company used the net proceeds received from the issuance of the Senior Notes (approximately $96.7 million) to repay the amount remaining under its then outstanding senior term loan ($92.5 million) and to reduce its then outstanding amount of revolving loans. See "Use of Proceeds."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

    The following table sets forth summary historical financial information for the Company for the three months ended June 30, 1996 and June 30, 1995 and for each of the fiscal years in the five-year period ended March 31, 1996. The summary historical financial data for the Company for each fiscal year in the five-year period ended March 31, 1996 have been derived from the Company's audited consolidated financial statements. The audited consolidated financial statements of the Company for each of the years in the three-year period ended March 31, 1996 are included elsewhere in this Prospectus, together with the report thereon of Deloitte & Touche LLP, independent auditors. The historical financial data for the three months ended June 30, 1996 and June 30, 1995 have been derived from the Company's unaudited financial statements which, in the opinion of management of the Company, contain all adjustments necessary for a fair presentation of this information. The historical data with respect to the results of operations for the three months ended June 30, 1996 should not be regarded as necessarily indicative of the results that may be expected for the entire year. This historical data should be read in conjunction with the consolidated financial statements and notes thereto of the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.


                                            THREE MONTHS ENDED
                                                 JUNE 30,                               YEARS ENDED MARCH 31,
                                           ---------------------     -----------------------------------------------------------
                                             1996         1995         1996         1995         1994         1993        1992
                                           --------     --------     --------     --------     --------     --------    --------
                                           (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
  Net sales............................... $ 71,537     $ 62,293     $264,736     $238,756     $226,131     $277,107    $295,490
  Cost of sales...........................   44,835       43,582      180,435      164,697      159,751      199,002     209,552
                                            -------      -------      -------      -------      -------      -------     -------
    Gross margin..........................   26,702       18,711       84,301       74,059       66,380       78,105      85,938
  Independent research and development....    3,225        1,822        9,767        8,363       12,858       11,417      14,130
  Selling, general and administrative
    expenses..............................    5,814        5,147       22,564       19,208       22,421       24,154      24,047
  Amortization............................    2,601        2,615       10,415       10,411       10,884       10,258      10,306
                                            -------      -------      -------      -------      -------      -------     -------
    Operating income......................   15,062        9,127       41,555       36,077       20,217       32,276      37,455
  Interest expense, net(a)................    9,572       10,426       41,048       46,250       51,953       53,486      52,179
                                            -------      -------      -------      -------      -------      -------     -------
  Income (loss) before income taxes,
    extraordinary charge and cumulative
    effect of accounting changes..........    5,490           --           --           --           --           --          --
  Income taxes............................     (220)      (1,299)         507      (10,173)     (31,736)     (21,210)    (14,724)
                                            -------      -------      -------      -------      -------      -------     -------
  Income (loss) before extraordinary
    charge and cumulative effect of
    accounting changes....................    5,270       (1,299)         507(b)   (10,173)     (31,736)(d)  (21,210)    (14,724)
  Extraordinary charge....................       --           --       (1,913)(b)       --           --       (2,477)(c)    (992)(c)
  Cumulative effect of accounting
    changes...............................       --           --           --           --       (2,305)(d)  (73,540)(e)      --
                                            -------      -------      -------      -------      -------      -------     -------
    Net income (loss)..................... $  5,270     $ (1,299)    $ (1,406)    $(10,173)    $(34,041)    $(97,227)   $(15,716)
                                            =======      =======      =======      =======      =======      =======     =======
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital......................... $ 38,457     $ 51,210     $ 36,327     $ 48,025     $ 53,091     $ 70,028    $ 77,606
  Total assets............................  422,199      429,567      416,037      429,074      446,880      489,968     518,938
  Long-term debt(b)(f)....................  289,657      310,000      294,000      310,000      381,421      379,478     388,571
  Stockholders' deficiency(e)(f)..........  (34,387)     (36,061)     (39,701)     (34,748)     (90,355)     (51,868)     48,331
OTHER DATA (FOR THE PERIOD):
  EBITDA(g)...............................   19,849       13,932       60,476       54,920       40,744       52,138      56,956
  Capital expenditures....................    4,268          622       10,418        2,824        3,127        4,670       3,986
  Depreciation and amortization...........    4,787        4,805       18,921       18,843       20,527       19,862      19,501



---------------
(a) Interest expense, net includes, for the three months ended June 30, 1996 and 1995 and the years ended March 31, 1996, 1995, 1994, 1993 and 1992, non-cash interest expense (including the amortization of deferred financing costs and the interest associated with the Convertible Debentures (as defined)) of $388,000, $375,000, $1,561,000, $5,432,000, $9,923,000, $8,789,000 and
    $8,680,000, respectively.
(b) On December 28, 1995, the Company redeemed $30,000,000 principal amount of the 13 3/4% Senior Subordinated Debentures due 2001 (the "13 3/4% Debentures") in connection therewith, the Company recorded an extraordinary charge of $1,913,000. See Note 7 to the consolidated financial statements.
(c) The extraordinary charges of $2,477,000 and $992,000 relate to the accelerated amortization of unamortized financing costs associated with the prepayment in full of the Company's senior term loan in fiscal year 1993 and the partial prepayment of such senior term loan in fiscal year 1992.
(d) Represents the cumulative effect of the change in method of accounting for the discounting of liabilities for workers' compensation losses. See Note 2 to the consolidated financial statements.
(e) Includes the cumulative effect of accounting change for Statement of Financial Accounting Standards ("SFAS") No. 106 and the change in method of accounting for certain overhead costs in inventory.
(f) On September 2, 1994, the Company retired the $65,400,000 principal amount of its 14 3/4% Subordinated Convertible Debentures (the "Convertible Debentures") held by Loral Corporation in exchange for $12,760,000 in cash and 22.5% of the Company's outstanding capital stock. As a result, the Company's stockholders' equity was increased by $65,400,000 and long-term debt was reduced by an equal amount. See Note 9 to the consolidated financial statements.
(g) EBITDA represents operating income plus depreciation and amortization. While EBITDA should not be construed as a substitute for operating income or as a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, EBITDA is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditures and working capital requirements. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs. EBITDA is included herein because the Company believes that certain investors find it be a useful tool for measuring the ability to service debt.

                                  THE COMPANY

GENERAL


     K & F, through its wholly owned subsidiary, Aircraft Braking Systems, believes it is one of the world's leading manufacturers of aircraft wheels, brakes and anti-skid systems for commercial transport, general aviation and military aircraft. K & F sells its products to virtually all major airframe manufacturers and most commercial airlines and to the United States and certain foreign governments. During the fiscal year ended March 31, 1996, approximately $233.0 million, or 88%, of the Company's total revenues were derived from sales made by Aircraft Braking Systems. In addition, K & F, through its wholly owned subsidiary, Engineered Fabrics, believes it is the leading worldwide manufacturer of aircraft fuel tanks, supplying approximately 90% of the worldwide general aviation and commercial transport market and over one-half of the domestic military market. Engineered Fabrics also manufactures and sells iceguards and specialty coated fabrics used for storage, shipping, environmental and rescue applications for commercial and military uses. During the fiscal year ended March 31, 1996, approximately $31.7 million, or 12%, of the Company's total revenues were derived from sales made by Engineered Fabrics.


     Aircraft Braking Systems and its predecessors have been leaders in the design and development of aircraft wheels, brakes and anti-skid systems, investing significant resources refining existing braking systems, developing new technologies and designing braking systems for new airframes. The Company has carefully directed its efforts toward expanding Aircraft Braking Systems' presence in the commercial and general aviation segments of the aircraft industry, focusing particularly on medium- and short-range commercial aircraft. These aircraft typically make more frequent landings than long-range commercial aircraft and correspondingly require more frequent replacement of brake parts.


     The Company is a Delaware corporation formed on March 13, 1989. The Company is the successor to the businesses of Aircraft Braking Systems and Engineered Fabrics formed by Goodyear Tire & Rubber Company, Inc. ("Goodyear") in 1929. Unless the context otherwise requires, references herein to the "Company" refer to K & F Industries, Inc. and its consolidated subsidiaries. The principal executive offices of the Company are located at 600 Third Avenue, New York, New York 10016 and its telephone number is (212) 297-0900.


                              RECENT DEVELOPMENTS


     On August 1, 1996, the Company redeemed approximately $9.7 million aggregate principal amount of the 13 3/4% Debentures. On August 14, 1996, Aircraft Braking Systems and Engineered Fabrics entered into the Amended and Restated Credit Agreement with the lenders thereunder, consisting of a $40 million Term Loan Facility and a $70 million Revolving Loan Facility. On August 15, 1996, the Company consummated the New Offering (as defined) and deposited the net proceeds therefrom with the trustee under the indenture governing the Company's outstanding 13 3/4% Debentures. The Company used the net proceeds from the New Offering, together with borrowings under the Amended and Restated Credit Agreement, to redeem the remaining $170 million outstanding principal amount of the 13 3/4% Debentures on September 13, 1996. Upon completion of the New Offering, the Company recorded an extraordinary charge of approximately $9.2 million for the writeoff of unamortized financing costs and redemption premiums relating to such redemption.

     On August 15, 1996, the Company issued (the "New Offering") $140,000,000 principal amount of 10 3/8% Senior Subordinated Notes due 2004 (the "Old Senior Subordinated Notes"). On September 13, 1996, the Company offered to exchange (the "Exchange Offer") $1,000 principal amount of 10 3/8% Series B Senior Subordinated Notes due 2004 (the "Senior Subordinated Notes") of the Company for each $1,000 principal amount of issued and outstanding Old Senior Subordinated Notes. The terms of the Senior Subordinated Notes are identical in all material respects to the Old Senior Subordinated Notes, except that the Senior Subordinated Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and therefore do not bear legends restricting their transfer. On October 15, the Company extended the Exchange Offer to 5:00 p.m. on Friday, October 25, 1996 unless further extended.

                                  RISK FACTORS

     Purchasers of the Senior Notes offered hereby should consider the specific factors set forth below as well as the other information set forth in this Prospectus.

HIGHLY LEVERAGED POSITION


     Debt to Equity Ratio. The Company is highly leveraged. As of June 30, 1996, after giving pro forma effect to the New Offering, application of the net proceeds therefrom and borrowings under the Amended and Restated Credit Agreement, the Company would have had approximately $392 million of aggregate indebtedness, including trade payables and other liabilities, and the Company had a stockholders' deficiency. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Selected Consolidated Financial Information."

     Dependence on Future Performance to Make Debt Payments. The Company will be required to pay all principal plus accrued interest on the Senior Notes in 2003. In addition, the Company's subsidiaries will be required to make scheduled payments pursuant to the Amended and Restated Credit Agreement beginning in 1997 and ending in 2002. The Company's ability to make required principal and interest payments on its indebtedness is dependent on the future performance of the Company and its subsidiaries. The Company's performance is subject to a number of factors beyond its control, including the performance of the global economy and financial markets, worldwide demand for air travel, legislative pronouncements, performance of the commercial and military aircraft industries and other factors affecting the Company and its subsidiaries.

     Operating and Financial Restrictions. The Company's level of indebtedness and the restrictive covenants contained in its debt instruments could significantly limit the Company's ability to withstand competitive pressures or adverse economic consequences, including the ability of the Company to make investments in aircraft programs and capital expenditures. In addition, the borrowings under the Amended and Restated Credit Agreement are floating rate obligations of the Company's subsidiaries, causing the Company and its subsidiaries to be sensitive to changes in prevailing interest rates. The Company currently believes that, based on current levels of operations and anticipated growth, its cash flow from operations, together with the borrowings from time to time under the Amended and Restated Credit Agreement, will be adequate to allow for anticipated capital expenditures and investments in original equipment for aircraft programs, to fund working capital requirements and to make required payments of principal and interest on its debt. However, if the Company is unable to generate sufficient cash flow from operations in the future, it may be required to refinance all or a portion of its debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained.

     Restrictive Covenants. The Senior Note Indenture and the indenture governing the Senior Subordinated Notes (the "Senior Subordinated Note Indenture") impose certain operating and financial restrictions on the Company and its subsidiaries. Such restrictions affect, and in many respects limit or prohibit, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends, permit subsidiaries to issue preferred stock, repay certain indebtedness prior to its stated maturity, create liens, sell assets or engage in mergers or acquisitions and make certain capital expenditures. These restrictions, in combination with the leveraged nature of the Company, could limit the ability of the Company to effect future financings or otherwise restrict corporate activity. In addition, the Amended and Restated Credit Agreement imposes certain restrictions on the Company's subsidiaries, including limitations on additional indebtedness, dividend payments and other distributions from Aircraft Braking Systems and Engineered Fabrics to the Company and investments in original equipment for new airframe programs.

     The Company's redemption of the 13 3/4% Debentures may, under certain circumstances, have constituted a "Restricted Payment" under the Senior Note Indenture and, therefore, could only be effected in compliance with the Senior
Note Indenture. On September 2, 1994 the Company retired $65.4 million aggregate principal amount of its Convertible Debentures in exchange for $12,760,000 of cash and 458,994 shares of capital stock. The Company believes that the exchange of its Convertible Debentures for its capital stock constituted a "Permitted Payment" under the Senior Note Indenture. The determination of whether the exchange constituted a "Permitted Payment" depends on whether it is viewed as a retirement of the Convertible Debentures with the proceeds of the issuance of capital stock.

     "Permitted Payments" do not constitute "Restricted Payments" under the Senior Note Indenture and do not reduce the Company's ability to make future "Restricted Payments" under the Senior Note Indenture. As a "Permitted Payment", the exchange transaction had the effect of increasing the Company's ability to make "Restricted Payments" under the Senior Note Indenture by $52.0 million. Absent such increase, the Company would not have had sufficient "Restricted Payment" capacity under the Senior Note Indenture to effect the redemption of the 13 3/4% Debentures consummated in December 1995, the redemption effected in August 1996 and the redemption effected with the proceeds of borrowings under the Amended and Restated Credit Agreement in connection with the New Offering. If a holder of Senior Notes or the trustee under the Senior Note Indenture were to raise the issue, there can be no assurance that a court reviewing the Senior
Note Indenture would find that the redemption of the 13 3/4% Debentures was in accordance with the terms of the Senior Note Indenture. In the event that a court determined that the redemption of the 13 3/4% Debentures violated the Senior Note Indenture, and the Company is unable to cure such violation by obtaining consents or retiring the Senior Notes, holders of the Senior Notes and the Lenders under the Amended and Restated Credit Agreement would have the right to accelerate the maturity of the indebtedness then outstanding thereunder.

HISTORY OF NET LOSSES; DEFICIENCY OF EARNINGS TO FIXED CHARGES

     The Company had net income of $5.3 million for the three months ended June 30, 1996. However, for the three months ended June 30, 1995 and the fiscal years ended March 31, 1996, 1995 and 1994, the Company incurred net losses of approximately $1.3 million, $1.4 million, $10.2 million and $34.0 million, respectively. For the three months ended June 30, 1996 and the fiscal year ended March 31, 1996, the Company's ratio of earnings to fixed charges was 1.53 and 1.01, respectively. For the three months ended June 30, 1995 and the fiscal years ended March 31, 1995 and 1994, the Company's deficiency of earnings available to cover fixed charges was approximately $1.3 million, $10.2 million and $31.7 million, respectively. See "Selected Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company's cash flow from operations has been sufficient to meet its debt service obligations for interest and required principal payments. Although not currently anticipated, the Company may have a future deficiency of earnings to cover fixed charges. Under such circumstances, the Company expects that, based upon current operations, it will be able to meet required principal and interest payments on the Senior Subordinated Notes. However, no assurance can be given that the Company's operating results will provide sufficient cash flow to meet its financial obligations, including payment of principal and interest on the Senior Subordinated Notes.

HOLDING COMPANY STRUCTURE

     The Company is the sole obligor on the Senior Notes. The Company's operations are conducted through, and substantially all of the Company's assets are owned by, its directly owned operating subsidiaries, Aircraft Braking Systems and Engineered Fabrics. As a result, the Company will be dependent on the earnings and cash flow from Aircraft Braking Systems and Engineered Fabrics to meet its obligations under the Senior Notes and, the Senior Subordinated Notes and to pay its general expenses. Aircraft Braking Systems and Engineered Fabrics provide funds to the Company through payments on intercompany indebtedness and dividends. Because the assets of the Company are held by and will continue to be held by these subsidiaries, the claims of holders of the Senior Notes will be subject to the prior claims of creditors of Aircraft Braking Systems and Engineered Fabrics, including the claims of the lenders (collectively, the "Lenders") under the Amended and Restated Credit Agreement and the claims of trade creditors. As of June 30, 1996, the aggregate amount of indebtedness, including trade payables and other liabilities of the Company's subsidiaries to which the Senior Notes would effectively be subordinated, was approximately $102 million. See "Description of Senior Notes -- Certain Covenants."


     Pursuant to a Pledge Agreement between the Company and The Bank of New York, as collateral trustee (the "Collateral Trustee"), the Company has assigned and pledged to the Collateral Trustee, for the benefit of the holders of the Senior Notes, a security interest in all of the capital stock of Aircraft Braking Systems and Engineered Fabrics to secure performance by the Company of its obligations under the Senior Note Indenture and the Senior Notes. The value of the collateral securing the Senior Notes will depend upon the value of the equity of Aircraft Braking Systems and Engineered Fabrics at any given time. No assurance can be given that the value of the equity of Aircraft Braking Systems and Engineered Fabrics will be sufficient to satisfy the Company's obligations with respect to the Senior Notes.

CERTAIN COLLECTIVE BARGAINING MATTERS


     All of Aircraft Braking Systems' hourly employees are represented by the United Auto Workers' Union. In 1991, Aircraft Braking Systems' collective bargaining agreement with the United Auto Workers' Union expired and a new collective bargaining agreement was not ratified by the employees of Aircraft Braking Systems but was implemented by Aircraft Braking Systems unilaterally. As a result, all employees that would have otherwise been covered by such agreement have been employed since that time by Aircraft Braking Systems without any collective bargaining agreement. The Company believes that Aircraft Braking Systems will be able to negotiate, without material disruptions to its business, a satisfactory new collective bargaining agreement with its employees and discussions regarding this matter are currently ongoing with union representatives. However, there can be no assurance that a satisfactory agreement will be reached with any of its employees or that the current discussions regarding such agreement will not be accompanied by material disruptions to its business.

LITIGATION

     Aircraft Braking Systems has been purchasing substantially all of the carbon for its carbon brakes from Hitco Technologies, Inc. ("Hitco ") under supply arrangements. The contracts and commitments between Aircraft Braking Systems and Hitco are now the subject of litigation. During fiscal year 1996, Hitco threatened to interrupt deliveries of carbon unless prices were renegotiated. Hitco claimed that Aircraft Braking Systems breached the supply arrangements by electing to begin to expand its own carbon manufacturing facilities. Hitco has been preliminarily enjoined from refusing to supply Aircraft Braking Systems with carbon pursuant to the existing contracts and purchase orders. A loss of carbon supply for the carbon brakes manufactured by Aircraft Braking Systems would have a material, adverse affect on the Company's business and financial condition. Because of the injunction obtained in the litigation with Hitco, the Company does not anticipate that its supply of carbon from Hitco will be interrupted prior to the first quarter of calendar year 1997. See "Business -- Legal Proceedings."


ADDITIONAL INDEBTEDNESS

     The Senior Note Indenture limits but does not prohibit the incurrence by the Company or its operating subsidiaries of additional indebtedness. See "Description of Senior Notes -- Certain Covenants."

INTEREST OF BLS, LEHMAN BROTHERS AND ITS AFFILIATES

     Bernard L. Schwartz ("BLS") owns 27.12% of the capital stock of the Company and has operating control of the Company by reason of certain stockholder arrangements. In addition, BLS serves as Chairman of the Board of Directors and Chief Executive Officer of the Company. In his capacity as Chairman and Chief Executive Officer, BLS participates in the material business decisions relating to the Company and its operations but does not participate in the ordinary day to day operations of the Company. BLS is also the Chairman and Chief Executive Officer of Loral Space & Communications Ltd. ("Loral Space") which owns 22.5% of the capital stock of K & F. BLS and certain other executive officers of Loral Space provide, pursuant to a Director Advisory Agreement (the "Advisory Agreement"), certain services to the Company, including acting as directors of and providing advisory services to the Company and its subsidiaries. The Company pays BLS and persons designated at his discretion an aggregate of $200,000 per month for such services. BLS and certain other advisors to the Company participate in certain other incentive compensation plans. See "Management," "Ownership of Capital Stock" and "Certain Transactions."

     Certain merchant banking partnerships (collectively, the "Lehman Investors") controlled by Lehman Brothers Holdings Inc. ("LBH") own 48.17% of the capital stock of the Company. The Lehman Investors have the right pursuant to certain stockholders arrangements to designate three members of the Company's Board of Directors. In addition, in the event BLS dies or is disabled or owns less than a specified number of shares of capital stock of the Company, the Lehman Investors will be entitled to designate a majority of the directors of the Company. Pursuant to a financial advisory agreement between Lehman Brothers and the Company, Lehman Brothers acts as exclusive financial adviser to the Company. Lehman Brothers has performed investment banking services for the Company in connection with the Senior Note Offering, the offering of the 13 3/4% Debenture and the New Offering. In connection with the Senior Note Offering, the offering of the 13 3/4% Debenture and the New Offering, Lehman Brothers received discounts and commissions of $2.25 million, $7.35 million and $2.57 million, respectively. The Senior Note Offering was made in compliance with the requirements of Schedule E to the By-Laws ("Schedule E") of the National Association of Securities Dealers, Inc. ("NASD"). Ladenburg, Thalmann & Co. Inc. acted as a "qualified independent underwriter" within the requirements of Schedule E. See "Certain Transactions," "Ownership of Capital Stock" and "Plan of Distribution."


IMPACT OF AIR TRANSPORT ACTIVITY; DELIVERY OF NEW AIRCRAFT


     During fiscal year 1996, sales of replacement parts for braking systems previously installed on aircraft accounted for approximately 75% of Aircraft Braking Systems' total revenues. The demand for replacement parts for the Company's wheels and braking systems varies depending upon the number of aircraft equipped with the Company's products and the number of landings made by such aircraft. A reduction in airline travel will usually result in reduced utilization of commercial aircraft, fewer landings, and a corresponding decrease in the Company's sales of replacement parts and related income and cash flow. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Business."


     Since original equipment in new commercial aircraft is supplied at or substantially below the Company's cost of production, delivery of new aircraft equipped with the Company's products negatively affects cash flow. The Company's business plan budgets cash needs based on current delivery schedules of new aircraft and also accommodates certain increases in aircraft deliveries. However, significant, unanticipated increases in commercial aircraft deliveries in a given year could have a material adverse impact on the Company's cash flow in such year.

SIGNIFICANT CUSTOMER


     Sales to the United States government (the "Government") or to prime contractors or subcontractors of the Government were approximately 16%, 14% and 15% of the Company's total sales for the fiscal years ended March 31, 1996, 1995 and 1994, respectively. The loss of all or a substantial portion of such sales could have an adverse effect on the Company's income and cash flow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Government Contracts."


TRADING MARKET FOR THE DEBENTURES

     Lehman Brothers currently makes a market in the Senior Notes. However, it is not obligated to do so, and any such market making activity may be discontinued at any time without notice, at its sole discretion. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Senior Notes. In addition, in the recent past the market for "high yield" securities (of which the Senior Notes may be deemed a part) has been characterized by certain periods of relative instability and illiquidity. No assurance can be given as to the status of the market for "high yield" securities in the future or whether an active trading market will develop for the Senior Notes.

                                USE OF PROCEEDS


     The net proceeds received by the Company from the sale of the Senior Notes, after the payment of fees and expenses in connection with the Offering and certain related transactions were approximately $96.7 million. The Company used the net proceeds from the Offering to repay in full its then outstanding senior term loan and to reduce its then outstanding amount of revolving loans. The repayment of the senior term loan relieved the Company of approximately $92.5 million in principal payments scheduled to be made through the fiscal year ending March 31, 1998. While the interest rate on the Senior Notes is higher than that applicable to the senior term loan, the elimination of the principal payments on the senior term loan provided the Company with the option of dedicating more of its cash flow to investments in original equipment for selected airframes, paying down debt or applying such cash flow towards other general corporate purposes.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION


    The following table sets forth selected consolidated financial information for the Company for the three months ended June 30, 1996 and June 30, 1995 and for each of the fiscal years in the five-year period ended March 31, 1996. The selected historical financial data for the Company for each year in the five-year period ended March 31, 1996 have been derived from the Company's audited consolidated financial statements. The audited consolidated financial statements of the Company for each of the years in the three-year period ended March 31, 1996 are included elsewhere in this Prospectus, together with the report thereon of Deloitte & Touche LLP, independent auditors. The historical financial data for the three months ended June 30, 1996 and June 30, 1995 have been derived from the Company's unaudited financial statements which, in the opinion of management of the Company, contain all adjustments necessary for a fair presentation of this information. The historical data with respect to the results of operations for the three months ended June 30, 1996 should not be regarded as necessarily indicative of the results that may be expected for the entire year. This historical data should be read in conjunction with the consolidated financial statements and notes thereto of the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                          THREE MONTHS ENDED
                                               JUNE 30,                               YEARS ENDED MARCH 31,
                                         ---------------------     ------------------------------------------------------------
                                           1996         1995         1996         1995         1994         1993         1992
                                         --------     --------     --------     --------     --------     --------     --------
                                         (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
  Net sales............................. $ 71,537     $ 62,293     $264,736     $238,756     $226,131     $277,107     $295,490
  Cost of sales.........................   44,835       43,582      180,435      164,697      159,751      199,002      209,552
                                          -------      -------      -------      -------      -------      -------      -------
    Gross margin........................   26,702       18,711       84,301       74,059       66,380       78,105       85,938
  Independent research and development..    3,225        1,822        9,767        8,363       12,858       11,417       14,130
  Selling, general and administrative
    expenses............................    5,814        5,147       22,564       19,208       22,421       24,154       24,047
  Amortization..........................    2,601        2,615       10,415       10,411       10,884       10,258       10,306
                                          -------      -------      -------      -------      -------      -------      -------
  Operating income......................   15,062        9,127       41,555       36,077       20,217       32,276       37,455
  Interest expense, net(a)..............    9,572       10,426       41,048       46,250       51,953       53,486       52,179
                                          -------      -------      -------      -------      -------      -------      -------
  Income (loss) before income taxes,
    extraordinary charge and cumulative
    effect of accounting changes........    5,490       (1,299)         507      (10,173)     (31,736)     (21,210)     (14,724)
  Income taxes..........................     (220)          --           --           --           --           --           --
                                          -------      -------      -------      -------      -------      -------      -------
  Income (loss) before extraordinary
    charge and cumulative effect of
    accounting changes..................    5,270       (1,299)         507      (10,173)     (31,736)     (21,210)     (14,724)
  Extraordinary charge..................       --           --       (1,913)(b)       --           --       (2,477)(c)     (992)(c)
  Cumulative effect of accounting
    changes.............................       --           --           --           --       (2,305)(d)  (73,540)(e)       --
                                          -------      -------      -------      -------      -------      -------      -------
  Net income (loss)..................... $  5,270     $ (1,299)    $ (1,406)    $(10,173)    $(34,041)    $(97,227)    $(15,716)
                                          =======      =======      =======      =======      =======      =======      =======
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital....................... $ 38,457     $ 51,210     $ 36,327     $ 48,025     $ 53,091     $ 70,028     $ 77,606
  Total assets..........................  422,199      429,567      416,037      429,074      446,880      489,968      518,938
  Long-term debt(b)(f)..................  289,657      310,000      294,000      310,000      381,421      379,478      388,571
  Stockholders' deficiency(e)(f)........  (34,387)     (36,061)     (39,701)     (34,748)     (90,355)     (51,868)      48,331
OTHER DATA (FOR THE PERIOD):
  EBITDA(g).............................   19,849       13,932       60,476       54,920       40,744       52,138       56,956
  Capital expenditures..................    4,268          622       10,418        2,824        3,127        4,670        3,986
  Depreciation and amortization.........    4,787        4,805       18,921       18,843       20,527       19,862       19,501
  Ratio of earnings to fixed charges(h).    1.53x                     1.01x

---------------
(a) Interest expense, net includes, for the three months ended June 30, 1996 and 1995 and the years ended March 31, 1996, 1995, 1994, 1993 and 1992, non-cash interest expense (including amortization of deferred financing costs and the interest associated with the Convertible Debentures) of $388,000, $375,000, $1,561,000, $5,432,000, $9,923,000, $8,789,000 and $8,680,000, respectively.
(b) On December 28, 1995, the Company redeemed $30,000,000 principal amount of its 13 3/4% Debentures. In connection therewith, the Company recorded an extraordinary charge of $1,913,000. See Note 7 to the consolidated financial statements.
(c) The extraordinary charges of $2,477,000 and $992,000 relate to the accelerated amortization of unamortized financing costs associated with the prepayment in full of the Company's senior term loan in fiscal year 1993 and the partial prepayment of such senior term loan in fiscal year 1992.
(d) Represents the cumulative effect of the change in method of accounting for the discounting of liabilities for workers' compensation losses. See Note 2 to the consolidated financial statements.
(e) Includes the cumulative effect of accounting change for SFAS No. 106 and the change in method of accounting for certain overhead costs in inventory.
(f) On September 2, 1994, the Company retired the $65,400,000 principal amount of its Convertible Debentures held by Loral Corporation in exchange for $12,760,000 in cash and 22.5% of the Company's capital stock. As a result, the Company's stockholders' equity was increased by $65,400,000 and long-term debt was reduced by an equal amount. See Note 9 to the consolidated financial statements.
(g) EBITDA represents operating income plus depreciation and amortization. While EBITDA should not be construed as a substitute for operating income or as a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, EBITDA is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditures and working capital requirements. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs. EBITDA is included herein because the Company believes that certain investors find it be a useful tool for measuring the ability to service debt.
(h) For purposes of this computation, earnings consist of income (loss) before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on indebtedness (including capitalized interest and amortization of debt issuance costs) plus that portion of lease rental expense representative of the interest factor (deemed to be one-third of lease rental expense). The Company's earnings were insufficient to cover fixed charges by $1,299,000, $10,173,000, $31,736,000, $21,210,000 and
    $14,724,000 for the three months ended June 30, 1995 and the fiscal years ended March 31, 1995, 1994, 1993 and 1992, respectively. Non-cash charges included in the ratio of earnings to fixed charges and deficiency of earnings available to cover fixed charges for the three months ended June 30, 1996 and 1995 and the fiscal years ended March 31, 1996, 1995, 1994, 1993 and 1992 are $5,175,000, $5,180,000, $20,482,000, $24,275,000,
    $30,450,000, $28,651,000 and $28,181,000, respectively. Non-cash charges consist of depreciation, amortization and non-cash interest on the Convertible Debentures and amortization of deferred financing costs.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
                            AND FINANCIAL CONDITION

GENERAL


     Aircraft Braking Systems generates approximately 75% of its revenues through the sale of replacement parts for wheels and braking systems previously manufactured by the Company and its predecessors and installed on approximately 32,000 commercial, general aviation and military aircraft. As is customary in the industry, Aircraft Braking Systems incurs substantial expenditures to research, develop, design and supply original wheel and brake equipment to aircraft manufacturers at or below the cost of production. Research, development and design expenditures are charged to operations when incurred. Original wheel and brake equipment supplied to aircraft manufacturers at or below the cost of production ("Program Investments") are charged to operations when delivered to the aircraft manufacturers. Since most modern aircraft have a useful life of 25 years or longer and require periodic replacement of certain components of the braking system, the Company typically recoups its initial investment in original equipment and generates significant profits from the sales of replacement parts over the life of the aircraft. The Company has invested and will continue to invest significant resources to have its products selected for use on new commercial airframes, focusing particularly on mediumand short-range aircraft. During the three years ended March 31, 1996, the Company spent an aggregate of $108 million for research, development, design and Program Investments. As a result of these efforts, the Company has been selected as a supplier of wheels and carbon brakes on the Airbus A-321, the sole supplier of wheels, carbon brakes and anti-skid systems on the McDonnell Douglas MD-90, the sole supplier of wheels and brakes for the Canadair Regional Jet, the Saab 2000, and the Lear 60 and as a supplier of wheels and carbon brakes for the Airbus A-330 and A-340. These programs are in the early stages of their life cycles and represent significant future revenue opportunities for the Company.

RESULTS OF OPERATIONS

  THREE MONTHS ENDED JUNE 30, 1996 COMPARED WITH THREE MONTHS ENDED JUNE 30,
1995

     Sales. Sales for the first three months of fiscal year 1997 totaled $71.5 million reflecting an increase of $9.2 million or 14.8% compared with $62.3 million for the same period in the prior year. This increase was primarily due to higher sales of wheels and brakes for commercial transport aircraft of $6.7 million, primarily on the DC-9, DC-10 and MD-90 programs. General aviation and military sales were also higher by $1.9 million and $0.6 million, respectively, on various programs.

     Operating Income. Operating income increased 65.0% to $15.1 million or 21.1% of sales for the first three months of fiscal year 1997 compared with $9.1 million or 14.7% of sales for the same period in the prior year. Operating margins increased primarily due to the overhead absorption effect relating to the higher sales volume and lower shipments of original equipment to airframe manufacturers at or below the cost of production.

     Interest Expense, Net. Interest expense, net decreased by $0.9 million for the first three months of fiscal year 1997 compared with the same period in the prior year. This decrease was primarily due to the redemption of $30 million principal amount of the 13 3/4% Debentures on December 28, 1995.

  FISCAL YEAR 1996 COMPARED WITH FISCAL YEAR 1995

     Sales. Sales for fiscal year 1996 totaled $264.7 million reflecting an increase of $26.0 million or 10.9% compared with the prior year. This increase was due to higher commercial sales of wheels and brakes for commercial transport aircraft of $16.6 million, primarily on the DC-9, DC-10, MD-80, MD-90 and Fo-100 programs, partially offset by lower general aviation sales of $4.7 million on various aircraft. Military sales increased $14.1 million, primarily on the F-16 program.

     Gross Margin. The gross margin for fiscal year 1996 was 31.8% compared with 31.0% for fiscal year 1995. This increase was primarily due to operating efficiencies and the overhead absorption effect relating to the higher sales volume, partially offset by higher shipments of original equipment to airframe manufacturers at or below the cost of production.

     Independent Research and Development. Independent research and development costs were $9.8 million in fiscal year 1996 compared with $8.4 million in fiscal year 1995 or 3.7% and 3.5% of sales for fiscal years 1996 and 1995, respectively. This increase was primarily due to higher costs relating to carbon research and development.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $3.4 million in fiscal year 1996 compared with fiscal year 1995. This increase was primarily due to a provision made against accounts receivable during fiscal year 1996, higher performance related incentive compensation and foreign tax related expenses. The provision against accounts receivable was primarily for two of the Company's customers (Fokker Aviation and Business Express) who filed for bankruptcy during fiscal year 1996.

     Interest Expense, Net. Net interest expense decreased $5.2 million in fiscal year 1996 compared with the prior year. This decrease was due to the retirement of the Convertible Debentures on September 2, 1994 and the redemption of $30 million principal amount of the 13 3/4% Debentures on December 28, 1995.


  FISCAL YEAR 1995 COMPARED WITH FISCAL YEAR 1994

     Sales. Sales for fiscal year 1995 totaled $238.8 million reflecting an increase of $12.6 million or 5.6% compared with the prior year. This increase was due to higher commercial sales of wheels and brakes for both commercial transport and general aviation aircraft of $21.3 million, primarily on the DC-9, DC-10, Fo-100, MD-90 and Beech programs. The Company experienced strong demand over substantially all of its commercial programs during fiscal year 1995. Partially offsetting this increase were lower military sales of $3.3 million primarily on the F-16 program and lower shipments of commercial oil containment booms of $5.4 million.

     Gross Margin. The gross margin for fiscal year 1995 was 31.0% compared with 29.4% for fiscal year 1994. This increase was primarily due to a favorable sales mix, operating efficiencies and the overhead absorption effect relating to the higher sales volume.

     Independent Research and Development. Independent research and development costs were $8.4 million in fiscal year 1995 compared with $12.9 million in fiscal year 1994 or 3.5% and 5.7% of sales for fiscal years 1995 and 1994, respectively. This decrease was primarily due to the incurrence of lower costs associated with the MD-90 and A-321 programs. The majority of the design and development efforts relating to these programs has already been completed.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $3.2 million in fiscal year 1995 compared with fiscal year 1994. This decrease is primarily due to cost reductions implemented during fiscal year 1994.

     Interest Expense, Net. Net interest expense decreased $5.7 million in fiscal year 1995 compared with the prior year. This decrease was due to the retirement of the Convertible Debentures on September 2, 1994 and due to a lower average principal balance on the senior revolving loan (the "Existing Revolving Loan") outstanding pursuant to the Existing Revolving Credit Agreement. See "Description of Certain Indebtedness."

     Effective April 1, 1993, the Company changed its method of accounting for the discounting of liabilities for workers' compensation losses, to use a risk-free rate rather than its incremental borrowing rate. The cumulative effect for periods prior to April 1, 1993, of this change amounted to $2.3 million and is included as an increase to the net loss for the fiscal year ended March 31, 1994.


LIQUIDITY AND FINANCIAL RESOURCES

     The Company's primary source of funds for conducting its business activities and servicing its indebtedness has been cash generated from operations and borrowing under the Amended and Restated Credit

Agreement. The Company's longterm indebtedness decreased from $310 million at March 31, 1995 to $294 million at March 31, 1996 and $289.7 million at June 30, 1996. This decrease was due to the redemption of $30 million principal amount of the Company's 13 3/4% Debentures on December 28, 1995. The Company used cash on hand and borrowings under its credit facilities to redeem the 13 3/4% Debentures. In connection therewith, the Company recorded an extraordinary charge of $1.913 million, consisting of redemption premiums and the write-off of unamortized financing costs. In May 1996, the Company redeemed $343,000 principal amount of the 13 3/4% Debentures. On August 1, 1996, the Company redeemed approximately $9.7 million aggregate principal amount of the 13 3/4% Debentures. The Company used cash on hand and borrowings under the Existing Revolving Credit Agreement to finance such redemptions. The Company used the net proceeds from the New Offering, together with borrowings under the Amended and Restated Credit Agreement, to redeem the remaining $170 million outstanding principal amount of the 13 3/4% Debentures on September 14, 1996. Upon completion of the New Offering, the Company recorded an extraordinary charge of approximately $9.2 million for the write-off of unamortized financing costs and redemption premiums relating to such redemption.

     On September 2, 1994, the Company retired the $65.4 million principal amount of Convertible Debentures held by Loral Corporation in exchange for $12.76 million in cash and 458,994 shares of Class B common stock representing 22.5% of the Company's capital stock. The cash portion of this transaction was funded with the proceeds from the sale of capital stock to the Company's principal stockholders. As a result, the Company's stockholders' equity was increased by $65.4 million and long-term debt was reduced by an equal amount.

     The Company's liquidity needs will arise primarily from debt service on the indebtedness represented by the Senior Notes, the Senior Subordinated Notes and the Amended and Restated Credit Agreement, and from the funding of its capital expenditures and Program Investments. As of June 30, 1996, after giving pro forma effect to the New Offering, application of the net proceeds therefrom and borrowings under the Amended and Restated Credit Agreement, the Company would have had outstanding approximately $310 million of indebtedness, primarily consisting of $140 million principal amount of the Senior Subordinated Notes, $100 million principal amount of Senior Notes and $70 million in borrowings under the Amended and Restated Credit Agreement. See "Risk Factors -- Highly Leveraged Position."

     Principal and interest payments under the Amended and Restated Credit Agreement and interest payments on the Senior Subordinated Notes and the Senior Notes will represent significant liquidity requirements for the Company. Borrowings under the Amended and Restated Credit Agreement bear interest at floating rates based upon the interest rate option elected by the Company and repayable over a six-year period in quarterly installments commencing in June 1997. See "Description of Certain Indebtedness". The Company believes that it will have adequate resources to meet its cash requirements through funds generated from operations and borrowings under the Amended and Restated Credit Agreement.

CONTINGENCY

     Aircraft Braking Systems has been purchasing substantially all of the carbon for its carbon brakes from Hitco under supply arrangements. The contracts and commitments between Aircraft Braking Systems and Hitco are now the subject of litigation. During fiscal year 1996, Hitco threatened to interrupt deliveries of carbon unless prices were renegotiated. Hitco claimed that Aircraft Braking Systems breached the supply arrangements by electing to begin to expand its own carbon manufacturing facilities. Hitco has been preliminarily enjoined from refusing to supply Aircraft Braking Systems with carbon pursuant to the existing contracts and purchase orders. It is anticipated that Hitco's obligation to continue to supply carbon will terminate by the later of December 1996 or such time as the alleged breaches of contract by Hitco are remedied.

     The Company has commenced a major expansion of its existing carbon manufacturing facility in Akron, Ohio, which will provide a five-fold increase in the Company's own carbon production capacity. The project is expected to be completed during the first quarter of calendar year 1997 and, when fully operational, will provide the Company with sufficient capacity to meet substantially all, if not all, of its requirements for carbon brake production at the current level of business. The Company has made arrangements for an alternate supplier of carbon in the interim. A loss of carbon supply for the carbon brakes manufactured by Aircraft Braking Systems would have a material, adverse affect on the Company's business and financial condition. Because of the injunction obtained in the litigation with Hitco, the Company does not anticipate that its supply of carbon from Hitco will be interrupted prior to the first quarter of calendar year 1997. See
"Business -- Legal Proceedings."

CAPITAL EXPENDITURES

     The Company had additions to fixed assets of $10.4 million and $2.8 million for the fiscal years ended 1996 and 1995, respectively. The increase during fiscal year 1996 as compared with fiscal year 1995 was primarily due to construction of a 21,000 square foot expansion to the carbon manufacturing building at the Company's Akron, Ohio facility. Capital spending for fiscal year 1997 is expected to be approximately $15.0 million which will principally be used for the completion of this new carbon facility.



INFLATION

     A majority of the Company's sales are conducted through annually established price lists and long-term contracts. The effect of inflation on the Company's sales and earnings is minimal because the selling prices of such price lists and contracts, established for deliveries in the future, generally reflect estimated costs to be incurred in these future periods. In addition, some contracts provide for price adjustments through escalation clauses.

ACCOUNTING PRONOUNCEMENTS


     In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which establishes accounting standards for the recognition of an impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The Company has determined the effect of SFAS No. 121, upon adoption, to be immaterial to its results of operations and financial position.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which encourages (but does not require) adoption of the fair value method of accounting for stock-based compensation plans. Entities may continue to measure compensation costs for those plans using the intrinsic method of accounting, but must make pro forma disclosures about the impact on results of operations as if the fair value method of accounting had been applied. The Company is currently evaluating the impact, if any, of SFAS No. 123.

                                    BUSINESS

GENERAL


     K & F, through its wholly owned subsidiary, Aircraft Braking Systems, is one of the world's leading manufacturers of aircraft wheels, brakes and anti-skid systems for commercial transport, general aviation and military aircraft. K & F sells its products to virtually all major airframe manufacturers and most commercial airlines and to the United States and certain foreign governments. During the fiscal year ended March 31, 1996, approximately $233.0 million, or 88%, of the Company's total revenues were derived from sales made by Aircraft Braking Systems. In addition, K & F through its wholly owned subsidiary, Engineered Fabrics, believes it is the leading worldwide manufacturer of aircraft fuel tanks, supplying approximately 90% of the worldwide general aviation and commercial transport market and over one-half of the domestic military market. Engineered Fabrics also manufactures and sells iceguards and specialty coated fabrics used for storage, shipping, environmental and rescue applications for commercial and military uses. During the fiscal year ended March 31, 1996, approximately $31.7 million, or 12%, of the Company's total revenues were derived from sales made by Engineered Fabrics.


     Aircraft Braking Systems and its predecessors have been leaders in the design and development of aircraft wheels, brakes and anti-skid systems, investing significant resources refining existing braking systems, developing new technologies and designing braking systems for new airframes. The Company has carefully directed its efforts toward expanding Aircraft Braking Systems' presence in the commercial and general aviation segments of the aircraft industry, focusing particularly on medium- and short-range commercial aircraft. These aircraft typically make more frequent landings than long-range commercial aircraft and correspondingly require more frequent replacement of brake parts.

THE AIRCRAFT WHEEL AND BRAKE INDUSTRY

     Aircraft manufacturers are required to obtain regulatory airworthiness certification of their commercial aircraft by the FAA, by the United States Department of Defense in the case of military aircraft, or by similar agencies in most foreign countries. This process, which is both costly and time consuming, involves testing the entire airframe, including the wheels and braking system, to demonstrate that the airframe in operation complies with relevant governmental requirements for safety and performance. Generally, replacement parts for a wheel and brake system which has been certified for use on an airframe may only be provided by the original manufacturer of such wheel and brake system. Since most modern aircraft have a useful life of 25 years or more and require replacement of certain components of the braking system at regular intervals, sales of replacement parts are expected to provide a long and steady source of revenues for the manufacturer of the braking system.

     Due to the cost and time commitment associated with the aircraft certification process, competition among aircraft wheel and brake suppliers most often occurs at the time the airframe manufacturer makes its initial installation decision. Generally, competing suppliers submit proposals in response to requests for bids from manufacturers. Selections are made by the manufacturer on the basis of technological superiority, conformity to design criteria established by the manufacturer and pricing considerations. Typically, general aviation aircraft manufacturers will select one supplier of wheels and brakes for a particular aircraft. In the commercial transport market, however, there will often be "dual sourcing" of wheels and brakes. In such case, an airframe manufacturer may approve and receive FAA certification to configure a particular airframe with equipment provided by two or more wheel and brake manufacturers. Where two suppliers have been certified, the aircraft customer, such as a major airline, will designate the original equipment to be installed on the customer's aircraft. Competition among two certified suppliers for that airline's initial installation decision generally focuses on such factors as the system's "cost-per-landing," given certain assumptions concerning the frequency of replacements required and the impact that the weight of the system has on the airline's ability to load the aircraft with passengers, freight or fuel, and the technical operating performance characteristics of the wheel and brake systems. Once selected, airlines infrequently replace entire wheel and brake systems because of the expense.

     In accordance with industry practice in the commercial aviation industry, aircraft wheel and brake suppliers customarily sell original wheel and brake equipment below cost in order to win selection of their products by airframe manufacturers and airlines. These investments are typically recouped through sale of replacement parts. Recovery of pricing concessions and design costs for each airframe's wheels and brakes is contingent on a number of factors but generally occurs prior to the end of the useful life of the particular aircraft. Price concessions on original wheel and brake equipment are not customary in the military market. Although manufacturers of military aircraft generally select only one supplier of wheels and brakes for each model, the Government has approved at times the purchase of specific component replacement parts from suppliers other than the original supplier of the wheel and brake system.

PRODUCTS


     Aircraft Braking Systems. Aircraft Braking Systems is one of the world's leading manufacturers of wheels, steel and carbon brakes and anti-skid systems for commercial transport, general aviation and military aircraft. Aircraft Braking Systems' strategic focus is on high-cycle, medium- and short-range commercial aircraft. These aircraft typically make frequent landings and correspondingly require more frequent replacement of brake parts. The braking systems produced by Aircraft Braking Systems are either carbon or steel-based. While steel-based systems typically are sold for less than carbon-based systems, such systems generally require more frequent replacement because their steel brake pads tend to wear more quickly. Aircraft Braking Systems' commercial transport fleet continued to grow during fiscal year 1996, due to an increase in the number of new aircraft entering service, as well as a slower than expected retirement rate of older aircraft. Airlines have responded to recent FAA regulatory noise abatement requirements by outfitting their older DC-9 fleets with engine hushkits and aircraft structural overhauls which effectively add fifteen years of service life to the aircraft. The Company expects Aircraft Braking Systems to produce replacement parts for these refurbished aircraft over this period. Airlines such as Northwest Airlines and USAir have opted for DC-9 life extension refurbishment programs, to meet capacity needs, in lieu of buying replacement aircraft new. Other airlines are expected to follow similar strategies, as the economics generally are more favorable.

     Approximately 75% of Aircraft Braking Systems' revenues are derived from the sale of replacement parts. As of March 31, 1996, the Company's products had been installed on approximately 32,000 commercial transport, general aviation and military aircraft for which Aircraft Braking Systems is the sole-source supplier on the DC-9, DC-10, Fokker Fo-100, Fokker F-28, Canadair Regional Jet and Saab 340. In addition, the Company supplies spare parts for the MD-80 program on a dual-source wheel and brake program.

     Aircraft Braking Systems has been successful in having its wheels and brakes selected for use on a number of new high-cycle airframe designs. These aircraft that are just beginning to enter service include the McDonnell Douglas MD-90, Airbus A-321, A-319, Saab 2000 and Lear 60. In addition, the Company is a supplier of wheels and carbon brakes for the Airbus A-330 and A-340 wide-body jets.

     Aircraft Braking Systems is the sole supplier for wheels, carbon brakes and anti-skid equipment on the new McDonnell Douglas MD-90 twin-jet. The MD-90 adds new performance characteristics to a product line that began as the DC9 model jet that first flew in 1965 and evolved later into the popular MD-80 series also furnished with Aircraft Braking Systems' wheels and brakes. A technologically innovative design, the MD-90 is equipped with an advanced turbofan engine that complies with the FAA's restrictive Stage III noise restrictions, offering fuel savings over competing engines. Delta Airlines, the launch customer, has taken delivery of 12 MD-90s out of a total order of 31. McDonnell Douglas has booked orders for over 130 aircraft. Other customers for the MD-90 include Japan Air System and Saudi Arabia which recently announced orders for 29 of these aircraft. It is anticipated that this program will result in approximately 500 aircraft.

     Aircraft Braking Systems is a basic supplier of wheels and carbon brakes on the Airbus A-321, the European consortium's new 186-seat "stretch" version of its popular A-320 standard body twin-jet. Airbus has booked orders for over 160 aircraft. Of the 48 aircraft delivered to date, Aircraft Braking Systems has provided wheels and brakes for over 40 of these aircraft.


     Aircraft Braking Systems' anti-skid systems, which are integrated into a braking system, are designed to minimize the distance required to stop an aircraft by utilizing sensors, mounted in the axle and drive by the wheel to maximize the braking force while also preventing the wheels from locking and skidding. Of the three principal competitors in the wheel and brake industry, Aircraft Braking Systems is the only significant manufacturer of anti-skid systems. Because of the sensitivity of anti-skid systems to variations in brake performance, the Company believes that the ability to control the design and performance characteristics of the strut, brakes and its integrated anti-skid system gives Aircraft Braking Systems a competitive advantage over its two largest competitors. Other products manufactured by Aircraft Braking Systems include helicopter rotor brakes and brake temperature monitoring equipment for various types of aircraft.


     The following table shows the distribution of sales of aircraft wheels and brakes and anti-skid systems to total sales of the Company:

                                                                       FISCAL YEARS ENDED
                                                                           MARCH 31,
                                                                     ----------------------
                                                                     1996     1995     1994
                                                                     ----     ----     ----
    Wheels and brakes..............................................    80%      80%      76%
    Anti-skid systems..............................................     8        7       10
                                                                       --       --       --
              Total................................................    88%      87%      86%
                                                                       ==       ==       ==

     Engineered Fabrics. Engineered Fabrics is the largest aircraft fuel tank manufacturer in the world, serving approximately 90% of the worldwide general aviation and commercial transport market and over half of the domestic military market. Recent programs awarded to Engineered Fabrics include new production or replacement parts programs for the U.S. Navy's F-18 C/D and E/F aircraft and F-15 and F-16 aircraft. During the fiscal year ended March 31, 1996, Engineered Fabrics was selected by the U.S. Army to equip its new stealth RAH-66 Comanche helicopter with fuel tanks. Other helicopter programs which have been awarded to Engineered Fabrics include the McDonnell Douglas MD-600 and Bell 412 platforms. Engineered Fabrics has also been awarded the Bell/Boeing V-22 Osprey program. For the fiscal year ended March 31, 1996, approximately $31.7 million, or 12%, of the Company's total revenues were derived from sales made by Engineered Fabrics.

     Fuel tanks, manufactured by combining multiple layers of coated fabrics and adhesives, are sold for use in commercial transport, military and general aviation aircraft. During the fiscal year ended March 31, 1996, sales of fuel tanks accounted for approximately 70% of Engineered Fabrics' total revenues. For military helicopter applications, Engineered Fabrics' fuel tanks feature encapsulated layers of rubber which expand in contact with fuel thereby sealing off holes or gashes caused by bullets or other projectiles penetrating the walls of the fuel tank. Engineered Fabrics uses this "self-sealing" technology to manufacture crash-resistant fuel tanks for helicopters, military aircraft and race cars that significantly reduce the potential for fires, leaks and spilled fuel following a crash. Engineered Fabrics is the only known supplier of polyurethane fuel tanks for aircraft, which are substantially lighter and more flexible than their metal or nitrile counterparts and therefore cost-advantageous. Engineered Fabrics also competes in the nitriledesigned aircraft fuel tank market and won a three-year requirements contract in 1996 to supply nitrile fuel tanks to the U.S. Navy for its F-14 aircraft.


     In addition to fuel tanks, Engineered Fabrics produces iceguards, which are heating systems made out of layered composite materials that are applied on engine inlets, propellers, rotor blades and tails. Encapsulated in the material are heating elements which are connected to the electrical system of the aircraft and, when activated by the pilot, heat the composite to inhibit the formation of ice.

     Engineered Fabrics also produces a variety of products utilizing coated fabrics such as oil containment booms, towable storage bladders, heavy lift bags and pillow tanks. Oil containment booms are air-inflated cylinders that are used to confine oil spilled on the high seas and along coastal waterways. Towable storage bladders are used for storage and transportation of the recovered oil after removal from the water. Heavy lift bags, often used in emergency situations, are inserted into tight spaces and inflated to lift heavy loads short distances. Pillow tanks are collapsible rubberized containers used as an alternative to steel drums and stationary storage tanks for the storage of liquids.

SALES AND CUSTOMERS


     The Company sells its products to more than 175 airlines, airframe manufacturers, governments and distributors within each of the commercial transport, general aviation and military aircraft markets. Sales to the Government represented approximately 16%, 14% and 15% of total sales for the fiscal years ended March 31, 1996, 1995 and 1994, respectively. No other customer accounted for more than 10% of sales.


     The following table shows the distribution of total Company revenues by respective market, as a percentage of total revenues:


                                                                     FISCAL YEARS ENDED
                                                                          MARCH 31,
                                                                  -------------------------
                                                                  1996      1995      1994
                                                                  -----     -----     -----
    Commercial transport........................................     61%       61%       60%
    Military (U.S. and foreign).................................     23        19        22
    General aviation............................................     16        20        18
                                                                    ---       ---       ---
              Total.............................................    100%      100%      100%
                                                                    ===       ===       ===


     Commercial Transport. Customers for the Company's products in the commercial transport market include most airframe manufacturers and major airlines. The Company's products are used on a broad range of large commercial transports (60 seats or more) and commuter aircraft (20 to 60 seats). Where multiple braking systems are certified for a particular aircraft, it is generally the airline and not the airframe manufacturer that decides which of the approved wheel and brake suppliers will originally equip such airlines fleet. Some of the Company's airline customers include American Airlines, Delta Air Lines, Alitalia, Japan Air Systems, Lufthansa, Swissair, Northwest Airlines, United Airlines and USAir. The Company provides replacement parts for certain aircraft designed by The Boeing Company ("Boeing"), including the Boeing 707, but does not produce products for any commercial aircraft currently manufactured by Boeing.


     Military. The Company is the largest supplier of wheels, brakes and fuel tanks to the U.S. military and also supplies the militaries of certain foreign governments. The Company's products are used on a variety of fighters, training aircraft, transports, cargo planes, bombers and helicopters. Some of the military aircraft using these products are the F-2 (formerly the FS-X), F-4, F-14, F-15, F-16, F-18, F-117A, A-10, B-1B, B2 and the C-130. Substantially all
of the Company's military products are sold to the Department of Defense, foreign governments or to airframe manufacturers including the Lockheed Martin Corporation ("Lockheed Martin"), McDonnell Douglas, Boeing, Sikorsky, Bell, Saab and AIDC. In March 1996 the Company commenced wheel and brake deliveries to Lockheed Martin for the upgraded C-130J aircraft. Brake Control Systems manufactured for the military are used on the F-16, F-117A, B-2, Panavia Toronado, British Aerospace Hawk, JAS-39 Jaguar and IDF aircraft.


     General Aviation. The Company believes it is the industry's largest supplier of wheels, brakes and fuel tanks for general aviation aircraft. This market includes personal, business and executive aircraft. Customers include airframe manufacturers, such as Gulfstream, Raytheon Aircraft, Learjet, Canadair, Cessna, Dassault and distributors, such as Aviall. Anti-skid systems are supplied by the Company to Gulfstream, Canadair, Dassault and a variety of other aircraft manufacturers. General aviation aircraft using the Company's equipment exclusively include the Beech Starship and Beech 400 A/T series of aircraft, the Lear series 20, 30, 31A, 50 and 60 and the Gulfstream G-I, G-II and G-III.

     The following table is a summary of the principal aircraft platforms equipped with the Company's Aircraft Braking Systems products:


           COMMERCIAL
--------------------------------
Airbus:        A330/A340
               A321
               A310/A320
Alenia:        ATR-42-300
               ATR-42-400/500
Boeing:        B707-320 B/C

           COMMERCIAL
--------------------------------
Canadair:      Regional Jet
CASA:          C-212-200
DeHavilland:   DHC-8-400
Dornier:       DO228-202
               DO228-212
           COMMERCIAL
--------------------------------
Fokker:        F-27
               F-28
               Fokker-50
               Fokker-100/70
Lockheed:      L-100
               L-1011

           COMMERCIAL
--------------------------------
McDonnell      DC-3/4/6/8
  Douglas:     DC-9-
               10/15/20/30
               DC-9-40/50
               DC-10-10/15
               DC-10-30/40
               MD-11
               MD-80
               MD-81/82/87
               MD-83/88
               MD-90 Series
Mitsubishi:    YS-11
Saab:          SAAB 340A/B
               SAAB 2000

            MILITARY
--------------------------------
Aerospatiale:  SA-360/365
AIDC:          IDF
BAE:           Jaguar
               Hawk
Beech:         T-1A
Boeing:        E-3A/6A/8A
Canadair:      CT-114
CASA:          C-101A
Cessna:        A-37
               A/T-37
DeHavilland:   DHC-5
Fairchild:     A-10A
Hawker:        Siddely Buccaneer
               Siddely 1182
Lockheed       F-117A
  Martin:      C-130 Series
               C-141 A/B
               F-16A/B/C/D

            MILITARY
--------------------------------
McDonnell      F-4C/D/E/G
  Douglas:     A-4 Series
               C-9A/B
               KC-10A
Northrop       F-5E/F
  Grumman:     B-2
               F-14A/A+/D
               E-2C Series
               OV-1
               A-6 Series
Panavia:       Tornado
Pilatus:       PC-6
Rockwell:      T-2
               T-33
               B-1B
               T-39
Saab:          J-35
               AJ/JA-37
               IAS-39
Sikorsky:      SH-60
               S-70
               UH-60
               CH-53
Vought:        A-7A/B/E
Westland:      W30 Lynx

        GENERAL AVIATION
--------------------------------
Aerospatiale:  SN601
AMD Falcon:    10/100/20/200/50
               50EX

        GENERAL AVIATION
--------------------------------
Beech:         90/99/100/200
               1900/1900D
               Starship
               Jet 400/400A/T
Bell:          206/212/230/412
Boeing:        Model 324
               414/421/441
Canadair:      CL600/601/
               601-3A/601-3R
               CL604
Cessna:        Citation I/II
               310/401/402
Commander:     690,1121,1123
DeHavilland:   DHC-4/6
Dornier:       DO-27/28
Fairchild:     Metro III
               Metro 23
Gulfstream:    I/II/IIB/III/IV
               1124/1125(Astra)
IAI:           Galaxy
Lear:          23/24/25/31/
               35/31A/55/
               55C/60
Piper:         PA31P. T
Sabreliner:    40/60/65/
               70/75/80
Swearington:   SJ-30-1/-2


FOREIGN CUSTOMERS

     The Company supplies products to a number of foreign aircraft manufacturers, airlines and foreign governments. The following table shows sales of the Company to both foreign and domestic customers for the last three fiscal years:


                                                                 FISCAL YEARS ENDED
                                                                      MARCH 31,
                                                              -------------------------
                                                              1996      1995      1994
                                                              -----     -----     -----
        Domestic sales......................................    59%       62%      63%
        Foreign sales.......................................    41        38       37
                                                              -----     -----    -----
                   Total....................................   100%      100%     100%
                                                              =====     =====     ====


INDEPENDENT RESEARCH AND DEVELOPMENT


     The Company employs scientific, engineering and other personnel to improve its existing product lines and to develop new products and technologies in the same or related fields. At March 31, 1996, the Company employed approximately 156 engineers (of whom 31 held advanced degrees); approximately 29 of such engineers (including 14 holding advanced degrees) devoted all or part of their efforts toward a variety of projects including: refining carbon processing techniques to create more durable braking systems; upgrading existing braking systems to provide enhanced performance; and developing new technologies to improve the Company's products.

     The costs incurred relating to independent research and development for the fiscal years ended March 31, 1996, 1995 and 1994 were $9.8 million, $8.4 million and $12.9 million, respectively.


PATENTS AND LICENSES

     The Company has a large number of patents related to the products of its subsidiaries. In addition, the Company has pending a substantial number of patent applications and is licensed under several patents of others. While in the aggregate its patents are of material importance to its business, the Company believes no single patent or group of patents is of material importance to its business as a whole.

COMPETITION


     The Company faces substantial competition from a few suppliers in each of its product areas. Its principal competitors that supply wheels and brakes are Allied Signal's Aircraft Landing Systems Division and the B.F. Goodrich Company. Both significant competitors are larger and have greater financial resources than the Company. The principal competitor for anti-skid systems is the Hydro-Aire Division of Crane Co. The principal competitors for fuel tanks are American Fuel Cell & Coated Fabrics Company and Aerazur of France.


BACKLOG


     Backlog at June 30, 1996 and 1995 amounted to approximately $143.1 million and $146.1 million, respectively. Backlog consists of firm orders for the Company's products which have not been shipped. Approximately 77% of total Company backlog at June 30, 1996 is expected to be shipped during the fiscal year ended March 31, 1997, with the balance expected to be shipped over the subsequent two-year period. No significant seasonality exists for sales of the products manufactured by the Company.

     Of the total Company backlog at June 30, 1996, approximately 29% was directly or indirectly for end use by the Government, substantially all of which was for use by the Department of Defense. For certain risks associated with Government contracts, see "-- Government Contracts."


GOVERNMENT CONTRACTS


     For the fiscal years ended March 31, 1996, 1995 and 1994, approximately 16%, 14%, and 15%, respectively, of the Company's total sales were made to agencies of the Government or to prime contractors or subcontractors of the Government.


     All of the Company's defense contracts are firm, fixed-price contracts under which the Company agrees to perform for a predetermined price. Although the Company's fixed-price contracts generally permit the Company to keep unexpected profits if costs are less than projected, the Company does bear the risk that increased or unexpected costs may reduce profit or cause the Company to sustain losses on the contract. All domestic defense contracts and subcontracts to which the Company is a party are subject to audit, various profit and cost controls and standard provisions for termination at the convenience of the Government. Upon termination, other than for a contractor's default, the contractor will normally be entitled to reimbursement for allowable costs and to an allowance for profit. Foreign defense contracts generally contain comparable provisions relating to termination at the convenience of the government. To date, no significant fixed-price contract of the Company has been terminated.

     Companies supplying defense-related equipment to the Government are subject to certain additional business risks peculiar to that industry. Among these risks are the ability of the Government to unilaterally suspend the Company from new contracts pending resolution of alleged violations of procurement laws or regulations. Other risks include a dependence on appropriations by the Government, changes in the Government's procurement policies (such as greater emphasis on competitive procurements) and the need to bid on programs in advance of design completion. A reduction in expenditures by the Government for aircraft using products of the type manufactured by the Company, or lower margins resulting from increasingly competitive procurement policies, or a reduction in the volume of contracts or subcontracts awarded to the Company or substantial cost overruns would have an adverse effect on the Company's cash flow.

SUPPLIES AND MATERIALS


     The principal raw materials used in the Company's wheel and brake manufacturing operations are steel, aluminum forgings and carbon compounds. The Company purchases steel and aluminum forgings from several sources. Substantially all of the Company's carbon has been purchased from Hitco pursuant to supply arrangements. The Company is in litigation with Hitco concerning the respective obligations of the Company and Hitco under supply contracts and purchase orders. The Company is in the process of expanding its existing carbon manufacturing facility as well as developing an alternative supplier such that upon termination of the Hitco contract adequate supplies of carbon will be available to meet demand. The principal raw materials used by Engineered Fabrics to manufacture fuel tanks and related coated fabric products are nylon cloth, forged metal fittings and various adhesives and coatings, whose formulae are internally developed and proprietary.


PERSONNEL


     At March 31, 1996, the Company had 1,160 full-time employees, of which 834 were employed by Aircraft Braking Systems (383 hourly and 451 salaried employees) and 326 were employed by Engineered Fabrics (203 hourly and 123 salaried employees). All of Aircraft Braking Systems' hourly employees are represented by the United Auto Workers' Union and all of Engineered Fabrics' hourly employees are represented by the United Textile Workers' Union.


     Engineered Fabrics has entered into a three-year contract with its union that expires on February 5, 1998. Aircraft Braking Systems' three-year contract with the United Auto Workers' Union expired on August 10, 1991. Aircraft Braking Systems has not had a ratified collective bargaining agreement since August 10, 1991, but has operated under Company-implemented terms and conditions of employment.

PROPERTIES


     United States Facilities. Aircraft Braking Systems and Engineered Fabrics operate two manufacturing facilities in the United States which are individually owned except as set forth below under "Akron Facility Arrangements." Aircraft Braking Systems' facility is located in Akron, Ohio, and consists of approximately 754,000 square feet of manufacturing, engineering and office space. The Company is currently expanding this facility by an additional 21,000 square feet, to be used for the production of carbon materials. Engineered Fabrics' facility is located in Rockmart, Georgia, and consists of approximately 564,000 square feet of manufacturing, engineering and office space. The Company believes that its property and equipment are generally well-maintained, in good operating condition and adequate for its present needs.


     Foreign Facilities. The Company occupies approximately 19,000 square feet of leased office and warehouse space in Slough, England, under a lease expiring in 2020. The Company also maintains sales and service offices in Rome and Toulouse, France.


     Akron Facility Arrangements. The manufacturing facilities owned by Aircraft Braking Systems are part of a larger complex formerly owned and operated by Loral Corporation and now owned by Lockheed Martin. Aircraft Braking Systems and Lockheed Martin have various occupancy and service arrangements to provide for shared easements and services (including utility, sewer, and steam). In addition to the 754,000 square feet owned by Aircraft Braking Systems, the Company leases space within the Lockheed Martin complex of approximately 433,000 square feet. Aircraft Braking Systems is subject to annual occupancy payments to Lockheed Martin. During the fiscal year ended March 31, 1996, Aircraft Braking Systems made occupancy payments to Loral Corporation of $1.5 million. Certain access easements and agreements regarding water, sanitary sewer, storm sewer, gas, electricity and telecommunication are perpetual. In addition, Lockheed Martin and Aircraft Braking Systems equally control Valley Association Corporation, an Ohio corporation, which was formed to establish a single entity to deal with the City of Akron and utility companies concerning governmental and utility services which are furnished to Lockheed Martin's and Aircraft Braking Systems' facilities.


LEGAL PROCEEDINGS


     On December 15, 1995, Aircraft Braking Systems commenced an action in the Court of Common Pleas, Summit County, Ohio against Hitco after Hitco threatened to breach existing supply contracts unless prices were renegotiated. Hitco has been the principal supplier of the carbon used by Aircraft Braking Systems for its carbon brakes. Hitco claimed that Aircraft Braking Systems breached the supply arrangements by electing to begin to expand its own carbon production facility. The Aircraft Braking Systems' complaint, as amended, seeks damages in excess of $47 million, injunctive relief and specific performance requiring Hitco to perform its obligations pursuant to existing contracts and purchase orders. Hitco has counterclaimed in the matter seeking, among other things, damages up to $130 million for the alleged breach by Aircraft Braking Systems of alleged long-term contracts to purchase carbon. The Ohio court has issued a preliminary injunction ordering Hitco to perform its obligations pursuant to existing contracts and purchase orders without a change in the terms thereof. Hitco is presently seeking to have the injunction vacated or modified, and/or a declaratory judgment issued terminating Hitco's obligation to supply Aircraft Braking Systems at prices previously pertaining. In a related action, Hitco commenced suit in Superior Court, Los Angeles County, California against Aircraft Braking Systems seeking substantially the same relief as it asserted in the Ohio action, and the California case has been stayed.

     Trial of the Ohio action is presently scheduled for January 1997 and discovery has been ongoing. Aircraft Braking Systems intends to vigorously seek dismissal of the California action and to proceed in the Ohio case to maintain the preliminary injunction and otherwise to protect Aircraft Braking Systems' carbon supply as well as to seek damages from Hitco. Based upon the court's opinion to date, advice of counsel and its own assessment of the matters in dispute, the Company does not expect the outcome of the litigation to be unfavorable to Aircraft Braking Systems.

     Aircraft Braking Systems has defended a patent infringement suit filed on January 31, 1991, by the B.F. Goodrich Company in the United States District Court for the District of Delaware. The suit alleged infringement by Aircraft Braking Systems of two Goodrich patents related to the structure and method of overhaul of aircraft brake assemblies. On November 10, 1994, the court dismissed the plaintiff's claims and held that the patents were invalid and that the Company's brake assemblies did not infringe the patents. This decision was also upheld on appeal.


     In addition to the foregoing, there are various lawsuits and claims pending against the Company incidental to its business. Although the final results in such suits and proceedings cannot be predicted with certainty, in the opinion of the Company's management, the ultimate liability, if any, will not have a material adverse effect on the Company.

ENVIRONMENTAL MATTERS


     The Company's manufacturing operations are subject to various environmental laws and regulations administered by federal, state and local agencies. The Company continually assesses its obligations and compliance with respect to these requirements. Based upon these assessments, the Company believes that its manufacturing facilities are in substantial compliance with all applicable existing federal, state and local environmental laws and regulations. New environmental protection laws that will be effective in 1997 and thereafter, may require the installation of air pollution and wastewater treatment control equipment at the Company's manufacturing facilities. However, the Company does not believe that its environmental expenditures, if any, will have a material adverse effect on its financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below are the names, ages and positions of the directors and executive officers of the Company. All directors hold office until the next annual meeting of stockholders of the Company and until their successors are duly elected and qualified, and all executive officers hold office at the pleasure of the Board of Directors.


              NAME                   AGE                   POSITION(S)
---------------------------------    ---   --------------------------------------------
Bernard L. Schwartz*.............    70    Chairman of the Board and Chief Executive
                                           Officer
Herbert R. Brinberg*.............    70    Director
Ronald H. Kisner*................    47    Director
John R. Paddock*.................    42    Director
James A. Stern**.................    45    Director
A. Robert Towbin**...............    61    Director
Alan H. Washkowitz**.............    56    Director
Donald E. Fogelsanger............    71    President
Kenneth M. Schwartz..............    45    Executive Vice President
Dirkson R. Charles...............    32    Chief Financial Officer


---------------
* Designated as director by BLS pursuant to the Stockholders Agreement (as defined).

** Designated as director by LBH pursuant to the Stockholders Agreement.

     Mr. Bernard L. Schwartz has been Chairman and Chief Executive Officer of the Company since 1989. Mr. Schwartz has been Chairman and Chief Executive Officer of Loral Space since April 1996. From 1972 to April 1996 Mr. Schwartz was Chairman and Chief Executive Officer of Loral Corporation. Mr. Schwartz is Chairman and Chief Executive Officer of Globalstar Telecommunications Limited, Vice Chairman of the Board of Directors of Lockheed Martin, a Director of Reliance Group Holdings, Inc. and certain subsidiaries, a Director of First Data Corporation and a Trustee of New York University Medical Center.

     Dr. Brinberg has been President and Chief Executive Officer of Parnassus Associates International, a firm of consultants in the field of Information Management, since September 1989. Previously, he was President and Chief Executive Officer of Wolters Kluwer U.S. Corporation, a wholly owned subsidiary of Wolters Kluwer N.V. of the Netherlands, and its predecessor companies since 1978. He is also currently an Adjunct Professor of Management at Baruch College City University of New York.

     Mr. Kisner has been a member of the law firm of Chekow & Kisner, P.C., since 1984. From 1973 to 1982, he was Associate General Counsel of APL Corporation, where he held such offices as Secretary, Vice President and Director. From 1982 to 1984, Mr. Kisner was a sole practitioner. Mr. Kisner's wife is the niece of Bernard L. Schwartz.

     Dr. Paddock is a licensed psychologist who has maintained an independent practice of psychotherapy, assessment and consultation in Atlanta, Georgia since 1982. He has also been President of the Georgia Psychological Association (1993-1994), Director of Training for the Georgia School of Professional Psychology, Adjunct Associate Professor of Psychology at Emory University, Assistant Professor of Psychology at Kennesaw State College, and Southern Region Coordinator for National Employee Assistance Services. Currently, he is visiting Associate Professor of Psychology at Emory, and holds positions as Adjunct Clinical Assistant Professor in the Department of Psychiatry at Emory, and is Adjunct Professor of Psychology at Georgia Institute of Technology. Dr. Paddock's wife is the daughter of Bernard L. Schwartz.

     Mr. Stern is Chairman of The Cypress Group L.L.C., a private merchant bank. He was a Managing Director of Lehman Brothers from 1984 to 1994. From 1989 to 1994, Mr. Stern was also head of the Merchant Banking Group of Lehman Brothers. He was a Managing Director of Lehman Brothers Kuhn Loeb,

Inc. from 1982 to 1984. Mr. Stern is also a director of Infinity Broadcasting Corporation, R.P. Scherer Corp., Noel Group Inc., Lear Corporation and Cinemark USA, Inc.

     Mr. Towbin joined Unterberg Harris in September of 1995 as a Managing Director. From January 1994 to September 1995, he was President and Chief Executive Officer of the Russian-American Enterprise Fund and Vice Chairman of its successor fund, The U.S. Russia Investment Fund. Mr. Towbin was a Managing Director at Lehman Brothers High Technology Investment Banking Group from January 1987 until January of 1994. Prior to joining Lehman Brothers, Mr. Towbin was Vice Chairman, Member of the Executive Committee and Director of L.F. Rothschild, Unterberg, Towbin Holdings, Inc. from 1986 to 1987. From 1983 to 1986, Mr. Towbin was Vice Chairman, and from 1977 to 1983 he was General Partner of L.F. Rothschild, Unterberg, Towbin. From 1959 to 1977, Mr. Towbin was General Partner of C.E. Unterberg, Towbin Co. Mr. Towbin is also a Director of Bradley Real Estate Trust, Columbus New Millennium Fund, Gerber Scientific, Inc. and Globalstar Telecommunications Limited.

     Mr. Washkowitz has been a Managing Director of Lehman Brothers since 1984. He was a Managing Director of Lehman Brothers Kuhn Loeb, Inc. from 1978 to 1984. Mr. Washkowitz began in the Corporate Finance Department of Kuhn Loeb & Co. in 1968 and became a general partner of the firm in 1975. Mr. Washkowitz is also a director of Illinois Central Corporation and Lear Corporation.

     Mr. Fogelsanger has been President of the Company since January 1996. From April 1989 to January 1996, Mr. Fogelsanger was the President of Aircraft Braking Systems. From 1987 to 1989 he was President of Loral Corporation's Aircraft Braking Systems Division. From January 1986 to March 1987 he was Vice President and General Manager of the ABS division of Goodyear Aerospace Corporation ("Goodyear Aerospace"). From 1980 to 1986 he was General Manager of Goodyear's Aircraft Tire Operations. In 1968, Mr. Fogelsanger directed Goodyear's development of a crash-resistant fuel system for helicopters that was credited with saving hundreds of lives during the Vietnam War. He joined Goodyear in 1951.

     Mr. Kenneth M. Schwartz has been Executive Vice President of the Company since January 1996. From June 1989 to January 1996, Mr. Schwartz held the positions of Chief Financial Officer, Treasurer and Secretary. Previously he was the Corporate Director of Internal Audit for Loral Corporation since late 1987. From 1984 to 1987, Mr. Schwartz held the position of Director of Cost and Schedule Administration for Loral Electronic Systems. Prior to 1984, Mr. Schwartz held various other positions with Loral Electronic Systems and the accounting firm of Deloitte & Touche LLP. Kenneth M. Schwartz is the nephew of Bernard L. Schwartz.

     Mr. Charles has been Chief Financial Officer of the Company since May 1996. From May 1993 to May 1996, Mr. Charles was the Controller of the Company. Previously he was the Manager of Accounting and Financial Planning. Prior to employment with the Company in 1989, Mr. Charles held various other positions with the accounting firm of Arthur Andersen & Co. LLP, which he joined in 1984.


EXECUTIVE OFFICERS OF AIRCRAFT BRAKING SYSTEMS AND ENGINEERED FABRICS

     Set forth below are the names, ages and positions of the executive officers of Aircraft Braking Systems and Engineered Fabrics. All executive officers hold office at the pleasure of their respective Board of Directors.

  Aircraft Braking Systems


              NAME                   AGE                     POSITION
---------------------------------    ---   --------------------------------------------
Ronald E. Welsch.................    61    President
Frank P. Crampton................    52    Vice President -- Marketing
Richard W. Johnson...............    52    Vice President -- Finance and Controller
James J. Williams................    40    Vice President -- Manufacturing

  Engineered Fabrics

              NAME                   AGE                     POSITION
---------------------------------    ---   --------------------------------------------
Roger C. Martin..................    59    President
Terry L. Lindsey.................    51    Vice President -- Marketing
Anthony G. McCann................    36    Vice President -- Operations
John A. Skubina..................    41    Vice President -- Finance


     Mr. Welsch has been President of Aircraft Braking Systems since January 1996. From November 1994 to January 1996, Mr. Welsch held the positions of Executive Vice President and Chief Operating Officer. From September 1993 to November 1994, he was Executive Vice President. Prior to joining Aircraft Braking Systems, Mr. Welsch was General Manager of the GE 90 Commercial Engine program at General Electric Aircraft Engines and held various positions in management, including engineering, product support, marketing, product planning and program management, over the course of 26 years. Mr. Welsch started his aviation career at Douglas Aircraft in 1958 and joined Northrop Corporation in 1961. He entered the U.S. Marine Corp Aviation following graduation from Purdue University.

     Mr. Crampton was named Vice President of Marketing at Aircraft Braking Systems in March 1987. He had been Director of Business Development for Goodyear Aerospace's Wheel and Brake Division since 1985. Prior to that assignment, he was the divisional manager of Program Operations since 1983. Mr. Crampton joined Goodyear in 1967. He became Section Manager in Commercial Sales in 1977, a product marketing manager in 1978 and Divisional Sales Manager in 1979. In August of 1982, he joined manufacturing as the manager of the manufacturing process organization. He also worked for NASA at the Johnson Space Center, Houston, Texas from 1963 to 1966.

     Mr. Johnson has been Vice President of Finance and Controller at Aircraft Braking Systems since April 1989. From 1987 to 1989 he was Vice President of Finance and Controller of Loral Corporation's Aircraft Braking Systems Division. Prior to this assignment, he had spent 22 years with Goodyear Aerospace, including one year as the Controller of the wheel and brake division. Mr. Johnson joined Goodyear Aerospace in 1966. He became Manager of Accounting in 1979 for the Centrifuge Equipment Division of Goodyear Aerospace after holding various positions in the Defense Systems Division.

     Mr. Williams was named Vice President of Manufacturing at Aircraft Braking Systems in May 1992. He had been Director of Manufacturing since joining Aircraft Braking Systems in September 1989. Previously from April 1985 to August 1989 he was Branch Manager of Refurbishment Operations at United Technologies responsible for the refurbishment process of the Solid Rocket Boosters on the Shuttle Program. Mr. Williams started his aviation career in 1975 in the Air Force as a Hydraulic Systems Specialist. He was Superintendent, Manufacturing at Fairchild Republic Company from 1979 to 1983, followed by Manager, B-1B Manufacturing Operations at Rockwell International Corporation from 1983 to 1985.

     Mr. Martin has been President of Engineered Fabrics since 1987. From June 1984 until 1987, he was General Manager of GAC's Engineered Fabrics Division. Mr. Martin has been continuously employed by Goodyear, GAC, Loral Corporation and the Company for the past 34 years. Other positions Mr. Martin held with Goodyear include General Manager, Program Manager and a number of research positions. He holds a patent for elastomeric protective coating for metal storage reels.

     Mr. Lindsey has served as Vice President of Business Development since 1989. He has been with Goodyear Aerospace, Loral Corporation and the Company since 1977. Prior to this he had 12 years of federal service with the US Army. He joined GAC as Contract Administrator of the Industrial Brake Operation in Berea, Kentucky, and transferred to Engineered Fabrics in 1979 as Manager of Contracts.

     Mr. McCann has been Vice President of Operations at Engineered Fabrics since June 1993. Prior to that, he was Manager of Production Support from April 1990 to June 1993. He joined Engineered Fabrics in August 1988 as Manager of Production. From January 1984 to August 1988, Mr. McCann worked for Aircraft Braking Systems as Manager of Manufacturing Engineering, Manager of Assembly and as a Manufacturing Engineer.

     Mr. Skubina has been Vice President of Finance and Administration since February 1991. Prior to that, he was made Vice President of Finance on April 1, 1990. He joined Engineered Fabrics in 1988 as Accounting Manager. From 1985 until 1988, Mr. Skubina was the Assistant Controller and Controller of MPD, a division of M/A-Com.


EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation for the past three years paid to the chief executive officer and each of the other four most highly compensated executive officers of the Company and the Company's subsidiaries.


                                                                                LONG-TERM
                                                                              COMPENSATION
                                             ANNUAL COMPENSATION           -------------------
                                      ---------------------------------    OPTIONS      LTIP
                                      FISCAL      SALARY        BONUS      GRANTED     PAYOUTS        ALL OTHER
                                       YEAR         ($)          ($)         ($)         ($)       COMPENSATION(A)
                                      ------     ---------     --------    -------     -------     ----------------
Bernard L. Schwartz.................   1996      1,770,500(b)        --         --          --              --
  Chairman of the Board and Chief      1995      1,779,500(b)        --         --          --              --
  Executive Officer of the Company     1994      1,859,800(b)        --         --          --              --
Kenneth M. Schwartz.................   1996        321,815(b)   115,000         --      13,333           4,196
  Executive Vice President of the      1995        283,600(b)   105,000         --          --           3,565
  Company                              1994        176,418       37,500         --          --           3,404
Donald E. Fogelsanger...............   1996        196,000      125,000         --      13,333          22,829
  President of the Company             1995        198,538      120,000         --          --          19,442
                                       1994        185,000           --         --          --          18,949
Ronald E. Welsch(c).................   1996        172,000       70,000         --      10,000          38,533
  President of Aircraft Braking        1995        162,769       78,000         --          --           3,806
  Systems                              1994         90,359           --        500          --           2,026
Roger C. Martin.....................   1996        136,674       55,000         --       8,333          11,489
  President of Engineered Fabrics      1995        132,767       55,500         --          --          10,520
  Corporation                          1994        127,000           --         --          --          10,545

---------------
(a) Includes the following: (i) Company contributions to individual 401(k) plan accounts for fiscal years 1996, 1995 and 1994, respectively: Mr. K.
    Schwartz -- $3,996, $3,375 and $3,225; Mr. Fogelsanger -- $4,050, $3,475 and
    $2,719; Mr. Welsch -- $4,050, $3,446 and $1,848; Mr. Martin -- $4,050,
    $3,110 and $3,161; (ii) the value of supplemental life insurance programs for fiscal years 1996, 1995 and 1994, respectively: Mr. K. Schwartz -- $200, $190 and $179; Mr. Fogelsanger -- $18,779, $15,967 and $16,230; Mr.
    Welsch -- $1,107, $360 and $178; Mr. Martin -- $7,439, $7,410 and $7,384;
    and (iii) $33,376 paid to Mr. Welsch for moving expenses incurred in connection with his employment.

(b) The Company has an Advisory Agreement with BLS which provides for the payment of an aggregate of $200,000 per month of compensation to BLS and persons designated by him (including certain other executive officers of Loral Space who are active in the management of the Company) in exchange for acting as directors and providing advisory services to the Company and its subsidiaries. BLS has designated that $100,000 of the aggregate advisory fee be paid to Mr. K. Schwartz, which is included in his fiscal years 1996 and 1995 salaries.

(c) Compensation for fiscal year 1994 for Mr. Welsch reflects less than a full year, as his employment date was September 8, 1993.

                       OPTION GRANTS IN LAST FISCAL YEAR

     There were no grants of stock options by the Company, during fiscal year 1996, to the named executive officers.

              AGGREGATED OPTION EXERCISED IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                                               VALUE OF
                                                                            NUMBER OF         UNEXERCISED
                                                                           UNEXERCISED       IN-THE-MONEY
                                                                            OPTIONS AT        OPTIONS AT
                                                                            FY-END (#)       FY-END ($)(1)
                                           SHARES                         --------------     -------------
                                        ACQUIRED ON         VALUE          EXERCISABLE/      EXERCISABLE/
                 NAME                   EXERCISE (#)     REALIZED ($)     UNEXERCISABLE      UNEXERCISABLE
--------------------------------------  ------------     ------------     --------------     -------------
Bernard L. Schwartz...................        0                0               0                  0/0
Kenneth M. Schwartz...................        0                0           1,125/375              0/0
Donald E. Fogelsanger.................        0                0           2,250/250              0/0
Ronald E. Welsch......................        0                0            125/375               0/0
Roger C. Martin.......................        0                0           1,250/250              0/0

---------------
(1) None of the Company's stock is currently publicly traded. All options were granted at book value computed as of March 13, 1989.

LONG-TERM INCENTIVE PLAN AWARDS


     Under the Company's long-term incentive plan designed to provide an incentive to encourage attainment of Company objectives and retain and attract key executives of the Company, a limited number of persons participate in a Deferred Bonus Plan. Under the terms of the plan, generally no awards are allocated to any participant unless the Company has achieved at least a 10% growth in earnings before interest, taxes and amortization over the prior fiscal year. Awards vest and are paid (unless deferred by recipient direction) in three equal annual installments starting on January 15th following each fiscal year-end. All nonvested amounts are forfeited upon termination of employment for any reason other than death or disability prior to the vesting date. The following awards were earned for the individuals named in the Summary Compensation Table during fiscal years 1996 and 1995, respectively: Mr. K. Schwartz, $45,000 and $40,000; Mr. Fogelsanger, $50,000 and $40,000; Mr. Welsch, $36,000 and $30,000; and Mr. Martin, $27,000 and $25,000.


THE RETIREMENT PLAN


     The Company established, effective May 1, 1989, as amended, the K & F Industries Retirement Plan for Salaried Employees (the "Plan"), a defined benefit pension plan. The Company has received a favorable determination letter from the Internal Revenue Service that the Plan is a qualified plan under the Internal Revenue Code. The terms of the Plan are as follows: a non-contributory benefit and a contributory benefit. The cost of the former is borne by the Company; the cost of the latter is borne partly by the Company and partly by the participants. Salaried employees who have completed at least six months of service and satisfied a minimum earnings level are eligible to participate in the contributory portion of the Plan; salaried employees become participants in the non-contributory portion on their date of hire. The Plan provides a benefit of $20.00 per month for each year of credited service. For participants who contribute to the Plan, in addition to the benefit of $20.00 per month for each year of credited service, the Plan provides an annual benefit equal to the greater of: 60% of the participant's aggregate contributions; or, average compensation earned (while contributing) during the last 10 years of employment in excess of 90% of the Social Security Wage Base amount multiplied by the sum of (i) 2.4% times years of continuous service up to 10; (ii) 1.8% times additional years of such service up to 20; (iii) 1.2% times additional years of such service up to 30; and (iv) 0.6% times all additional such service above 30 years.


     Effective January 1, 1990, the Plan was amended for eligible employees of the Company and Aircraft Braking Systems to provide an annual benefit equal to
(i) the accrued benefit described above as of December 31, 1989; (ii) a non-contributory benefit for each year of credited service after January 1, 1990, of 0.7% of annual earnings up to the Social Security Wage Base or $288, whichever is greater; (iii) for each year of continuous service on and after January 1, 1990, a contributory benefit of (a) for 14 years of continuous service or less, 1.05% of annual earnings between $19,800 and the Social Security Wage Base plus 2.25% of annual earnings above the Social Security Wage Base, and (b) for more than 14 years of continuous service, 1.35% of annual earnings between $19,800 and the Social Security Wage Base plus 2.65% of annual earnings above the Social Security Wage Base. In no event will the amount calculated in (iii) above be less than 60% of the participant's aggregate contributions made on and after January 1, 1990. Benefits are payable upon normal retirement age at age 65 in the form of single life or joint and survivor annuity or, at the participant's option with appropriate spousal consent, in the form of an annuity with a term certain. A participant who has (i) completed at least 30 years of continuous service, (ii) attained age 55 and completed at least 10 years of continuous service or (iii) attained age 55 and the combination of such participant's age and service equals at least 70 years, is eligible for early retirement benefits. If a participant elects early retirement before reaching age 62, such benefits will be reduced except that the non-contributory benefits of a participant with at least 30 years of credited service will not be reduced. In addition, employees who retire after age 55 but before age 62 with at least 30 years of service are entitled to a supplemental non-contributory benefit until age 62. Annual benefits under the Company Retirement Plan are subject to a statutory ceiling of $120,000 per participant. Participants are fully vested in their accrued benefits under the Company Retirement Plan after five years of credited service with the Company.


     The individuals named in the Summary Compensation Table also participate in a supplemental plan which generally makes up for certain reductions in such benefits caused by Internal Revenue Code limitations. Estimated annual benefits upon retirement for these individuals who are participants in the amended plan of the Company and Aircraft Braking Systems and the supplemental plan, are $200,000 for Mr. Schwartz; $109,000 for Mr. Fogelsanger; and $32,000 for Mr. Welsch. BLS does not participate in either plan. The retirement benefits have been computed on the assumption that (i) employment will be continued until normal retirement at age 65; (ii) current levels of creditable compensation and the Social Security Wage Base will continue without increases or adjustments throughout the remainder of the computation period; and (iii) participation in the contributory portion of the plan will continue at current levels. The Company has a similar plan at Engineered Fabrics in which Mr. Martin participates. Estimated annual benefits for Mr. Martin are $83,000 using assumptions (i), (ii) and (iii) above.


     For purposes of eligibility, vesting and benefit accrual, participants receive credit for years of service with Loral Corporation and Goodyear. At retirement, retirement benefits calculated according to the benefit formula described above are reduced by any retirement benefits payable from The Goodyear Tire & Rubber Company Retirement Plan For Salaried Employees.

COMPENSATION OF DIRECTORS


     The Board of Directors held four meetings during the fiscal year ended March 31, 1996. Non-equity members of the Board of Directors receive annual fees of $12,000 per year. Messrs. Towbin, Washkowitz and Stern (three directors designated by LBH pursuant to the Stockholders Agreement) waived any compensation for services as a director for the fiscal year ended March 31, 1996. All directors are reimbursed for reasonable out-of-pocket expenses incurred in that capacity.


ADVISORY AGREEMENT


     The Company has an Advisory Agreement with BLS which provides for the payment of an aggregate of $200,000 per month of compensation to BLS and persons designated by him (including certain other executive officers of Loral Space who are active in the management of the Company) in exchange for acting as directors and providing advisory services to the Company and its subsidiaries. Such agreement will continue until BLS dies or is disabled or ceases to own at least 135,000 shares of common stock of the Company.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company has not in the past used a compensation committee to determine executive officer compensation. The payments to BLS, the Company's Chairman and Chief Executive Officer, are paid in accordance with the Advisory Agreement. All other executive compensation decisions are made by BLS in accordance with policies established in consultation with the Board of Directors.

                           OWNERSHIP OF CAPITAL STOCK

     The following table sets forth the ownership of the capital stock of the Company as of June 1, 1996.

                                             NUMBER OF     NUMBER OF
                                             SHARES OF     SHARES OF     NUMBER OF      PERCENTAGE
                                              CLASS A       CLASS B      SHARES OF     OWNERSHIP OF
                                              COMMON        COMMON       PREFERRED       CAPITAL
                                               STOCK         STOCK       STOCK(A)        STOCK(B)
                                             ---------     ---------     ---------     ------------
Bernard L. Schwartz........................   553,343(c)         --             --         27.12%
*Lehman Brothers Merchant Bank Portfolio
  Partnership L.P.(d)......................        --            --        478,387         23.45
*Lehman Brothers Offshore Investment
  Partnership L.P.(e)......................        --            --        129,745          6.36
*Lehman Brothers Offshore Investment
  Partnership -- Japan L.P.(e).............        --            --         49,348          2.42
*Lehman Brothers Capital Partners II,
  L.P.(f)..................................        --            --        325,156         15.94
CBC Capital Partners, Inc..................         1            --         44,999          2.21
Loral Space & Communications Ltd...........        --       458,994             --         22.50
                                              -------       -------      ---------        ------
          Total............................   553,344       458,994      1,027,635        100.00%
                                              =======       =======      =========        ======


---------------
  * Collectively referred to as the "Lehman Investors."


 (a) The preferred stock is convertible into Class A common stock on a one-for-one basis.

 (b) Assumes that the preferred stock has been converted into voting common stock.

 (c) BLS has granted options to officers and directors of the Company and its subsidiaries, at a per share exercise price of $40, for an aggregate of 50,500 shares of the voting common stock owned by BLS. The agreements pursuant to which such options are issued (i) provide that the option is exercisable in whole or in part at any time prior to the tenth anniversary of the date of such agreement and (ii) restrict the transfer of the option and any shares purchased upon exercise of the option. The option agreements further provide that BLS will retain all voting rights with respect to shares sold to an option holder upon exercise of an option.

 (d) LB I Group Inc. is the general partner of the limited partnership and is an indirect, wholly owned subsidiary of LBH.

 (e) Lehman Brothers Offshore Partners Ltd. is the general partner of the limited partnership and is an indirect, wholly owned subsidiary of LBH.

 (f) LBH is the general partner of the limited partnership. The limited partnership is a fund for employees of LBH and its affiliates.


STOCKHOLDERS AGREEMENT

     The Company, BLS, the Lehman Investors, CBC Capital Partners, Inc. and Loral Space (each, a "Stockholder") entered into an Amended and Restated Stockholders Agreement (the "Stockholders Agreement") dated as of September 2, 1994, which contains certain restrictions with respect to the transferability of the Company's capital stock, certain rights granted by the Company with respect to such shares and certain voting and other arrangements. The Stockholders Agreement will terminate as of such time as more than 75% of the shares of common stock and shares of common stock issuable upon the exercise of options or rights to acquire common stock or upon conversion of convertible securities ("Common Equivalents") then outstanding have been sold pursuant to one or more public offerings, except that the registration rights continue as to any common stock held by parties thereto as long as they own their shares, and the voting provisions contained in the Stockholders Agreement terminate on September 2, 2004.

     The Stockholders Agreement provides that the Company's Board of Directors be comprised initially of seven directors. BLS is entitled to (i) appoint a majority of the directors as long as he and his affiliates own at least 135,000 shares of common stock, (ii) three directors as long as he and his affiliates own at least 100,000 shares of common stock, and (iii) one director as long as he and his affiliates own any shares of common stock. The Lehman Investors are entitled to (i) appoint three directors as long as they collectively own at least 100,000 Common Equivalents, (ii) a majority of the directors if (a) they own at least 135,000 shares of common stock and (b) BLS dies or becomes disabled or owns less than 135,000 shares of Common Equivalents, and (iii) one director as long as they own any Common Equivalents. If and for so long as Loral Space and its affiliates own any shares of voting common stock, at the request of Loral Space, the number of members of the Board of Directors shall be increased to nine, Loral Space shall be entitled to designate one member of the Board of Directors, and the remaining member shall be designated by the stockholder which at such time has the right to designate a majority of the Board of Directors. The Company's By-laws provide that the following corporate actions will require the vote of at least one Lehman Investor designated director including (with certain limited exceptions)
(i) mergers, consolidations or recapitalization, (ii) issuances of capital stock or preferred stock, (iii) repurchases of and dividends on capital stock, (iv) issuance of employee options representing more than 50,000 shares of common stock, (v) dissolution or liquidation of the Company, (vi) acquisition, sale or exchange of assets in excess of $5,000,000, (vii) the incurrence of debt or liens in excess of $10 million in the aggregate, (viii) the making of loans, investments or capital expenditures in excess of $10 million, (ix) transactions with affiliates and (x) prepayments of or amendments to any amount of financing in excess of $10 million. The Stockholders Agreement provides that the Charter and By-laws of the Company in effect on March 13, 1989 may not be amended without the consent of the Lehman Investors designated director for so long as the Lehman Investors or their affiliates own at least 100,000 shares of the outstanding capital stock.


     The Stockholders Agreement provides each Stockholder with a right of first refusal with respect to certain transfers of Common Stock or Common Equivalents. In addition, subject to certain limitations, if any Stockholder or group of Stockholders proposes to transfer securities representing more than 15% of the Common Equivalents, then each other Stockholder is permitted to transfer to the proposed transferee their pro rata share of Common Equivalents at the price and on the other terms of the proposed transfer.

     The Stockholders Agreement provides that either BLS or the Lehman Investors (the "Put Party") may request an appraisal of the value of the capital stock of the Company (the "Appraised Value") and may notify the other party of its desire to sell all of its and its transferee's capital stock for a pro rata share of such Appraised Value. The other party may elect to purchase such capital stock, arrange for the purchase of such capital stock by a third party or notify the Put Party that it does not intend to purchase such capital stock. If such election is made such party must use its best efforts to purchase or arrange for the purchase of such capital stock. If such capital stock is not purchased within a specified period, BLS and the Lehman Investors shall cause the Company to be sold if such sale can be arranged for a price at least equal to the Appraised Value. Any sale of the Company as an entirety shall include all Stockholders and the proceeds thereof shall be allocated among the Stockholders in accordance with their stock ownership.

     Stockholders of specified percentages of capital stock may demand registration rights. The Stockholders Agreement also grants the Stockholders incidental registration rights with respect to shares of capital stock held by them; provided that the Stockholders not exercising such rights have the right to purchase the shares which are the subject of such registration rights pursuant to the right of first offer provided in the Stockholders Agreement. The Stockholders Agreement contains customary terms and provisions with respect to such registration rights.

     Pursuant to the Stockholders Agreement, Stockholders have certain preemptive rights, subject to certain exceptions, with respect to future issuances of shares or share equivalents of capital stock so that such Stockholders may maintain their proportional equity ownership interest in the Company.

                          DESCRIPTION OF SENIOR NOTES

     The 11 7/8% Senior Secured Notes Due 2003 (the "Senior Notes") were issued pursuant to an Indenture dated as of June 1, 1992 (the "Senior Note Indenture") between the Company and The Bank of New York, as trustee (the "Senior Note Trustee"). The terms of the Senior Notes include those stated in the Senior Note Indenture and those made part of the Senior Note Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act") as in effect on the date of the Senior Note Indenture. The Senior Notes are subject to all such terms, and holders of the Senior Notes are referred to the Senior Note Indenture and the Trust Indenture Act for a statement thereof. Principal of, premium, if any, and interest on the Senior Notes are payable, and the Senior Notes will be exchangeable and transferable, at the office or agency of the Company in The City of New York (which will be the corporate trust office of the Senior Note Trustee at 101 Barclay Street, New York, New York 10286); provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the register for the Senior Notes. No service charge will be made for any registration of transfer or exchange of Senior Notes, except for any tax or other governmental charge that may be imposed in connection therewith. The Senior Note Indenture and the Senior Notes are governed by and construed in accordance with the laws of the State of New York.

     The following is a summary of the material terms and provisions of the Senior Notes. The summary does not purport to be a complete description of the Senior Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Senior Note Indenture (including the definitions contained therein). A copy of the proposed form of Senior Note Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

     The Senior Notes are direct obligations of the Company, secured in the manner described below, limited to $100,000,000 in aggregate principal amount. The Senior Notes were issued in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. The Senior Notes will mature on December 1, 2003, unless redeemed before such date. The Senior Notes bear interest at the rate shown on the cover page of this Prospectus from the date of their issuance or from the most recent Interest Payment Date to which interest has been paid or duly provided for. Interest is payable semi-annually (to holders of record at the close of business on the May 15 and November 15 immediately preceding the Interest Payment Date) on June 1 and December 1.

REDEMPTION

     Optional Redemption. The Senior Notes may not be redeemed prior to June 1, 1997. On or after June 1, 1997 the Company at its option may, at any time, redeem all, or from time to time any part of, the Senior Notes at the following prices (expressed as percentages of the outstanding principal amount), together with accrued interest to the date fixed for redemption. If redeemed during the 12 month period commencing:

                                   JUNE                                REDEMPTION PRICES
        -----------------------------------------------------------    -----------------
        1997.......................................................         105.28%
        1998.......................................................         103.96%
        1999.......................................................         102.64%
        2000.......................................................         101.32%
        2001 and thereafter........................................         100.00%

     Selection and Notice of Redemption. Selection of Senior Notes for any redemption in part will be made by the Senior Note Trustee in such manner as in its sole discretion it shall deem fair and appropriate. Notice of redemption to the holders of Senior Notes to be redeemed as a whole or in part shall be given by mailing notice of such redemption by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to such holders of Senior Notes at their last addresses as they shall appear upon the registry books. On and after the redemption date, interest ceases to accrue on Senior Notes or portions thereof called for redemption.

     Sinking Fund.  The Senior Notes are not subject to a sinking fund.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Senior Note Indenture. Reference is made to the Senior Note Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

     "Acquisition" means the purchase by the Company from Loral Corporation of substantially all of the assets and the assumption of certain liabilities of the Principal Subsidiary and EFC.

     "Affiliate" means, when used with reference to a specified Person, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Person specified. For the purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

     "Agent" means the agent under the Credit Agreement.

     "Asset Acquisition" means (i) an investment by the Company or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary of the Company or any of its Subsidiaries or shall be merged with the Company or any of its Subsidiaries or (ii) the acquisition by the Company or any of its Subsidiaries of the assets of any Person which constitutes substantially all of an operating unit or business of such Person.

     "Asset Sale" means the sale or other disposition (by merger or otherwise) by the Company or any of its Subsidiaries (other than to Wholly owned Subsidiaries) of (i) any of the Capital Stock of any of the Company's Subsidiaries (other than the Principal Subsidiary) or (ii) substantially all of the assets which constitute substantially all of an operating unit or business of the Company or any of its Subsidiaries (other than the Principal Subsidiary).

     "Average Life" means, as of the date of determination, with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such debt security multiplied by the amount of such principal payment by (ii) the sum of all such principal payments.

     "Bank" or "Banks" means any financial institution(s) extending credit to the Company pursuant to the Credit Agreement.

     "BLS" means Mr. Bernard L. Schwartz.

     "BLS Group" means (i) BLS; (ii) BLS's spouse and descendants (collectively, "relatives"); (iii) a trust of which there are no beneficiaries other than BLS and the relatives of BLS; (iv) a partnership of which there are no other partners other than BLS or the relatives of BLS; (v) a corporation of which there are no stockholders other than BLS or relatives of BLS; and (vi) any other Affiliate of BLS.

     "Business Day" means each day other than Saturdays, Sundays and days when commercial banks are authorized to be closed for business in New York, New York.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock whether now outstanding or issued after the date of the Senior Note Indenture, including, without limitation, all Common Stock and Preferred Stock.

     "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) the discounted present value of the rental obligations of such Person as lessee under which, in conformity with generally accepted accounting principles, is required to be capitalized on the balance sheet of that Person.

     "Change of Control" means an event or series of events by which (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Investor is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire without condition, other than the passage of time, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total power of all classes of stock entitled to vote for directors of the Company ("Voting Stock") or (ii) the Company consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its assets to any person, or any corporation consolidates with or merges into the Company, in any event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction between the Company and a Wholly owned Subsidiary of the Company or between the Company and any of the Permitted Investors or any transaction in which the Permitted Investors own, in the aggregate, directly or indirectly, at least 50% of the Voting Stock of the resulting, surviving or transferee corporation and have the right to designate a majority of the board of directors thereof or (iv) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company.

     "Collateral" means all of the shares of capital stock of the Principal Subsidiary and EFC, which shares have been pledged to the Collateral Trustee pursuant to the Pledge Agreement and not released pursuant to the terms hereof and thereof.

     "Collateral Trustee" has the meaning set forth in the Pledge Agreement.

     "Common Stock" means, with respect to any Person, any and all shares, interests, participations and other equivalents (however designated, whether voting or non-voting) of such Person's common stock, whether now outstanding or issued after the date of the Senior Notes, and includes, without limitation, all series and classes of such common stock.

     "Consolidated Capital Expenditures" means, for any period, the aggregate of all expenditures Incurred (whether paid in cash or accrued as liabilities), by the Company and its Consolidated Subsidiaries during such period that, in conformity with generally accepted accounting principles, are included in the property, plant or equipment or similar fixed asset account reflected in the consolidated balance sheet of the Company and its Consolidated Subsidiaries.

     "Consolidated Interest Coverage Ratio" means the ratio, on a pro forma basis, of (i) the aggregate amount of Operating Cash Flow of any Person for the Reference Period immediately prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the "Transaction Date") to (ii) the aggregate Consolidated Interest Expense of such Person during such Reference Period; provided that for the purposes of such computation, in calculating Operating Cash Flow and Consolidated Interest Expense, (1) the Incurrence of the Debt giving rise to the need to calculate the Consolidated Interest Coverage Ratio and the application of the proceeds therefrom shall be assumed to have occurred on the first day of the Reference Period, (2) Asset Sales and Asset Acquisitions which occur during the Reference Period or subsequent to the Reference Period and prior to the Transaction Date (but including any Asset Acquisition occurring in connection with the Incurrence of Debt pursuant to (1) above) shall be assumed to have occurred on the first day of the Reference Period, (3) the Incurrence of any Debt during the Reference Period or subsequent to the Reference Period and prior to the Transaction Date and the application of the proceeds therefrom shall be assumed to have occurred on the first day of such Reference Period, (4) Consolidated Interest Expense attributable to any Debt (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period unless such Person or any of its Subsidiaries is a party to an Interest Rate Agreement which has the effect of reducing the interest rate below the rate on the date of computation, in which case such lower rate shall be used and (5) there shall be excluded from Consolidated Interest Expense any Consolidated Interest Expense related to any Debt which was outstanding during and subsequent to the Reference Period but is not outstanding on the Transaction Date ("Repaid Debt"), unless the Company may again Incur such Repaid Debt in an amount equal to the weighted average amount of

Repaid Debt outstanding during such Reference Period (the "Weighted Average Amount") pursuant to clauses (i), (iv), (xi)(D), (xii) and (xiii) set forth under the exceptions to the "Limitation on Debt" covenant, in which case such Consolidated Interest Expense shall not be excluded (it being understood that if the Company can again so Incur an amount of Repaid Debt which is less than the Weighted Average Amount, then a portion of such Consolidated Interest Expense shall be excluded equivalent to a fraction of which the numerator shall be the difference between the Weighted Average Amount and the amount of such Repaid Debt which the Company can again so Incur and of which the denominator shall be the Weighted Average Amount). For the purposes of making the computation referred to above, Asset Sales and Asset Acquisitions which have been made by any Person which has become a Subsidiary of the Company or been merged with or into the Company or any Subsidiary of the Company during the Reference Period or subsequent to the Reference Period and prior to the Transaction Date shall be calculated on a pro forma basis (including all of the calculations referred to in numbers (1) through (5) above) assuming such Asset Sales or Asset Acquisitions occurred on the first day of the Reference Period.

     "Consolidated Interest Expense" of any Person for any period means interest expense (including amortization of original issue discount and non-cash interest payments or accruals and the interest portion of Capitalized Leases) of such Person and its Consolidated Subsidiaries, all as determined in accordance with generally accepted accounting principles.

     "Consolidated Subsidiary" of any Person means a Subsidiary which for financial reporting purposes is or, in accordance with generally accepted accounting principles, should be, accounted for by such Person as a consolidated subsidiary.

     "Credit Agreement" means the Amended and Restated Credit Agreement, dated as of August 14, 1996, by and among Aircraft Braking Systems, Engineered Fabrics, Lehman Commercial Paper Inc., as documentation agent, The Chase Manhattan Bank, as administrative agent, and the lenders named therein, providing for up to $110 million of borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time with the same or different lenders.

     "Cumulative Operating Cash Flow" means, for the period beginning March 31, 1992 through and including the end of the last fiscal quarter (taken as one accounting period) preceding the date of any proposed Restricted Payment, Operating Cash Flow for the Company and its Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

     "Cumulative Total Interest Expense" means, for the period beginning March 31, 1992 through and including the end of the last fiscal quarter (taken as one accounting period) preceding the date of any proposed Restricted Payment, Consolidated Interest Expense for the Company and its Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company against fluctuations in currency values.

     "Debt" of any Person means, at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred purchase price of property or services, except Trade Payables, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (vii) all Debt of others Guaranteed by such Person and (viii) to the extent not otherwise included, obligations under Currency Agreements and Interest Rate Agreements.

     "EFC" means Engineered Fabrics Corporation, a Delaware corporation or any successors.

     "Excluded Entity" means (i) any Joint Venture or (ii) any Subsidiary that is subject to consensual restrictions, direct or indirect (other than pursuant to the Credit Agreement), on the declaration or payment of dividends or similar distributions by that Subsidiary to the Company or any other Consolidated Subsidiary of the Company.

     "generally accepted accounting principles" or "GAAP" means generally accepted accounting principles in the United States as in effect as of the date of the Senior Note Indenture, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession; provided that all ratios and computations based on generally accepted accounting principles contained in the Senior Note Indenture shall be computed in accordance with generally accepted accounting principles except that calculations made for the purpose of determining compliance with the terms of the covenants set forth therein and other provisions of the Senior Note Indenture shall be made, except as otherwise provided therein, without giving effect to adjustments in component amounts required or permitted by Accounting Principles Board Opinions Nos. 16 and 17 as a result of the Acquisition and for the amortization of any expenses Incurred in connection with the Acquisition or the financing with respect thereto.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Incurrence" means the Incurrence, creation, assumption or in any other manner becoming liable with respect to, or the extension of the maturity of or becoming responsible for the payment of, any Debt. "Incur" shall have a comparable meaning.

     "Interest Rate Agreement" means any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge arrangement, to or under which the Company or any of its Subsidiaries is a party or a beneficiary on the date hereof or becomes a party or a beneficiary hereafter.

     "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that no Subsidiary of any Person shall be deemed a Joint Venture of such Person.

     "Lehman Investor" means (i) LBH, (ii) any Affiliate of LBH and (iii) any merchant banking limited partnerships affiliated with LBH or any Affiliate of LBH.

     "Lien" means, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property. For the purposes of this Agreement, the Company shall be deemed to own subject to a Lien any Property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such Property.

     "Material Subsidiary" of any Person means, as of any date, any Subsidiary of such Person (a) the value of whose assets, as such assets would appear on a consolidated balance sheet of such Subsidiary and its Consolidated Subsidiaries prepared as of the end of the fiscal quarter next preceding such determination in accordance with generally accepted accounting principles, is at least 10% of the value of the assets of such Person and its Consolidated Subsidiaries, determined as aforesaid, or (b) whose Operating Cash Flow for the most recently completed fiscal quarter next preceding such date was at least 10% of the Operating Cash Flow of such Person for such fiscal quarter.

     "Net Cash Proceeds" from a sale, transfer or other disposition of properties or assets means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received (including any cash received upon sale or disposition of such note or receivable), excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to such properties or assets or received in any other non-cash form) therefrom, in each case, net of all legal, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under generally accepted accounting principles, as a consequence of such sale, transfer or other disposition (including any taxes attributable to the assets sold arising pursuant to any election or action taken for income tax purposes in connection with or relating to the Acquisition), and in each case net of appropriate amounts to be provided by the Company as a reserve, in accordance with generally accepted accounting principles, against any liabilities associated with such assets and retained by the Company or any Subsidiary after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters and the after-tax-cost of any indemnification payments (fixed and contingent) attributable to seller's indemnities to the purchaser undertaken by the Company or any of its Subsidiaries in connection with such sale or disposition and net of all payments made on any Debt which is secured by such assets, in accordance with the terms of any Lien upon or with respect to such assets or which must by its terms, or in order to obtain a necessary consent to such asset disposition, or by applicable law be repaid out of the proceeds from such sale, transfer or other disposition, and net of all distributions and other payments made to minority interest holders in Subsidiaries or Joint Ventures as a result of such sale, transfer or other disposition.

     "Net Income" of any Person for any period means the net income (loss) of such Person and its Consolidated Subsidiaries for such period, determined in accordance with generally accepted accounting principles, except that extraordinary, unusual and non-recurring gains and losses as determined in accordance with generally accepted accounting principles shall be excluded.

     "Net Worth" of any Person means as of any date the aggregate of capital, surplus and retained earnings of such person and its Consolidated Subsidiaries as would be shown on a consolidated balance sheet of such Person and its Consolidated Subsidiaries prepared as of such date in accordance with generally accepted accounting principles plus, without duplication, all Capital Stock (other than Redeemable Stock) not otherwise included in Net Worth in accordance with generally accepted accounting principles.

     "Operating Cash Flow" of any Person means, for any period, the sum of (a) Net Income of such Person and its Consolidated Subsidiaries for such period, plus (b) provision for taxes based on income or profits included in computing Net Income of such Person for such period, plus (c) Consolidated Interest Expense of such Person for such period, plus (d) other non-cash charges deducted from consolidated revenues in determining Net Income of such Person for such period, in each case, determined on a consolidated basis in accordance with GAAP.

     "Permitted Investor" means any Person that is a member of the BLS Group or a Lehman Investor.

     "Permitted Payments" means with respect to the Company or any of its Subsidiaries (i) any dividend on shares of Capital Stock payable solely in shares of Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to purchase Capital Stock (other than Redeemable Stock); (ii) any dividend or other distribution with respect to Capital Stock payable to the Company by any of its Subsidiaries or by a Subsidiary to another Subsidiary;
(iii) the repurchase or other acquisition or retirement for value of any shares of the Company's Capital Stock with additional shares of, or out of the proceeds of a substantially contemporaneous issuance of, Capital Stock (other than Redeemable Stock); (iv) any defeasance, redemption, repurchase or other acquisition for value of any Debt which is subordinate in right of payment to the Senior Notes with the proceeds from the issuance of (x) Debt which is subordinate in right of payment to the Senior Notes at least to the extent and in the manner as the Subordinated Debentures are subordinate to the Senior Obligations on the date hereof; provided that such new subordinated Debt has a remaining Average Life equal to or greater than the remaining Average Life of the Senior Notes and that the agreements or investments creating such new subordinated Debt do not provide for the redemption or retirement by way of a sinking fund, mandatory redemption or otherwise (including defeasance or at the option of the holder) of more than 25% of the principal amount of such new subordinated Debt prior to the maturity of the Senior Notes and that the proceeds of such new subordinated Debt are utilized for such purpose within 90 days of issuance or (y) Capital Stock (other than Redeemable Stock); (v) investments, loans or advances to Excluded Entities in an aggregate amount at any time not to exceed $20 million; and (vi) the repurchase of shares of, or options to purchase shares of, the Company's Common Stock held by employees of the Company (other than any member of the BLS Group) or any of its subsidiaries pursuant to the forms of agreements under which such employees purchase, or are granted the option to purchase, shares of the Company's Common Stock in an aggregate amount not to exceed $2 million in any fiscal year; provided that the amount available in any given fiscal year shall be increased by the excess, if any, of (A) $2 million over (B) the amount used pursuant to this clause (vi) in the immediately preceding fiscal year.

     "Pledge Agreement" means the pledge agreement dated as of June 10, 1992 between the Company and The Bank of New York, as Collateral Trustee, as such Pledge Agreement shall be amended or supplemented or supplemented from time to time.

     "Principal Subsidiary" means Aircraft Braking Systems Corporation, a Delaware corporation or any successors.

     "Redeemable Stock" means, with respect to any Person, any class or series of Capital Stock which is redeemable at the option of the holder or is subject to mandatory redemption prior to December 1, 2003.

     "Reference Period" means the four fiscal quarters for which financial information is available preceding the date of a transaction giving rise to the need to make a financial calculation.

     "Restricted Payment" means with respect to any Person (i) any dividend or other distribution on any shares of such Person's Capital Stock, (ii) any payment on account of the purchase, redemption, retirement or other acquisition of (a) any shares of such Person's Capital Stock or (b) any option, warrant or other right to acquire shares of such Person's Capital Stock, or (iii) any defeasance, redemption, repurchase or other acquisition or retirement for value prior to scheduled maturity of (A) any Debt (other than (x) Debt Incurred under the Credit Agreement or the Senior Notes or (y) any required payment by way of a sinking fund or mandatory repurchase in respect of the Subordinated Debentures) ranked pari passu or subordinate in right of payment to the Senior Notes or (iv) any investment, loan or advance to any Excluded Entity. Notwithstanding the foregoing, "Restricted Payment" shall not include any Permitted Payment.

     "Senior Obligations" means the Senior Notes and debt Incurred under the Credit Agreement, collectively.

     "Subordinated Debentures" means the 13 3/4% Senior Subordinated Debentures Due 2001 of the Company.

     "Subordinated Debenture Indenture" means the Indenture dated as of August 1, 1989 between the Company and The Connecticut National Bank, as Trustee.

     "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of the Capital Stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

     "Subsidiary Stock Sale" means a sale, transfer or other disposition of any Capital Stock of a Subsidiary (including any new issuance of such Capital Stock by such Subsidiary) other than the Principal Subsidiary.

     "Wholly owned Subsidiary" means, at any time, a Subsidiary all of the Capital Stock of which (except directors' qualifying shares) are at the time owned directly or indirectly by the Company.

RANKING


     The Senior Notes rank senior in right of collateral to all unsecured indebtedness of the Company and senior in right of collateral and payment to the New Notes. The Senior Notes are effectively subordinated to the Amended and Restated Credit Agreement and to the claims of other creditors of the Principal Subsidiary and EFC.


     As discussed herein, the Company is principally a holding company for the Principal Subsidiary and EFC with limited operations of its own and limited assets. Accordingly, the Company is dependent upon the distribution of amounts from the Principal Subsidiary and EFC, whether in the forms of dividends, advances or payments on account of intercompany obligations, to service its debt obligations. See "Risk Factors -- Holding Company Structure."

COLLATERAL AND SECURITY

     Pursuant to the Pledge Agreement, the Company has assigned and pledged to the Collateral Trustee for the benefit of the holders of the Senior Notes a security interest in all of the capital stock of the Principal Subsidiary and EFC to secure performance of the Company's obligations under the Senior Note Indenture and the Senior Notes.

     If the Senior Notes become due and payable prior to maturity or are not paid in full at the maturity, the Senior Note Trustee shall promptly notify the Collateral Trustee. The Collateral Trustee will thereupon foreclose upon the Collateral in accordance with instructions received from holders of a majority in principal amount of the Senior Notes, or in the absence of such instructions, in such manner as the Collateral Trustee deems appropriate, in each case as provided in the Pledge Agreement. The proceeds received from the sale of any Collateral that is the subject of a foreclosure shall be applied first to pay the expenses of such foreclosure and amounts then payable to the Senior Note Trustee and the Collateral Trustee and thereafter to pay the principal of and interest on the Senior Notes. Notwithstanding the above, the Company shall at all times have the right to vote and receive dividends and distributions on such Collateral unless and until the Senior Note Trustee shall foreclose upon such Collateral.

     The Collateral was pledged pursuant to the Pledge Agreement between the Company and the Collateral Trustee. Collateral may be sold or disposed of by the Company, the Principal Subsidiary or EFC, free and clear of the liens referred to above in the following circumstances: (i) the sale or other disposition of the Collateral in accordance with the covenant described above under "Certain Covenants -- Restrictions on Disposition of Assets of the Company"; and (ii) the release of additional Collateral in accordance with the terms of the Pledge Agreement. See "Risk Factors -- Holding Company Structure."

CERTAIN BANKRUPTCY LIMITATIONS

     The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company or the Principal Subsidiary or EFC prior to the Collateral Agent having repossessed and disposed of the Collateral. Under Bankruptcy Law, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor without bankruptcy court approval. Moreover, Bankruptcy Law permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments; provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the Collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Senior Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral or whether or to what extent holders of the Senior Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection."

CERTAIN COVENANTS

     The Senior Note Indenture contains, among others, the following covenants.

     Limitation on Debt. The Company shall not, and shall not permit any of its Subsidiaries to, Incur any Debt if, after giving effect thereto, (i) an Event of Default or an event that through the passage of time or the giving of notice or both, would become an Event of Default, shall have occurred and be continuing or
(ii) the Consolidated Interest Coverage Ratio of the Company would be less than
1.70 to 1.

     Notwithstanding the foregoing, the Company and its Subsidiaries may Incur each and all of the following: (i) Debt under or in respect of the Credit Agreement in an aggregate principal amount not to exceed $110 million; (ii) Debt evidenced by the Senior Notes; (iii) (A) Debt of the Company to any of its Wholly owned Subsidiaries; provided that such Indebtedness is subordinated to the Senior Obligations in a manner no less favorable to the holders of Senior Obligations than the manner in which the Subordinated Debentures are subordinated to the Senior Obligations, or (B) Debt of a Wholly owned Subsidiary to the Company or to a Wholly owned Subsidiary, except that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly owned Subsidiary ceasing to be a Wholly owned Subsidiary or any transfer of such Debt by any Wholly owned Subsidiary will, in each case, be deemed an Incurrence of Debt by the Company or any such Wholly owned Subsidiary; (iv) Debt under Currency Agreements and Interest Rate Agreements; provided that in the case of Currency Agreements which relate to Debt (other than Debt Incurred under the Credit Agreement), such Currency Agreements do not increase the Debt of the Company or any of its Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; (v) Debt the proceeds of which are applied to redeem the Subordinated Debentures or Debt Incurred pursuant to this clause (v); provided that (A) such Indebtedness is subordinated to Senior Obligations at least to the extent and in the manner that the Subordinated Debentures are subordinate to the Senior Obligations on the date hereof, (B) has a remaining Average Life equal to or greater than the remaining Average Life of the Senior Notes and (C) the agreements or instruments creating such new subordinated Debt do not provide for the redemption or retirement by way of a sinking fund, mandatory redemption or otherwise (including defeasance or at the option of the holder) of more than 25% of the principal amount of such new subordinated Debt prior to the maturity of the Senior Notes and that the proceeds of such new subordinated Debt are utilized for such purpose within 90 days of issuance; (vi) Debt, the proceeds of which are applied to redeem the Senior Notes; provided that (A) such indebtedness has a remaining Average Life equal to or greater than the remaining Average Life of the Senior Notes and (B) the agreements or instruments creating such new Debt do not provide for the redemption or retirement by way of a sinking fund, mandatory redemption or otherwise (including defeasance or at the option of the holder) of more than 25% of the principal amount of such new Subordinated Debt prior to the maturity of the Senior Notes and that the proceeds of such new Debt are utilized for such purpose within 90 days of issuance; (vii) Debt the proceeds of which are applied to repay Debt Incurred under the Credit Agreement; (viii) Debt under Guarantees in respect of obligations of Excluded Entities in an aggregate principal amount not to exceed $20 million at any one time; (ix) (A) Debt Incurred to finance the purchase or construction of property, plant or equipment which will be treated as Consolidated Capital Expenditures of the Company so long as such Debt is secured by a Lien on the property, plant or equipment so purchased or constructed and such Debt does not exceed the value of such property, plant or equipment so purchased or constructed and such Lien shall not extend to or cover other assets of the Company or any of its Subsidiaries other than the property, plant or equipment so purchased or constructed and the real property, if any, on which the property so constructed or so purchased, is situated and the accessions, attachments, replacements and improvements thereto or (B) Debt Incurred in connection with any lease financing transaction in conjunction with the acquisition of new property; provided that such lease financing transaction is consummated within 60 days of such acquisition (whether such lease will be treated as an operating or capital lease in accordance with generally accepted accounting principles) and the aggregate of the Debt Incurred pursuant to clauses (A) and (B) does not exceed $15 million during any fiscal year (such amount is referred to as the "Maximum Amount"); provided that the Maximum Amount for each year shall be increased by the excess, if any, of (a) $30 million over
(b) Consolidated Capital Expenditures for the immediately preceding two years;
(x) obligations Incurred in the ordinary course of business under (A) trade letters of credit which are to be repaid in full not more than one year after the date on which such Debt is originally Incurred to finance the purchase of goods by the Company or a Subsidiary of the Company; (B) standby letters of credit issued for the purpose of supporting (1) workers' compensation liabilities of the Company or any of its Subsidiaries as required by law, (2) obligations with respect to leases of the Company or any of its Subsidiaries, (3) performance, payment, deposit or surety obligations of the Company or any of its Subsidiaries or (4) environmental liabilities of the Company or any of its Subsidiaries as required by law, not exceeding an aggregate amount of $15 million at any one time outstanding in addition to any amounts required by law; (C) performance bonds and surety bonds, and refinancings thereof; and (D) Guarantees of Debt Incurred in the ordinary course of business of suppliers, licensees, franchisees, or customers in an aggregate amount not to exceed $5 million; (xi) Debt to repurchase shares, or cancel options to purchase shares, of the Company's Common Stock held by employees of the Company (other than any member of the BLS Group) or any of its Subsidiaries pursuant to the forms of agreements under which such employees purchase shares of the Company's Common Stock; and (xii) Debt (other than Debt permitted under clauses (i) through (xi) above); provided that the aggregate principal amount of such Debt shall not exceed $25 million at any time outstanding, including any extension, renewal or replacement thereof.

     For the purpose of determining compliance, (A) in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, the Company, in its sole discretion, shall classify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses, and (B) the amount of Debt issued at a price which is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles.

     Limitation on Restricted Payments.  On and after the date of the Senior
Note Indenture, the Company will not, and will not permit any Subsidiary to, make any Restricted Payment, if, after giving effect thereto:

          (a) an Event of Default, or an event that through the passage of time or the giving of notice, or both, would become an Event of Default, shall have occurred and be continuing; or

          (b) the aggregate amount of all Restricted Payments (together with any amounts paid pursuant to clause (vi) of the definition of Permitted Payments) made by the Company and its Subsidiaries (the amount expended or distributed for such purposes, if other than in cash, to be valued at its fair market value as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors), from and after March 31, 1992 shall exceed the sum (without duplication) of: (i) an amount equal to the difference (but not less than zero) between (A) Cumulative Operating Cash Flow and (B) the product of 1.3 times Cumulative Total Interest Expense; and (ii) the aggregate net proceeds, including the fair market value of property other than cash (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors), received by the Company from the issuance or sale (other than to a Subsidiary) of its Capital Stock after March 31, 1992 (excluding Redeemable Stock but including Capital Stock other than Redeemable Stock issued upon conversion of, or exchange for, Redeemable Stock or securities other than its Capital Stock) and warrants and rights to purchase its Capital Stock (other than Redeemable Stock), but excluding the net proceeds from the issuance, sale, exchange, conversion or other disposition of (x) its Capital Stock convertible (whether at the option of the Company or the Holder thereof or upon the happening of any event) into any security other than its Capital Stock; (y) its Capital Stock which may be mandatorily redeemed (whether at the option of the Company or the Holder thereof or upon the happening of any event) earlier than payment in full of the Senior Notes; and (z) its Redeemable Stock; and (iii) $15 million; provided, that any Restricted Payment described in clauses (i), (ii) and
     (iii)(B) of the definition of Restricted Payment provided under "Certain Definitions" made with respect to any Capital Stock or subordinated Debt outstanding on the date of the Senior Note Indenture which is otherwise permissible under clause (b) of the Restricted Payment covenant above, shall be allowed under such covenant only if in addition to satisfying clause (b) of such covenant, the Company could Incur $1.00 of Debt pursuant to the first paragraph of the "Limitation on Debt" covenant after giving effect to such Restricted Payment on a pro forma basis. The foregoing clause (b) shall not prevent the payment of any dividend within 60 days after the date of its declaration if such dividend could have been made on the date of its declaration without violation of the provisions stated herein. Notwithstanding clause (b)(ii), (x) the aggregate net proceeds received by the Company from the issuance of its Capital Stock upon the conversion of, or exchange for, securities evidencing Debt of the Company shall be calculated on the assumption that the gross proceeds from such issuance are equal to the aggregate principal amount of the Debt evidenced by such securities converted or exchanged, (y) the aggregate net proceeds received by the Company upon the conversion or exchange of other securities of the Company shall be equal to the aggregate net proceeds of the original sale of the securities so converted or exchanged if such proceeds of such original sale were not previously included in any calculation for this purpose plus any additional sums payable upon conversion or exchange and
     (z) in connection with the sale of any Capital Stock for property other than cash, the Company shall obtain a written opinion of an Independent Financial Advisor stating that the terms of such transaction are fair to the Company from a financial point of view.

     Restrictions on Disposition of Assets of the Company. Subject to the provisions as set forth in the Senior Note Indenture, the Company will not, and will not permit any of its Subsidiaries to, sell, transfer or otherwise dispose of, in any consecutive 12-month period, any assets (including by way of sale-and-leaseback or Subsidiary Stock Sale), other than in the ordinary course of business and other than to the Company or a Wholly owned Subsidiary of the Company, in any such case, with an aggregate fair market value of greater than $5,000,000, unless (i) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such sale or other disposition at least equal to the fair market value (as determined in good faith by the Board of Directors) of the shares or assets sold or otherwise disposed of, (ii) not less than 70% of the consideration received by the Company (or the Subsidiary, as the case may be) is in the form of cash or Cash Equivalents and (iii) the Net Cash Proceeds of the sale, transfer or other disposition of such assets or Capital Stock in excess of $5,000,000 are either (x) invested in the business or businesses of the Company or any of its Subsidiaries or any business related to any business then conducted by the Company or any of its Subsidiaries or any business related to the aircraft industry or are used for working capital purposes; provided however, that in the case of a Subsidiary Stock Sale, for purposes of this clause (x), such Net Cash Proceeds may only be invested in the Principal Subsidiary or in any Wholly owned Subsidiary of the Company (a "Venture Subsidiary") and in such case, proceeds must be used for any business directly related to the business of the Principal Subsidiary; provided further that any investment in a business related to any business then conducted by the Company or any of its Subsidiaries or any business related to the aircraft industry shall be made only if (A) the investment is to be made in any Person and such Person will become a Wholly owned Subsidiary subsequent to such investment or (B) the Company or one of its Subsidiaries will acquire the assets of any Person which constitutes substantially all of an operating unit or business of such Person and (C) in each case, such investment is committed to be made within 6 months from the later of the date of such sale or the receipt of the Net Cash Proceeds or (y) to the extent that such Net Cash Proceeds are not actually applied in accordance with clause (x), or, if after being so applied there remain Net Cash Proceeds, to the payment of the principal of and interest on any Senior Obligation of the Company or, in the case of any such sale, transfer or other disposition by a Subsidiary, any payment of Debt of such Subsidiary or any other Wholly owned Subsidiary (other than Debt owed to the Company or another Wholly owned Subsidiary) and in connection with any such payment, any related loan commitment shall be reduced in an amount equal to the principal amount so repaid. In the case of (y) above, the Net Cash Proceeds are to be applied within three months of the expiration of the six month period referred to in clause (x) above.

     Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not permit any Subsidiary to, create, assume or otherwise cause or suffer to exist or to become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock; (b) make payments in respect of any Debt owed to the Company or any of the Company's Subsidiaries; (c) make loans or advances to the Company or any of the Company's Subsidiaries; or (d) transfer any of its assets to the Company or any of the Company's Subsidiaries, other than (i) those required by the Credit Agreement as in effect on the date of the Senior Notes (or the Senior Note Indenture) or the Subordinated Debentures (or the Subordinated Debenture Indenture), (ii) terms relating to the nonassignability of any operating lease, (iii) consensual encumbrances or restrictions which are no less favorable to the Company than those required by the Credit Agreement as in effect on the date of the Senior Note Indenture in connection with any refinancing of Debt Incurred under the Credit Agreement, (iv) consensual encumbrances or restrictions binding upon any Person at the time such Person becomes a Subsidiary of the Company or (v) any restrictions with respect to a Subsidiary of the Company imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

     Limitation on Capital Stock of the Principal Subsidiary or any Venture Subsidiary. The Company will not permit the Principal Subsidiary or any Venture Subsidiary (as defined above under "Restrictions on Dispositions of Assets of the Company") to cease to be a Wholly owned Subsidiary.

     Limitation on Liens. The Company will not, and will not permit any of its Subsidiaries to, create, Incur, assure or suffer to exist any Lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except for Permitted Liens.

     "Permitted Liens" means (1) Liens existing as of the date of issuance of the Senior Notes and any renewals or extensions thereof, including, without limitation, Liens securing the Senior Notes; (2) Liens with respect to assets of a Subsidiary granted by such Subsidiary to the Company to secure debt owing to the Company; (3) statutory Liens or landlords and carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business; (4) Liens for taxes, assessments, government charges or claims which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor; (5) Liens Incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (6) Liens created or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature Incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (7) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any Material Subsidiary Incurred in the ordinary course of business; (8) any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay; (9) any other Liens imposed by operation of law which do not materially affect the Company's ability to perform its obligations under the Senior Notes and the Senior Note Indenture;
(10) rights of banks to set off deposits against debts owed to said bank; (11) Liens on the assets of any entity existing at the time such assets are acquired by the Company or any of its Subsidiaries, whether by merger, consolidation, purchase of assets or otherwise; provided that such Liens (x) are not created, Incurred or assumed in connection with, or in contemplation of, such assets being acquired by the Company or any of its subsidiaries and (y) do not extend to any other Property of the Company or any of its Subsidiaries; (12) Liens granted pursuant to the Credit Agreement or the Pledge Agreement; (13) Liens upon specific items of inventory or other goods and proceeds of the Company or its Subsidiaries securing the Company's or any Subsidiary's obligations in respect of bankers' acceptances issued or created for the account of any such Person to facilitate the purchase, shipment or storage of such inventory or other goods; (14) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (15) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and (16) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or one of its Subsidiaries relating to such property or assets.

     Transactions with Affiliates. So long as any of the Senior Notes remain outstanding, neither the Company nor any of its Subsidiaries will directly or indirectly enter into any transaction involving aggregate consideration in excess of $500,000 with any Affiliate or holder of 5% or more of any class of Capital Stock of the Company (including any Affiliates of such holders) except for transactions (including any loans or advances by or to any Affiliate) in good faith the terms of which are fair and reasonable to the Company or such Subsidiary, as the case may be, and are at least as favorable as the terms which could be obtained by the Company or such Subsidiary, as the case may be, in a comparable transaction made on an arm's length basis with Persons who are not such a Holder, an Affiliate of such Holder or Affiliate of the Company; provided that any such transaction shall be conclusively deemed to be on terms which are fair and reasonable to the Company or any of its Subsidiaries and on terms which are at least as favorable as the terms which could be obtained on an arm's length basis with Persons who are not such a Holder, an Affiliate of such Holder or Affiliate of the Company if such transaction is approved by a majority of the Company's directors (including a majority of the Company's independent directors, if any); and provided further that with respect to the purchase or disposition of assets of the Company or any of its Subsidiaries having a net book value in excess of $5 million, if the Company does not have any independent directors, in addition to approval of its board of directors, the Company shall obtain a written opinion of an Independent Financial Advisor stating that the terms of such transaction are fair and reasonable to the Company or its Subsidiary, as the case may be, and are at least as favorable to the Company or such Subsidiary, as the case may be, as could have been obtained on an arm's length basis with Persons who are not such a holder, an Affiliate of such holder or Affiliate of the Company. This covenant shall not apply to (a) any transaction between the Company and LBH, or any Affiliate thereof relating to the Senior Note Indenture (including the issuance of the Senior Notes) or the payment of fees to any of the foregoing for financial and consulting services, (b) transactions between the Company or any of its Subsidiaries and any employee or director of, or consultant to, the Company or any of its Subsidiaries that are approved by the Board of Directors,
(c) the payment of reasonable and customary regular fees to directors of the Company, (d) any transaction between the Company and any of its Wholly owned Subsidiaries or between any of its Wholly owned Subsidiaries, (e) any transaction between the Company or any of its Subsidiaries and Loral as required by the Acquisition Agreement or with respect to the Convertible Debentures, (f) transactions with or relating to the joint venture between the Principal Subsidiary and Loral Information Defense Systems Division, which joint venture may be in partnership, corporate or other business entity form, and any successor joint venture or (g) any Restricted Payment not otherwise prohibited by the "Limitation on Restricted Payments" covenant.

     Change of Control. (a) Upon a Change of Control, each Holder of the Senior Notes shall have the right to require that the Company (or its successor or transferee) repurchase such Holder's Senior Notes at a repurchase price in cash equal to 101% of the principal amount of the Senior Notes plus, accrued and unpaid interest, if any, to the date of repurchase, in accordance with the terms contemplated in paragraph (b) below.

     (b) Within 30 days following any Change of Control, the Company (or its successor or transferee) shall mail a notice to each Holder with a copy to the Senior Note Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company (or its successor or transferee) to repurchase such Holder's Senior Notes at a repurchase price in cash equal to 101% of the principal amount of the Senior Notes plus accrued and unpaid interest, if any, to the date of repurchase; (2) the circumstance and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change in Control); (3) the repurchase date (which shall be not earlier than 30 days or later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Company (or its successor or transferee), consistent with this Section, that a Holder must follow in order to have its Senior Notes repurchased.

     (c) Holders electing to have Senior Notes repurchased will be required to surrender the Senior Notes, with an appropriate form duly completed, to the Company (or its successor or transferee) at the address specified in the notice at least 10 Business Days prior to the repurchase date. Holders will be entitled to withdraw their election if the Senior Note Trustee or the Company (or its successor or transferee) receives not later than three Business Days prior to the repurchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the face amount of the Senior Notes which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Senior Notes repurchased.

     (d) On the repurchase date, all Senior Notes repurchased by the Company (or its successor or transferee) under this Section shall be delivered by the Senior Note Trustee for cancellation, and the Company (or its successor or transferee) shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Company shall not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets to, any Person (other than a merger with or into a Wholly owned Subsidiary; provided that such Wholly owned Subsidiary is not organized in a foreign jurisdiction) unless: (a) the Corporation formed by or surviving any such consolidation or merger (if other than the Company), or to which sale, lease, conveyance or other disposition shall have been made (the "Surviving Entity"), is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia; (b) the Surviving Entity assumes by supplemental indenture all the obligations of the Company on the Senior Notes and the Senior
Note Indenture; (c) immediately after the transaction no Event of Default or event or condition which through the giving of notice or lapse of time or both would become an Event of Default shall have occurred and be continuing; (d) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Surviving Entity would be at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction; and
(e) immediately after giving effect to such transaction on a pro forma basis, the Surviving Entity could Incur at least $1.00 of Debt pursuant to the first paragraph of the "Limitation on Debt" covenant.

EVENTS OF DEFAULT AND REMEDIES

     An Event of Default is (a) default in the payment of any interest upon any of the Senior Notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days; (b) default in the payment of all or any part of the principal of (or premium, if any, on) any of the Senior Notes as and when the same shall become due and payable, either at maturity, upon any redemption, by declaration or otherwise; provided that, in the case of any obligation to repurchase the Senior Notes pursuant to the covenant relating to a Change of Control more than 33 1/3% of the then outstanding Senior Notes have been surrendered to the Company (or its successor or transferee) for repurchase and the Company (or its successor or transferee) has failed to repurchase all of the Senior Notes so surrendered, whether or not such purchase is prohibited by the Credit Agreement or any other agreement binding upon the Company; (c) failure on the part of the Company duly to observe or perform any other covenant or agreement set forth in the Senior Notes or in the Senior Note Indenture for a period of 45 days after the date on which written notice specifying such failure, stating that such notice is a "Notice of Default" hereunder and demanding that the Company remedy the same, shall have been given by registered or certified mail, return receipt requested, to the Company by the Senior Note Trustee or to the Company and the Senior Note Trustee by the Holders of a majority in aggregate principal amount of the Senior Notes at the time outstanding; (d)(i) the Company and/or any Subsidiary shall have failed to make any principal payment due at final maturity of $10,000,000 in principal amount or more individually or in the aggregate and such failure to pay is continuing for more than 30 days after the payment default has occurred, or (ii) there shall have occurred with respect to any issue or issues of Debt of the Company or any Subsidiary having an outstanding principal amount when due of $10,000,000 individually or in the aggregate for all such issues of all such persons, an event of default which permits, or with the giving of notice or lapse of time or both, would permit the holders of such Debt to declare such Debt to be due and payable prior to the maturity thereof; (e) the Company or any Subsidiary shall fail to discharge any final judgment not covered by insurance (from which no further appeal may be taken) in excess of $5,000,000 and such judgment shall remain in force, undischarged, unsatisfied, unstayed and unbonded for more than 30 days; (f) certain events of bankruptcy or insolvency of the Company or any Material Subsidiary; or (g) the Pledge Agreement shall cease to be in full force and effect in any material respect, or shall cease to give the Collateral Trustee the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, the Collateral) in favor of the Collateral Trustee for the benefit of the Holders superior to and prior to the rights of all third Persons and subject to no other Liens (in each case, except as otherwise permitted and other than as a result of any action on the part of the Collateral Trustee), or the Company shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Pledge Agreement.

     If an Event of Default (other than an Event of Default specified in clause
(f) above if the event in question relates to the Company) occurs and is continuing under the Senior Note Indenture, either the Senior

Note Trustee or the holders of 25% in aggregate principal amount of the Senior Notes then outstanding thereunder, by notice in writing to the Company (and to the Senior Note Trustee if given by Holders) (the "Acceleration Notice"), may declare all unpaid principal of, and accrued interest on, the Senior Notes to be due and payable immediately, and the same shall, upon such declaration, become immediately due and payable. If an Event of Default specified in clause (f) above occurs with respect to the Company, all unpaid principal of, and accrued interest on, the Senior Notes shall become and be immediately due and payable without any declaration or other act on the part of the Senior Note Trustee or any Holder. The Holders of at least a majority in principal amount of the Senior Notes, by notice to the Senior Note Trustee, may rescind an acceleration and its consequences if all existing Events of Default, other than the nonpayment of the principal of, and accrued interest on, the Senior Notes which became due solely by such declaration of acceleration, have been cured or waived.

SATISFACTION AND DISCHARGE OF THE SENIOR NOTE INDENTURE; COVENANT DEFEASANCE

     If at any time (a) the Company shall have paid or caused to be paid the principal of and interest on all the Senior Notes outstanding hereunder, as and when the same shall have become due and payable, or (b) the Company shall have delivered to the Senior Note Trustee for cancellation all Senior Notes theretofore authenticated (other than any Senior Notes which shall have been destroyed, lost or stolen and which shall have been replaced or paid as provided in the Senior Note Indenture) or (c)(i) the Senior Notes not theretofore delivered to the Senior Note Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year, or are to be called for redemption under arrangements satisfactory to the Senior Note Trustee for the giving of notice of redemption, and (ii) the Company shall have irrevocably deposited or caused to be deposited with the Senior Note Trustee as trust funds the entire amount in cash (other than moneys repaid by the Senior Note Trustee or any paying agent to the Company in accordance with the provisions of the Senior Note Indenture), sufficient to pay at maturity or upon redemption all such Senior Notes not theretofore delivered to the Senior Note Trustee for cancellation, including principal and interest (and premium, if any) due or to become due to such date of maturity or redemption, as the case may be, and if, in any such case, the Company shall also pay or cause to be paid all other sums payable hereunder by the Company, then this Senior Note Indenture shall cease to be of further effect (except as to (i) rights of registration of transfer and exchange, and the Company's right of optional redemption, (ii) substitution of apparently mutilated, defaced, destroyed, lost or stolen Senior Notes, (iii) rights of holders to receive payments of principal thereof and interest thereon (and premium, if any,), (iv) the rights, obligations and immunities of the Senior Note Trustee hereunder and (v) the rights of the holders as beneficiaries thereof with respect to the property so deposited with the Senior Note Trustee payable to all or any of them), and the Senior Note Trustee, on demand of the Company accompanied by an Officers' Certificate and an Opinion of Counsel and at the cost and expense of the Company, shall execute proper instruments acknowledging such satisfaction of and discharging this Senior Note Indenture. The Company has agreed to reimburse the Senior Note Trustee for any costs or expenses (including the reasonable fees of its counsel) thereafter reasonably and properly Incurred and to compensate the Senior Note Trustee for any services thereafter reasonably and properly rendered by the Senior Note Trustee in connection with the Senior Note Indenture or the Senior Notes.

     The Company shall be deemed to have paid and discharged the entire indebtedness on all the Outstanding Senior Notes on the 123rd day after the date of the deposit referred to below, and the provisions of the Senior Note Indenture, as it relates to such Outstanding Senior Notes, shall no longer be in effect (and the Senior Note Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), except as to (a) rights of registration of transfer and exchange, and the Company's right of optional redemption, (b) substitution of apparently mutilated, defaced, destroyed, lost or stolen Senior Notes, (c) rights of holders to receive payments of principal thereof and interest thereon (and premium, if any,), (d) the rights, obligations and immunities of the Senior Note Trustee thereunder and (e) the rights of the holders as beneficiaries thereof with respect to the property so deposited with the Senior Note Trustee payable to all or any of them; provided that the following conditions shall have been satisfied: (A) with reference to this provision the Company has irrevocably deposited or caused to be irrevocably deposited with the Senior Note Trustee (or another trustee satisfying the requirements of the terms of the Senior Note Indenture) as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Senior Notes, (i) money in an amount, or
(ii) U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide not later than one day before the due date of any payment referred to in this subparagraph (A) money in an amount, or (iii) a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Senior Note Trustee, to pay and discharge without consideration of the reinvestment of such interest and after payment of all Federal, state and local taxes or other charges and assessments in respect thereof payable by the Senior Note Trustee the principal of and interest on the Outstanding Senior Notes at the maturity date of such principal or interest; (B) such deposit shall not cause the Senior Note Trustee to have a conflicting interest as defined in the Trust Indenture Act; (C) such deposit will not result in a breach or violation of, or constitute a default under, the Senior Note Indenture or any other agreement or instrument to which the Company is a party or by which it is bound; (D) no Event of Default or event which with notice or lapse of time would become an Event of Default shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after such date; (E) the Company has delivered to the Senior Note Trustee (i) either (a) a ruling directed to the Senior Note Trustee received from the Internal Revenue Service to the effect that the Holders of the Senior Notes will not recognize income, gain or loss for Federal income tax purposes as a result of the Company's exercise of its option herein and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised or (b) an Opinion of Counsel to the same effect as the ruling described in clause (a) and (ii) an Opinion of Counsel to the effect that, after the passage of 123 days following the deposit, the trust funds will not, with respect to the Company, be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar law affecting creditors' rights generally; and (F) the Company has delivered to the Senior Note Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the defeasance contemplated by this provision have been complied with.

     The Company may omit to comply with any term, provision or condition set forth in the covenants described under "Certain Covenants" above with respect to the Senior Notes, if (a) the Company has irrevocably deposited or caused to be irrevocably deposited with the Senior Note Trustee (or another trustee satisfying the requirements of the Senior Note Indenture) as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Senior Notes, (i) money in an amount, or (ii) U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide not later than one day before the due date of any payment referred to below money in an amount, or
(iii) a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Senior Note Trustee, to pay and discharge without consideration of the reinvestment of such interest and after payment of all Federal, state and local taxes or other charges and assessments in respect thereof payable by the Senior Note Trustee the principal of and each installment of principal and interest on the Outstanding Senior Notes on the maturity date of such principal or installment or principal or interest; (b) such deposit shall not cause the Senior Note Trustee to have a conflicting interest as defined in the Trust Indenture Act; (c) such deposit will not result in a breach or violation of, or constitute a default under, the Senior Note Indenture or any other agreement or instrument (including the Credit Agreement) to which the Company is a party or by which it is bound; (d) no Event of Default or event which with notice or lapse of time would become an Event of Default shall have occurred and be continuing on the date of such deposit; (e) the Company has delivered to the Senior Note Trustee an Opinion of Counsel to the effect that
(i) the creation of the defeasance trust does not violate the Investment Company Act of 1940 and (ii) the Holders of the Senior Notes have a valid perfected first-priority security interest in the trust funds; and (f) the Company has delivered to the Senior Note Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the defeasance contemplated herein have been complied with.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange such holder's Senior Notes in accordance with the Senior Note Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Senior Note Indenture. The Registrar is not required to transfer or exchange any Senior Notes selected for redemption.

     The registered holder of a Senior Note may be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     The Senior Note Indenture contains provisions permitting the Company and the Senior Note Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of Senior Notes at the time outstanding, to amend or supplement such Senior Note Indenture or any supplemental indenture or modify the rights of the relevant holders; provided that no such modifications may, (a) extend the final maturity of any Senior Notes, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or impair or affect the right of any Senior Note holder to institute suit for the payment thereof without the consent of the holder of each Senior Note so affected, or (b) reduce the aforesaid percentage of Senior Notes, the consent of the holders of which is required for any such supplemental indenture, without the consent of the holders of all Senior Notes then outstanding; or (c) consent to the assignment or transfer by the Company of any of its rights and obligations under the Senior Note Indenture or to the release of any Collateral from the lien created by the Pledge Agreement except in accordance with the Pledge Agreement and the Senior Note Indenture.

CONCERNING THE SENIOR NOTE TRUSTEE

     The Senior Note Indenture provides that except during the continuance of an Event of Default, the Senior Note Trustee thereunder will perform only such duties as are specifically set forth in such Senior Note Indenture. During the existence of an Event of Default, such Senior Note Trustee will exercise such rights and powers vested in it under the Senior Note Indenture and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. The Company may remove the Senior Note Trustee at any time for any reason.

     The Senior Note Indenture and provisions of the Trust Indenture Act contain limitations on the rights of the Senior Note Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Senior Note Trustee is permitted to engage in other transactions; provided, that if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS


     The following is a summary of certain indebtedness of the Company and its subsidiaries and is qualified in its entirety by reference to the definitive agreements and instruments governing such indebtedness, copies of which are available upon request from the Company.

THE AMENDED AND RESTATED CREDIT AGREEMENT

     General. Aircraft Braking Systems and Engineered Fabrics (each, a "Borrower" and together, the "Borrowers") and the Lenders entered into the Amended and Restated Credit Agreement on August 14, 1996 on the terms and subject to the conditions set forth below. The Amended and Restated Credit Agreement provides for a term loan facility (the "Term Loan Facility") in an aggregate principal amount of $40 million and a revolving credit facility (the "Revolving Loan Facility") in an aggregate principal amount of $70 million. The Amended and Restated Credit Agreement is secured by a lien on the inventory, accounts receivable and certain other tangible assets of the Borrowers.

     The Term Loan Facility is repayable over a six-year period in quarterly installments commencing in June 1997. The Company is required to make mandatory prepayments in the event of certain asset sales, upon the incurrence of additional indebtedness, the issuance of certain securities and from excess cash flow.

     The ability of the Borrowers to borrow under the Revolving Credit Facility is based on the sum the "Borrowing Base" of stated percentages of their eligible accounts receivable and eligible inventory; provided that until September 30, 1998 the Borrowers will be able to borrow 120% of the Borrowing Base. Up to $15 million of the Revolving Credit Facility is available for standby and commercial letters of credit. The Revolving Credit Facility commitment will terminate on August 14, 2001.

     Borrowings under the Amended and Restated Credit Agreement bear interest, at the option of the Borrowers, at a rate equal to (a) the highest of (i) the publicly announced prime rate of The Chase Manhattan Bank ("Chase Manhattan"),
(ii) the secondary market rate for three-month certificates of deposit plus 1% and (iii) the federal funds rate plus 1/2 of 1%, plus an applicable margin, initially 1.75% per annum or (b) the rate at which eurodollar deposits for one, two, three or six months (as elected by the Borrowers) are offered by Chase Manhattan in the interbank eurodollar market plus an applicable margin, initially 2.25% per annum. Overdue amounts under the Amended and Restated Credit Agreement will bear interest at a rate equal to the rate then in effect with respect to such borrowings, plus 2% per annum.

     The Company paid to Chase Manhattan and Lehman Commercial Paper Inc. ("LCP") a commitment fee for the period from the date of the commitment letter to the closing of the Amended and Restated Credit Agreement in an amount equal to 0.50% per annum on $110 million and certain upfront fees. In addition, the Company will pay to the Lenders a quarterly commitment fee initially equal to 0.50% per annum of the unused portion of the Amended and Restated Credit Agreement; provided that such commitment fee will decrease to 3/8 of 1% per annum if the Company's consolidated leverage ratio is less than 3.50 to 1.00. The Company will pay a commission on all outstanding letters of credit of 2.50% per annum of the face amount of each letter of credit.

     The Amended and Restated Credit Agreement contains customary representations and warranties, covenants and conditions to borrowing. There can be no assurance that the conditions to borrowing under the Amended and Restated Credit Agreement will be satisfied.

     The Amended and Restated Credit Agreement contains a number of negative covenants which restrict the Company's subsidiaries from, among other things, incurring other indebtedness, entering into merger or consolidation transactions, disposing of all or substantially all of its assets, making certain restricted payments (other than dividends and such restricted payments by subsidiaries of the Company to the Company to enable the Company to make payments in respect of certain indebtedness and to make certain capital expenditures), creating any liens on the Borrowers' assets, creating guarantee obligations and material lease obligations and entering into sale and leaseback transactions and transactions with affiliates. In addition, the Amended and Restated Credit Agreement limits the ability of the Company to redeem the Senior Notes.

     The Amended and Restated Credit Agreement also requires the maintenance of certain quarterly financial and operating ratios, including: (i) a consolidated cash interest coverage ratio, (ii) a subsidiary interest coverage ratio and
(iii) a consolidated leverage ratio. Capital expenditures will be limited to $20 million in fiscal 1997 and $10 million in any fiscal year thereafter. In addition, the Amended and Restated Credit Agreement requires the Company to maintain a minimum consolidated adjusted net worth of not less than an amount equal to the sum of $22 million and 50% of annual consolidated net income.

     The Amended and Restated Credit Agreement also contains customary events of default, including default upon the nonpayment of principal, interest, fees or other amounts or the occurrence of a change of control.

     In connection with the execution and delivery of the Amended and Restated Credit Agreement, the Company entered into the K & F Agreement with the Lenders which contains limitations on the incurrence by the Company of additional indebtedness and limitations on annual operating expenses.

SENIOR SUBORDINATED NOTES

     General. $140,000,000 aggregate principal amount of the Company's Old Senior Subordinated Notes were issued on August 15, 1996 pursuant to the Senior Subordinated Note Indenture (the "Senior Subordinated Note Indenture") between the Company and Fleet National Bank, as trustee (the "Senior Subordinated Note Trustee"). On September 13, 1996, the Company offered to exchange $1,000 principal amount of 10 3/8% Series B Senior Subordinated Notes Due 2004 (the "Senior Subordinated Notes") of the Company for each $1,000 principal amount of the Old Notes outstanding. The terms of the Senior Subordinated Notes are identical in all material respects to the Old Notes except that the Senior Subordinated Notes have been registered under the Securities Act and therefore do not bear legends restricting their transfer. The Senior Subordinated Notes are general unsecured obligations of the Company and are subordinated to indebtedness of the Company and are subordinated to indebtedness of the Company under the Amended and Restated Credit Agreement and the Senior Notes. The Senior Subordinated Notes mature on September 1, 2004, unless redeemed before such date. The Senior Subordinated Notes bear interest at the rate of 10 3/8% from March 1, 1997 or from the most recent Interest Payment Date (as defined in the Senior Subordinated Note Indenture) to which interest has been paid or duly provided for. Interest is payable semi-annually (to holders of record at the close of business on the February 15 and August 15 immediately preceding the interest payment date) on March 1 and September 1.

     Redemption. The Senior Subordinated Notes may not be redeemed prior to September 1, 2000. On or after September 1, 2000 the Company at its option may, at any time, redeem all, or from time to time any part of, the Senior Subordinated Notes at the following prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on September 1 of the years indicated below:

                                       YEAR                                  PERCENTAGE
        ------------------------------------------------------------------   ----------
        2000..............................................................     105.188%
        2001..............................................................     103.458%
        2002..............................................................     101.729%
        2003 and thereafter...............................................     100.000%

     Sinking Fund. The Senior Subordinated Notes are not subject to a sinking fund.

     Subordination. The payment of principal of, premium, if any, and interest on the Senior Subordinated Notes is subordinated in right of payment as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness, whether outstanding on the date of the Senior Subordinated Note Indenture or thereafter. "Senior Indebtedness" is defined in the Senior Subordinated Note Indenture as (i) all indebtedness and other monetary obligations (whether now existing or hereafter incurred) of the Company on, under or in respect of, the Amended and Restated Credit Agreement and including all fees, expenses (including reasonable fees and expenses of counsel), claims, charges, indemnity obligations and interest accruing subsequent to the filing of a petition initiating any proceeding in bankruptcy, insolvency or like proceeding whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under Title 11 of the United States Code; (ii) all other indebtedness of the Company (other than the Senior Subordinated Notes), whether presently outstanding or hereafter created, incurred or assumed, unless such indebtedness, by its terms or the terms of the instrument creating or evidencing it is subordinate in right of payment to or pari passu with the Senior Subordinated Notes and (iii) any Hedging Obligations (as such term is defined in the Senior Subordinated Note Indenture); provided that the term Senior Indebtedness shall not include (a) any indebtedness of the Company which when incurred and without respect to any election under Section 11(b) of the Bankruptcy Code, was without recourse to the Company, (b) any indebtedness of the Company to any of its Subsidiaries or Affiliates, (c) any indebtedness of the Company not otherwise permitted by the covenants described under the captions "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" and "-- Subordination -- No Senior Subordinated Debt," in the Company's Registration Statement on Form S-4 No. 333-11047, (d) indebtedness to any employee of the Company, (e) any liability for taxes and (f) trade payables.

     If any default in the payment of any principal of or interest on any Senior Indebtedness outstanding under the Senior Notes, any Specified Senior Indebtedness or any Designated Senior Indebtedness (as such terms are defined in the Senior Subordinated Note Indenture) when due and payable, whether at maturity, upon any redemption, by declaration or otherwise, occurs and is continuing, no payment shall be made by the Company with respect to the principal of or interest on, or other amounts owing with respect to, the Senior Subordinated Notes or to redeem or acquire any of the Senior Subordinated Notes for cash or property or otherwise (except, in each case, if there is no Senior Indebtedness outstanding under the Senior Notes, payments made in such subordinated securities). If any event of default occurs and is continuing under any Designated Senior Indebtedness other than a default in payment of the principal of or interest on any Designated Senior Indebtedness (or if such an event of default would occur upon any payment of any kind or character with respect to the Senior Subordinated Notes), as such event of default is defined in such Designated Senior Indebtedness, permitting the holders thereof to accelerate the maturity thereof and if the holder or holders or a representative of such holder or holders gives written notice of the event of default (a "Default Notice") to the Company and the Senior Subordinated Note Trustee (as such term is defined below), then, unless and until such event of default has been cured or waived or has ceased to exist or the Senior Subordinated Note Trustee receives notice from the holder or holders of the relevant Designated Senior Indebtedness (or a representative of such holder or holders) terminating the Blockage Period (as defined below), during the 179 day period after the delivery of such Default Notice (the "Blockage Period"), the Company, or any person acting on its behalf, shall not, (x) make any payment of or with respect to the principal of or interest on, or other amounts owing with respect to the Senior Subordinated Notes, or (y) acquire any of the Senior Subordinated Notes for cash or property or otherwise (except, if there is no Senior Indebtedness outstanding, under the Senior Notes, in each case, payments made in such subordinated securities). At the expiration of such Blockage Period, the Company shall, as set forth in the Senior Subordinated Note Indenture, promptly pay to the Senior Subordinated Note Trustee all sums which the Company would have been obligated to pay during such Blockage Period but for this paragraph. Only one such Blockage Period may be commenced with any 360 consecutive days. For all purposes of this paragraph, no event of default which existed or was continuing with respect to the Designated Senior Indebtedness to which the Blockage Period relates on the date such Blockage Period commenced shall be or be made the basis for the commencement of any subsequent Blockage Period by the holder or holders of such Designated Senior Indebtedness (or a representative of such holder or holders) unless such event of default is cured or waived for a period of not less than 90 consecutive days.

     Change of Control. Upon the occurrence of a Change of Control (as defined in the Senior Subordinated Note Indenture), each holder of Senior Subordinated Notes is entitled to require the Company to repurchase such holder's Senior Subordinated Notes at a price equal to 101% of the principal amount thereof plus accrued interest to the date of repurchase.

     Limitation on Debt. Under the Senior Subordinated Note Indenture, subject to certain exceptions, the Company is prohibited from, and shall not permit any of its Subsidiaries to, incur any indebtedness or

Disqualified Stock (as such term is defined in the Senior Subordinated Note Indenture) and will not permit any of its Subsidiaries to issue any shares of preferred stock unless the Fixed Charge Coverage Ratio (as such term is defined in the Senior Subordinated Note Indenture) for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional indebtedness is incurred would have been at least 1.70 to 1.

     Limitation on Restricted Payments. Under the Senior Subordinated Note Indenture, subject to certain exceptions, the Company is prohibited from, and will not permit any Subsidiary to, make any restricted payment (which includes dividends or other distributions on shares of capital stock, the purchase, redemption, retirement or other acquisition of shares of capital stock, options, warrants, or indebtedness and certain payments to affiliates), if (a) an event of default has occurred and is continuing under the Senior Subordinated Note Indenture; and (b) the aggregate amount of all such restricted payments made by the Company and its Subsidiaries from and after the date of the Senior Subordinated Indenture exceeds the sum (without duplication) of: (i) an amount equal to the difference (but not less than zero) between (A) Cumulative Operating Cash Flow (as defined in the Senior Subordinated Note Indenture) and
(B) the product of 1.3 times Cumulative Total Interest Expense (as defined in the Senior Subordinated Note Indenture); and (ii) the aggregate net proceeds, including the fair market value of property other than cash, received by the Company from the issuance or sale of its capital stock after the date of the Senior Subordinated Note Indenture and (iii) $15 million.

     Additional Covenants. The Senior Subordinated Note Indenture contains certain covenants, including but not limited to covenants limiting the following: (i) the issuance of capital stock by Aircraft Braking Systems, (ii) the application of proceeds of certain asset sales, (iii) the incurrence of liens, (iv) the creation of restrictions on the ability of the Company's subsidiaries to make distributions and (v) the ability of the Company and its subsidiaries to engage in certain mergers or consolidations or to transfer all or substantially all of their assets to another person.

     Events of Default. The Senior Subordinated Note Indenture contains default provisions typically found in unsecured financings. If an Event of Default is continuing under the Senior Subordinated Note Indenture, either the Senior Subordinated Note Trustee or the holders of 25% in aggregate principal amount of the Senior Subordinated Notes then outstanding may declare all unpaid principal of, and accrued interest on, the Senior Subordinated Notes to be due and payable immediately.

THE 13 3/4% DEBENTURES

     The net proceeds to the Company from the New Offering were approximately $135 million after deducting expenses payable by the Company in connection with the New Offering. The Company used such proceeds, together with borrowings under the Amended and Restated Credit Agreement, to redeem $170 million aggregate principal amount of the 13 3/4% Debentures, for an aggregate purchase price, inclusive of related fees and expenses, of approximately $175 million. The net proceeds of the New Offering were irrevocably deposited with the trustee under the Senior Subordinated Debenture Indenture immediately following the closing of the New Offering for the sole purpose of effecting the redemption. The redemption was effected on September 13, 1996.


CONVERTIBLE DEBENTURES

     On September 2, 1994 K & F retired the $65.4 million principal amount of Convertible Debentures held by Loral, in exchange for $12.76 million in cash and 458,994 shares of Class B common stock representing 22.5% of equity. The cash portion of this transaction was funded with the proceeds from the sale of capital stock to K & F's principal stockholders for which stockholders received a total of 68,728 shares of Class A common stock and 127,636 shares of preferred stock. As a result, K & F stockholders' equity was increased by $65.4 million and long-term debt was reduced by an equal amount.

                              CERTAIN TRANSACTIONS

GENERAL


     BLS owns 27.12% of the capital stock of the Company and pursuant to the Stockholders Agreement has the right to designate a majority of the Board of Directors of the Company. In addition, BLS serves as Chairman of the Board of Directors and Chief Executive Officer of the Company and devotes such time to the business and affairs of the Company as he deems appropriate. BLS is also Chairman and Chief Executive Officer of Loral. Because BLS is Chairman of the Board of Directors and has the right to designate a majority of the Directors to the Board of the Company, he has operating control of the Company.

     In May 1996, the Company purchased $343,000 principal amount of the 13 3/4% Debentures from A. Robert Towbin, who is a member of the Board of Directors of the Company, at a price of 103.65% of the principal thereof plus accrued interest.

     The Company has agreed to pay Ronald H. Kisner, a member of the Board of Directors of the Company, a monthly retainer of $6,000 during fiscal year 1997 for legal services.


     On September 2, 1994 K & F retired the $65.4 million principal amount of Convertible Debentures held by Loral.


     The Company has an Advisory Agreement with BLS which provides for the payment of an aggregate of $200,000 per month of compensation to BLS and persons designated by him (including certain other executive officers of Loral who are active in the management of the Company) in exchange for acting as directors and providing advisory services to the Company and its subsidiaries. Such agreement will continue until BLS dies or is disabled or ceases to own at least 135,000 shares of common stock of the Company.

     The Company has a bonus plan pursuant to which the Company's board of directors awards bonuses to BLS and other advisers ranging from 5% to 10% of earnings in excess of $50 million before interest, taxes and amortization. Bonuses earned under this plan were $200,000 in the aggregate in fiscal year 1996.

     Pursuant to a financial advisory agreement between Lehman Brothers and the Company, Lehman Brothers acts as exclusive financial adviser to the Company. The Company pays Lehman Brothers customary fees for services rendered on an as-provided basis. The agreement may be terminated by the Company or Lehman Brothers upon certain conditions. No payments were made during the three years ended March 31, 1996.

     Pursuant to agreements between the Company and Loral Corporation, the parties provided services to each other and shared certain expenses relating to a production program, real property occupancy, benefits administration, treasury, accounting and legal services. The related charges agreed upon by the parties were established to reimburse each party on the actual cost incurred without profit or fee. The Company believes the arrangements with Loral Corporation were as favorable to the Company as could have been obtained from unaffiliated parties. Billings from Loral Corporation were $3.6 million, $3.0 million and $3.0 million in fiscal years 1996, 1995 and 1994, respectively. Billings to Loral Corporation were $2.7 million, $0.2 million and $1.1 million in fiscal years 1996, 1995 and 1994. Purchases from Loral Corporation were $2.2 million, $1.9 million and $4.2 million in fiscal years 1996, 1995 and 1994. Included in accounts receivable and accounts payable at March 31, 1996 is $3.5 million and $2.3 million. Included in accounts receivable and accounts payable at March 31, 1995 is $0.7 million and $1.8 million. The Company will continue these arrangements and reimburse Loral Space for real property occupancy, benefits administration and legal services.

     On April 22, 1996, Lockheed Martin acquired the defense electronics and systems integration businesses of Loral Corporation which included the Akron, Ohio facility. The various occupancy and service agreements affecting the Akron, Ohio, facility will remain in full force and effect. The Company will continue to reimburse Lockheed Martin for real property occupancy, and costs relating to shared easements and services.

                              PLAN OF DISTRIBUTION

     This Prospectus is to be used by Lehman Brothers in connection with offers and sales of the Senior Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Lehman Brothers may act as principal or agent in such transactions and has no obligation to make a market in the Senior Notes, and may discontinue its market-making activities at any time without notice, at its sole discretion.


     Lehman Brothers acted as an underwriter in connection with the offering of the Senior Subordinated Notes and received underwriting discounts and commissions of $2.57 million in connection therewith.


     Lehman Brothers acted as underwriter in connection with the original offering of the Senior Notes and received underwriting discounts and commissions of $2.25 million in connection therewith.


     Lehman Brothers has from time to time provided investment banking, financial advisory and other services to the Company, for which services Lehman Brothers has received fees. As the beneficial owners of 48.17% of the outstanding capital stock, the Lehman Investors are able to elect three directors to the Company's Board of Directors and have the benefit of certain rights under the Stockholders Agreement and the Company's By-laws. In addition, LCP, an affiliate of Lehman Brothers, is a Lender under the Amended and Restated Credit Agreement and is the documentation agent thereunder. See
"Management -- Directors and Executive Officers of the Company," "Ownership of Capital Stock," "Certain Transactions" and "Description of Certain
Indebtedness -- The Amended and Restated Credit Agreement."


                                 LEGAL MATTERS

     The validity of the Senior Notes was passed upon for the Company by O'Sullivan Graev & Karabell, LLP, New York, New York. Certain legal matters in connection with the sale of the Senior Notes were passed upon for the Underwriter by Davis Polk & Wardwell. Davis Polk & Wardwell represented the Company in connection with the Acquisition and the Financing. Michael B. Targoff represented the Company in connection with the preparation of this Prospectus.

                                    EXPERTS


     The consolidated financial statements as of March 31, 1996 and 1995 and for the years ended March 31, 1996, 1995 and 1994, included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated May 22, 1996 appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES


                                                                                       PAGE
                                                                                       -----
Consolidated Balance Sheets as of June 30, 1996 and March 31, 1996...................  F-2
Consolidated Statements of Operations for the three months ended June 30, 1996 and
  1995...............................................................................  F-3
Consolidated Statements of Cash Flows for the three months ended June 30, 1996 and
  1995...............................................................................  F-4
Notes to Consolidated Financial Statements...........................................  F-5
Independent Auditors' Report.........................................................  F-8
Consolidated Balance Sheets as of March 31, 1996 and 1995............................  F-9
Consolidated Statements of Operations for the years ended March 31, 1996, 1995 and
  1994...............................................................................  F-10
Consolidated Statements of Stockholders' Deficiency for the years ended March 31,
  1996, 1995 and 1994................................................................  F-11
Consolidated Statements of Cash Flows for the years ended March 31, 1996, 1995 and
  1994...............................................................................  F-12
Notes to Consolidated Financial Statements...........................................  F-13

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                  JUNE 30,          MARCH 31,
                                                                    1996              1996
                                                                -------------     -------------
                                                                 (UNAUDITED)


                                            ASSETS:
Current Assets:
  Cash and cash equivalents...................................  $   6,966,000     $   2,412,000
  Accounts receivable, net....................................     35,865,000        35,228,000
  Inventory...................................................     65,586,000        63,332,000
  Other current assets........................................        456,000           832,000
                                                                -------------     -------------
          Total current assets................................    108,873,000       101,804,000
                                                                -------------     -------------
Property, plant and equipment.................................    129,392,000       125,124,000
  Less, accumulated depreciation and amortization.............     62,266,000        60,080,000
                                                                -------------     -------------
                                                                   67,126,000        65,044,000
                                                                -------------     -------------
Deferred charges, net of amortization.........................     23,467,000        24,082,000
Cost in excess of net assets acquired, net of amortization....    200,591,000       202,119,000
Intangible assets, net of amortization........................     22,142,000        22,988,000
                                                                -------------     -------------
                                                                $ 422,199,000     $ 416,037,000
                                                                 ============      ============
                           LIABILITIES AND STOCKHOLDERS' DEFICIENCY:
Current Liabilities:
  Accounts payable, trade.....................................  $  14,634,000     $  12,485,000
  Interest payable............................................     11,419,000         8,217,000
  Other current liabilities...................................     44,363,000        44,775,000
                                                                -------------     -------------
          Total current liabilities...........................     70,416,000        65,477,000
                                                                -------------     -------------
Postretirement benefit obligation other than pensions.........     74,875,000        75,390,000
Other long-term liabilities...................................     21,638,000        20,871,000
Senior revolving loan.........................................     10,000,000        14,000,000
11 7/8% senior secured notes due 2003.........................    100,000,000       100,000,000
13 3/4% senior subordinated debentures due 2001...............    179,657,000       180,000,000
Stockholders' Deficiency:
  Preferred stock, $.01 par value -- authorized, 1,050,000
     shares; issued and outstanding, 1,027,635 shares
     (liquidation preference of $60,110,000)..................         10,000            10,000
  Common stock, Class B, $.01 par value -- authorized, 460,000 shares; issued and outstanding, 458,994 shares
     (liquidation preference of $26,848,000)..................          5,000             5,000
  Common stock, Class A, $.01 par value -- authorized,
     2,100,000 shares; issued and outstanding, 553,344
     shares...................................................          6,000             6,000
  Additional paid-in capital..................................    155,350,000       155,350,000
  Deficit.....................................................   (178,779,000)     (184,049,000)
  Adjustment to equity for minimum pension liability..........    (10,572,000)      (10,572,000)
  Cumulative translation adjustment...........................       (407,000)         (451,000)
                                                                -------------     -------------
          Total stockholders' deficiency......................    (34,387,000)      (39,701,000)
                                                                -------------     -------------
                                                                $ 422,199,000     $ 416,037,000
                                                                 ============      ============

                See notes to consolidated financial statements.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)


                                                                    THREE MONTHS ENDED
                                                               ----------------------------
                                                                JUNE 30,         JUNE 30,
                                                                  1996             1995
                                                               -----------     ------------
    Sales....................................................  $71,537,000     $ 62,293,000
    Costs and expenses.......................................   53,874,000       50,551,000
    Amortization.............................................    2,601,000        2,615,000
                                                               -----------     ------------
    Operating income.........................................   15,062,000        9,127,000
    Interest and investment income...........................       48,000          219,000
    Interest expense.........................................   (9,620,000)     (10,645,000)
                                                               -----------     ------------
    Income (loss) before income taxes........................    5,490,000       (1,299,000)
    Income taxes.............................................     (220,000)              --
                                                               -----------     ------------
    Net income (loss)........................................  $ 5,270,000     $ (1,299,000)
                                                               ===========     ============


                See notes to consolidated financial statements.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)


                                                                        THREE MONTHS ENDED
                                                                    ---------------------------
                                                                     JUNE 30,        JUNE 30,
                                                                       1996            1995
                                                                    -----------     -----------
Cash flow from operating activities:
  Net income (loss)...............................................  $ 5,270,000     $(1,299,000)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation and amortization...................................    4,787,000       4,805,000
  Non-cash interest expense -- amortization of deferred financing
     charges......................................................      388,000         375,000
Changes in assets and liabilities:
  Accounts receivable, net........................................     (619,000)        114,000
  Inventory.......................................................   (2,228,000)     (3,406,000)
  Other current assets............................................      376,000         101,000
  Accounts payable, interest payable, and other current
     liabilities..................................................    4,939,000       1,592,000
  Postretirement benefit obligation other than pensions...........     (515,000)       (608,000)
  Other long-term liabilities.....................................      767,000         822,000
                                                                    -----------     -----------
  Net cash provided by operating activities.......................   13,165,000       2,496,000
                                                                    -----------     -----------
Cash flows from investing activities:
  Capital expenditures............................................   (4,268,000)       (622,000)
  Deferred charges................................................           --          26,000
                                                                    -----------     -----------
  Net cash used in investing activities...........................   (4,268,000)       (596,000)
                                                                    -----------     -----------
Cash flows from financing activities:
Payments of senior revolving loan.................................   (7,000,000)             --
Borrowings under senior revolving loan............................    3,000,000              --
Payment of senior subordinated debentures.........................     (343,000)             --
Deferred charges -- financing costs...............................           --        (300,000)
                                                                    -----------     -----------
  Net cash used in financing activities...........................   (4,343,000)       (300,000)
                                                                    -----------     -----------
Net increase in cash and cash equivalents.........................    4,554,000       1,600,000
Cash and cash equivalents, beginning of period....................    2,412,000       8,493,000
                                                                    -----------     -----------
Cash and cash equivalents, end of period..........................  $ 6,966,000     $10,093,000
                                                                     ==========      ==========
Supplemental cash flow information:
  Cash interest paid during period................................  $ 6,231,000     $ 6,020,000
                                                                     ==========      ==========


                See notes to consolidated financial statements.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. The accompanying unaudited consolidated financial statements have been prepared by K & F Industries, Inc. and Subsidiaries (the "Company") pursuant to the rules of the Securities and Exchange Commission ("SEC") and, in the opinion of the Company, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of financial position, results of operations and cash flows. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such SEC rules. The Company believes that the disclosures made are adequate to make the information presented not misleading. The consolidated statement of operations for the three months ended June 30, 1996 is not necessarily indicative of the results to be expected for the full year. It is suggested that these financial statements be read in conjunction with the audited financial statements and notes thereto included elsewhere in this Prospectus.

2. Redemption of Debt

     In May 1996, the Company redeemed $343,000 principal amount of its 13 3/4% Senior Subordinated Debentures due 2001 (the "13 3/4% Debentures") from A. Robert Towbin, who is a member of the Board of Directors of the Company, at a price of 103.65% of the principal amount thereof plus accrued interest. In May 1996, the 13 3/4% Debentures were callable at a price of 103.75% of the principal amount.

     In July 1996, the Company called $9,657,000 principal amount of its 13 3/4% Debentures at a price of 102.5% of the principal amount thereof, effective August 1, 1996.

     The Company intends to redeem the remaining $170 million principal balance of its 13 3/4% Debentures in September 1996. The Company plans to offer $140 million of Senior Subordinated Notes due 2004 (the "New Notes") and amend and restate its credit agreement (the "Amended Credit Agreement") to provide for a $110 million facility. The proceeds from the sale of the New Notes and borrowings under the Amended Credit Agreement will be used to fund the redemption of the 13 3/4% Debentures. The Company would record an extraordinary charge of approximately $9.2 million for the write-off of unamortized financing costs and redemption premiums relating to the redemption of the 13 3/4% Debentures upon completion of the above contemplated transaction.

3. Recently Adopted Financial Accounting Pronouncements

     Effective April 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 establishes accounting standards for the recognition of an impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. The adoption of SFAS No. 121 did not have a material effect on the Company's financial position or results of operations.

     Effective April 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 encourages (but does not require) adoption of the fair value based method of accounting for stock-based compensation plans. Entities may continue to measure compensation costs for those plans using the intrinsic value based method of accounting, but must make pro forma disclosures of net income (loss) as if the accounting provisions of SFAS No. 123 had been adopted. The Company has elected to continue the intrinsic value method of accounting for stock-based compensation plans and provide the required pro forma disclosures. As a result, the adoption of SFAS No. 123 had no effect on the Company's financial position or results of operations.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

4. Receivables are summarized as follows:


                                                                 JUNE 30,        MARCH 31,
                                                                   1996            1996
                                                                -----------     -----------
    Accounts receivable, principally from commercial
      customers...............................................  $34,666,000     $32,704,000
    Accounts receivable, on U. S. Government and other
      long-term contracts.....................................    2,809,000       4,136,000
    Allowances................................................   (1,610,000)     (1,612,000)
                                                                -----------     -----------
                                                                $35,865,000     $35,228,000
                                                                ===========     ===========

5. Inventory consists of the following:

                                                                 JUNE 30,        MARCH 31,
                                                                   1996            1996
                                                                -----------     -----------
    Raw materials and work-in-process.........................  $42,141,000     $39,656,000
    Finished goods............................................    9,809,000      11,364,000
    Inventoried costs related to U.S. Government and other
      long-term contracts.....................................   13,636,000      12,312,000
                                                                -----------     -----------
                                                                $65,586,000     $63,332,000
                                                                ===========     ===========

     The Company customarily sells original wheel and brake equipment below cost as an investment in a new airframe which is expected to be recovered through the subsequent sale of replacement parts. These commercial investments (losses) are recognized when original equipment is shipped. Losses on U.S. Government contracts are immediately recognized in full when determinable.

     Inventory is stated at average cost, not in excess of net realizable value. In accordance with industry practice, inventoried costs may contain amounts relating to contracts with long production cycles, a portion of which will not be realized within one year.

6. Other current liabilities consist of the following:

                                                                 JUNE 30,        MARCH 31,
                                                                   1996            1996
                                                                -----------     -----------
    Accrued payroll costs.....................................  $14,770,000     $15,756,000
    Accrued taxes.............................................    7,337,000       7,783,000
    Accrued costs on long-term contracts......................    6,054,000       5,195,000
    Accrued warranty costs....................................    7,117,000       8,023,000
    Postretirement benefit obligation other than pensions.....    2,000,000       2,000,000
    Other.....................................................    7,085,000       6,018,000
                                                                -----------     -----------
                                                                $44,363,000     $44,775,000
                                                                ===========     ===========

7. Contingencies

     On December 15, 1995, the Company's Aircraft Braking Systems subsidiary commenced an action in the Court of Common Pleas, Summit County, Ohio against Hitco Technologies, Inc. ("Hitco") after Hitco threatened to breach existing supply contracts unless prices were renegotiated. Hitco claimed that Aircraft Braking Systems breached the supply arrangements by electing to begin to expand its own carbon production facility. The Aircraft Braking Systems' complaint, as amended, seeks damages in excess of $47 million, injunctive relief and specific performance requiring Hitco to perform its obligations pursuant to existing contracts and purchase orders. Hitco has counterclaimed in the matter seeking, among other things, damages

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES
up to $130 million for the alleged breach by Aircraft Braking Systems of alleged long-term contracts to purchase carbon. The Ohio court has issued a preliminary injunction ordering Hitco to perform its obligations pursuant to existing contracts and purchase orders without change in terms. Hitco is presently seeking to have the injunction vacated or modified, and/or a declaratory judgment terminating Hitco's obligation to supply Aircraft Braking Systems at prices previously pertaining. In a related action, Hitco commenced suit in Superior Court, Los Angeles County, California against Aircraft Braking Systems seeking substantially the same relief as is asserted in the Ohio action, and the California case has been stayed.

     Trial of the Ohio action is presently scheduled for January 1997 and discovery has been ongoing. Aircraft Braking Systems intends to vigorously seek dismissal of the California action and to proceed in the Ohio case to maintain the preliminary injunction and otherwise to protect Aircraft Braking Systems' carbon supply as well as to seek damages from Hitco. Based upon the court's opinion to date, advice of counsel and its own assessment of the matters in dispute, the Company does not expect the outcome of the litigation to be unfavorable to Aircraft Braking Systems.

     Aircraft Braking Systems has been purchasing substantially all of the carbon for its carbon brakes from Hitco under supply arrangements. It is anticipated that Hitco's obligation to continue to supply carbon will terminate by the latter of December 1996 or such time as the alleged breaches of contract by Hitco are remedied. The Company has commenced a major expansion of its existing carbon manufacturing facility in Akron, Ohio, which is expected to be completed during the first quarter of calendar year 1997 and, when fully operational, will provide the Company with sufficient capacity to meet substantially all, if not all, of its requirements for brake production at the current level of business. The Company is also developing an alternate supplier for carbon. While a loss of carbon supply for the carbon brakes manufactured by Aircraft Braking Systems would have a material, adverse effect on the Company's business and financial condition, because of the injunction obtained in the litigation with Hitco, and based on the development of an alternate supply source and the expansion of the Company's existing carbon facility, management does not believe that the Company's supply of carbon will be interrupted so as to cause a material disruption to the Company's business.

     There are various lawsuits and claims pending against the Company incidental to its business. Although the final results in such suits andeve proceedings cannot be predicted with certainty, in the opinion of the Company's management, the ultimate liability, if any, will not have a material adverse effect on the Company.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of K & F Industries, Inc.:

     We have audited the accompanying consolidated balance sheets of K & F Industries, Inc. and subsidiaries (the "Company") as of March 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' deficiency, and cash flows for each of the three years in the period ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of K & F Industries, Inc. and subsidiaries as of March 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1996 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP


New York, New York
May 22, 1996

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                           MARCH 31,
                                                                -------------------------------
                                                                    1996              1995
                                                                -------------     -------------
                                            ASSETS
Current Assets:
  Cash and cash equivalents...................................  $   2,412,000     $   8,493,000
  Accounts receivable, net....................................     35,228,000        33,548,000
  Inventory...................................................     63,332,000        61,767,000
  Other current assets........................................        832,000         1,106,000
                                                                -------------     -------------
          Total current assets................................    101,804,000       104,914,000
                                                                -------------     -------------
Property, Plant and Equipment -- Net..........................     65,044,000        63,132,000
Deferred Charges -- Net of amortization of $9,452,000 and
  $6,975,000..................................................     24,082,000        26,508,000
Cost in Excess of Net Assets Acquired -- Net of amortization
  of $42,257,000 and $36,148,000..............................    202,119,000       208,228,000
Intangible Assets -- Net of amortization of $24,035,000 and
  $20,645,000.................................................     22,988,000        26,292,000
                                                                -------------     -------------
          Total Assets........................................  $ 416,037,000     $ 429,074,000
                                                                =============     =============
                           LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities:
  Accounts payable............................................  $  12,485,000     $  10,345,000
  Interest payable............................................      8,217,000         8,771,000
  Other current liabilities...................................     44,775,000        37,773,000
                                                                -------------     -------------
          Total current liabilities...........................     65,477,000        56,889,000
                                                                -------------     -------------
Postretirement Benefit Obligation Other Than Pensions.........     75,390,000        77,717,000
Other Long-Term Liabilities...................................     20,871,000        19,216,000
Long-Term Debt................................................    294,000,000       310,000,000
Commitments and Contingencies (Notes 12 and 13)
Stockholders' Deficiency:
  Preferred stock, $.01 par value -- authorized, 1,050,000
     shares; issued and outstanding, 1,027,635 shares
     (liquidation preference of $60,110,000)..................         10,000            10,000
  Common stock, Class B, $.01 par value -- authorized, 460,000 shares; issued and outstanding, 458,994 shares
     (liquidation preference of $26,848,000)..................          5,000             5,000
  Common stock, Class A, $.01 par value -- authorized,
     2,100,000 shares; issued and outstanding, 553,344
     shares...................................................          6,000             6,000
  Additional paid-in capital..................................    155,350,000       155,350,000
  Deficit.....................................................   (184,049,000)     (182,643,000)
  Adjustment to equity for minimum pension liability..........    (10,572,000)       (7,192,000)
  Cumulative translation adjustment...........................       (451,000)         (284,000)
                                                                -------------     -------------
          Total stockholders' deficiency......................    (39,701,000)      (34,748,000)
                                                                -------------     -------------
          Total Liabilities and Stockholders' Deficiency......  $ 416,037,000     $ 429,074,000
                                                                =============     =============


                See notes to consolidated financial statements.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                               YEARS ENDED MARCH 31,
                                                   ----------------------------------------------
                                                       1996             1995             1994
                                                   ------------     ------------     ------------
Net sales........................................  $264,736,000     $238,756,000     $226,131,000
Cost of sales....................................   180,435,000      164,697,000      159,751,000
                                                   ------------     ------------     ------------
Gross margin.....................................    84,301,000       74,059,000       66,380,000
Independent research and development.............     9,767,000        8,363,000       12,858,000
Selling, general and administrative expenses.....    22,564,000       19,208,000       22,421,000
Amortization.....................................    10,415,000       10,411,000       10,884,000
                                                   ------------     ------------     ------------
Operating income.................................    41,555,000       36,077,000       20,217,000
Interest expense, net of interest income of
  $722,000, $374,000 and $96,000.................    41,048,000       46,250,000       51,953,000
                                                   ------------     ------------     ------------
Income (loss) before income taxes, extraordinary
  charge and cumulative effect of change in
  accounting principle...........................       507,000      (10,173,000)     (31,736,000)
Income taxes.....................................            --               --               --
                                                   ------------     ------------     ------------
Income (loss) before extraordinary charge and
  cumulative effect of change in accounting
  principle......................................       507,000      (10,173,000)     (31,736,000)
Extraordinary charge from early extinguishment
  of debt........................................    (1,913,000)              --               --
Cumulative effect of change in method of
  accounting for the discounting of certain
  liabilities....................................            --               --       (2,305,000)
                                                   ------------     ------------     ------------
Net loss.........................................  $ (1,406,000)    $(10,173,000)    $(34,041,000)
                                                   ============     ============     ============


                See notes to consolidated financial statements.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY
                   YEARS ENDED MARCH 31, 1996, 1995 AND 1994


                                           CLASS B          CLASS A                                     ADJUSTMENT
                    PREFERRED STOCK     COMMON STOCK      COMMON STOCK                                 TO EQUITY FOR
                   ------------------  ---------------  ----------------   ADDITIONAL                     MINIMUM     CUMULATIVE
                    SHARES             SHARES            SHARES             PAID-IN                       PENSION     TRANSLATION
                    ISSUED    AMOUNT   ISSUED   AMOUNT   ISSUED   AMOUNT    CAPITAL        DEFICIT       LIABILITY    ADJUSTMENT
                   ---------  -------  -------  ------  --------  ------  ------------  -------------  -------------  -----------
Balance, April 1,
  1993............   899,999  $9,000        --  $  --    484,616  $5,000  $ 89,986,000  $(138,429,000) $  (3,052,000)  $(387,000)
  Net loss........                                                                        (34,041,000)
  Pension
    adjustment....                                                                                        (4,415,000)
  Cumulative
    translation
    adjustment....                                                                                                       (31,000)
                   ---------  -------  -------  ------  --------  ------  ------------  -------------  -------------  ----------
Balance, March 31,
  1994............   899,999   9,000        --     --    484,616  5,000     89,986,000   (172,470,000)    (7,467,000)   (418,000)
  Net loss........                                                                        (10,173,000)
  Conversion of
    subordinated
    convertible
    debentures....                     458,994  5,000                       52,602,000
    Issuance of
      preferred
      stock.......   127,636   1,000                                        10,799,000
    Issuance of
      common
      stock.......                                        68,728  1,000      1,963,000
    Pension
     adjustment...                                                                                           275,000
    Cumulative
      translation
     adjustment...                                                                                                       134,000
                   ---------  -------  -------  ------  --------  ------  ------------  -------------  -------------  ----------
Balance, March 31,
  1995............ 1,027,635  10,000   458,994  5,000    553,344  6,000    155,350,000   (182,643,000)    (7,192,000)   (284,000)
    Net loss......                                                                         (1,406,000)
    Pension
     adjustment...                                                                                        (3,380,000)
    Cumulative
      translation
     adjustment...                                                                                                      (167,000)
                   ---------  -------  -------  ------  --------  ------  ------------  -------------  -------------  ----------
Balance, March 31,
  1996............ 1,027,635  $10,000  458,994  $5,000   553,344  $6,000  $155,350,000  $(184,049,000) $ (10,572,000)  $(451,000)
                    ========  =======  =======  ======= ========  =======  ===========   ============   ============  ==========


                See notes to consolidated financial statements.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                    YEARS ENDED MARCH 31
                                                       ----------------------------------------------
                                                           1996             1995             1994
                                                       ------------     ------------     ------------
Cash Flows From Operating Activities:
  Net loss...........................................  $ (1,406,000)    $(10,173,000)    $(34,041,000)
  Adjustments to reconcile net loss to net cash
     provided by operating activities:
     Cumulative effect of change in accounting for
       the discounting of certain liabilities........            --               --        2,305,000
     Depreciation....................................     8,506,000        8,432,000        9,643,000
     Amortization....................................    10,415,000       10,411,000       10,884,000
     Non-cash interest expense -- convertible
       debentures....................................            --        3,950,000        8,443,000
     Non-cash interest expense -- amortization of
       deferred financing charges....................     1,561,000        1,482,000        1,480,000
     Provision for losses on accounts receivable.....     1,548,000           63,000          450,000
     Extraordinary charge from early extinguishment
       of debt.......................................     1,913,000               --               --
     Changes in assets and liabilities:
       Accounts receivable...........................    (3,296,000)        (767,000)      16,797,000
       Inventory.....................................    (1,664,000)       5,919,000        9,638,000
       Other current assets..........................       274,000           90,000         (137,000)
       Accounts payable..............................     2,140,000        1,317,000       (5,298,000)
       Interest payable..............................      (554,000)         (47,000)        (438,000)
       Other current liabilities.....................     7,002,000        2,791,000       (2,692,000)
       Postretirement benefit obligation other than
          pensions...................................    (2,327,000)      (2,433,000)      (4,090,000)
       Other long-term liabilities...................    (1,811,000)      (3,682,000)      (3,981,000)
                                                       ------------     ------------     ------------
          Net cash provided by operating
            activities...............................    22,301,000       17,353,000        8,963,000
                                                       ------------     ------------     ------------
Cash Flows From Investing Activities:
  Capital expenditures...............................   (10,418,000)      (2,824,000)      (3,127,000)
  Deferred charges...................................      (538,000)        (363,000)          74,000
                                                       ------------     ------------     ------------
          Net cash used in investing activities......   (10,956,000)      (3,187,000)      (3,053,000)
                                                       ------------     ------------     ------------
Cash Flows From Financing Activities:
  Payments of senior revolving loan..................    (9,000,000)     (20,000,000)     (43,500,000)
  Borrowings under senior revolving loan.............    23,000,000       10,000,000       37,000,000
  Payments of senior subordinated debentures.........   (30,000,000)              --               --
  Premiums paid on early extinguishment of debt......    (1,126,000)              --               --
  Payment of subordinated convertible debentures.....            --      (12,764,000)              --
  Proceeds from issuance of common and preferred
     stocks..........................................            --       12,764,000               --
  Proceeds from sale and lease back transaction......            --               --        1,996,000
  Deferred charges -- financing costs................      (300,000)              --               --
                                                       ------------     ------------     ------------
          Net cash used in financing activities......   (17,426,000)     (10,000,000)      (4,504,000)
                                                       ------------     ------------     ------------
Net (decrease) increase in cash and cash
  equivalents........................................    (6,081,000)       4,166,000        1,406,000
Cash and cash equivalents, beginning of year.........     8,493,000        4,327,000        2,921,000
                                                       ------------     ------------     ------------
Cash and cash equivalents, end of year...............  $  2,412,000     $  8,493,000     $  4,327,000
                                                        ===========      ===========      ===========
Supplemental Information:
  Interest paid during the year......................  $ 40,763,000     $ 41,239,000     $ 42,564,000
                                                        ===========      ===========      ===========


Supplemental disclosure of non-cash financing activities:
  See Note 9 for a discussion of non-cash financing activities.

                See notes to consolidated financial statements.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS


     K & F Industries, Inc. ("K & F") and subsidiaries (collectively, the "Company") is primarily engaged in the design, development, manufacture and distribution of wheels, brakes and anti-skid systems for commercial, military and general aviation aircraft, and the manufacture of materials for fuel tanks, iceguards, inflatable oil booms and various other products made from coated fabrics for military and commercial uses. The Company sells its products to airframe manufacturers and commercial airlines throughout the world and to the United States and certain foreign governments. The Company's activities are conducted through its two wholly owned subsidiaries, Aircraft Braking Systems Corporation ("Aircraft Braking Systems"), which derived approximately 88% of the Company's total revenues during fiscal year 1996 and Engineered Fabrics Corporation (collectively, the "Subsidiaries"), which derived approximately 12% of the Company's total revenues during fiscal year 1996.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation -- The consolidated financial statements include the accounts of the Company. All material intercompany accounts and transactions between these entities have been eliminated.

     Cash and Cash Equivalents -- Cash and cash equivalents consist of cash, commercial paper and other investments that are readily convertible into cash and have original maturities of three months or less.

     Revenue and Expense Recognition -- Sales are recorded as units are shipped. The Company customarily sells original wheel and brake equipment below cost as an investment in a new airframe which is expected to be recovered through the subsequent sale of replacement parts. These commercial investments (losses) are recognized when original equipment is shipped. Losses on U.S. Government contracts are immediately recognized in full when determinable.

     Inventory -- Inventory is stated at average cost, not in excess of net realizable value. In accordance with industry practice, inventoried costs may contain amounts relating to contracts with long production cycles, a portion of which will not be realized within one year.

     Property, Plant and Equipment -- Property, plant and equipment are stated at cost. Maintenance and repairs are expensed when incurred; renewals and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are eliminated from the accounts, and any gain or loss is included in the results of operations. Depreciation is provided on the straight-line method over the estimated useful lives of the related assets as follows: buildings and improvements -- 8 to 40 years; machinery, equipment, furniture and fixtures -- 3 to 25 years; leasehold improvements -- over the life of the applicable lease or 10 years, whichever is shorter.


     Deferred Charges -- Deferred charges consist primarily of financing costs ($7.7 million and $9.7 million, which is net of amortization (non-cash interest expense) of $6.9 million and $5.4 million in fiscal years 1996 and 1995, respectively), and program participation costs ($14.5 million and $15.4 million, which is net of amortization of $1.8 million and $1.0 million, in fiscal years 1996 and 1995, respectively) paid in connection with the sole-source award of wheels, brakes and anti-skid equipment on the McDonnell Douglas Corporation's MD-90 twin-jet program. Program participation costs are being amortized on a straight-line method over a period of 20 years. Deferred financing charges are primarily being amortized on an effective interest method over periods of 8 to 12 years.


     Cost in Excess of Net Assets Acquired -- Cost in excess of net assets acquired is being amortized on the straight-line method over a period of 40 years.

     Intangible Assets -- Intangible assets consist of patents, licenses and computer software which are stated at cost and are being amortized on a straight-line method over periods of 5 to 30 years.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

     Evaluation of Long-Lived Assets -- Long-lived assets are assessed for recoverability on an on-going basis. In evaluating the value and future benefits of long-lived assets, their carrying value would be reduced by the excess, if any, of the long-lived asset over management's estimate of the anticipated undiscounted future net cash flows of the related long-lived asset. There were no adjustments to the carrying amount of long-lived assets in fiscal years 1996, 1995 and 1994 resulting from the Company's evaluations.


     Warranty -- Estimated costs of product warranty are accrued when individual claims arise with respect to a product. When the Company becomes aware of such defects, the estimated costs of all potential warranty claims arising from such defects are fully accrued.


     Business and Credit Concentrations -- The Company's customers are concentrated in the airline industry but are not concentrated in any specific region. The United States Government accounted for approximately 16%, 14% and 15% of total sales for the fiscal years ended March 31, 1996, 1995 and 1994, respectively. No other single customer accounted for 10% or more of consolidated revenues for the fiscal years then ended, and there were no significant accounts receivable from a single customer, except the United States Government, at March 31, 1996 or 1995.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     Accounting and Reporting Changes -- Effective April 1, 1994, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 112, "Employers' Accounting for Postemployment Benefits." This statement requires that the costs of benefits provided to employees after employment but before retirement be recognized in the financial statements on an accrual basis. The adoption of SFAS No. 112 did not have a material effect on the Company's financial position or results of operations.


     Effective April 1, 1993, the Company changed its method of accounting for the discounting of liabilities for workers' compensation losses, to use a risk-free rate rather than its incremental borrowing rate. The cumulative effect for periods prior to April 1, 1993, of this change amounted to $2,305,000 and is included as an increase to the net loss for the fiscal year ended March 31, 1994. The effect of the change on the results of operations for the fiscal year ended March 31, 1994 was not material.

     Accounting Pronouncements -- In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which establishes accounting standards for the recognition of an impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. This new standard is effective for fiscal years beginning after December 15, 1995. The Company has determined the effect of SFAS No. 121, upon adoption, to be immaterial to its results of operations and financial position.

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which encourages (but does not require) adoption of the fair value method of accounting for stock-based compensation plans. Entities may continue to measure compensation costs for those plans using the intrinsic method of accounting, but must make pro forma disclosures about the impact on results of operations as if the fair value method of accounting had been applied. This new standard is effective for fiscal years beginning after December 15, 1995. The Company is currently evaluating the impact, if any, of SFAS No. 123.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

3. ACCOUNTS RECEIVABLE


                                                                         MARCH 31
                                                                ---------------------------
                                                                   1996            1995
                                                                -----------     -----------
    Accounts receivable, principally from commercial
      customers...............................................  $32,704,000     $30,036,000
    Accounts receivable on U.S. Government and other long-term
      contracts...............................................    4,136,000       3,871,000
    Allowances................................................   (1,612,000)       (359,000)
                                                                -----------     -----------
              Total...........................................  $35,228,000     $33,548,000
                                                                ===========     ===========


4. INVENTORY


                                                                         MARCH 31
                                                                ---------------------------
                                                                   1996            1995
                                                                -----------     -----------
    Raw materials and work-in-process.........................  $39,656,000     $35,819,000
    Finished goods............................................   11,364,000      15,500,000
    Inventoried costs related to U.S. Government and other
      long-term contracts.....................................   12,312,000      11,072,000
                                                                -----------     -----------
                                                                 63,332,000      62,391,000
    Less: unliquidated progress payments received, principally
      related to long-term government contracts...............           --         624,000
                                                                -----------     -----------
              Total...........................................  $63,332,000     $61,767,000
                                                                ===========     ===========


5. PROPERTY, PLANT AND EQUIPMENT


                                                                         MARCH 31
                                                                ---------------------------
                                                                   1996            1995
                                                                -----------     -----------
    Land......................................................  $   661,000     $   661,000
    Buildings and improvements................................   29,148,000      27,232,000
    Machinery, equipment, furniture and fixtures..............   95,315,000      86,813,000
                                                                -----------     -----------
              Total...........................................  125,124,000     114,706,000
    Less: accumulated depreciation and amortization...........   60,080,000      51,574,000
                                                                -----------     -----------
              Total...........................................  $65,044,000     $63,132,000
                                                                ===========     ===========


6. OTHER CURRENT LIABILITIES


                                                                         MARCH 31
                                                                ---------------------------
                                                                   1996            1995
                                                                -----------     -----------
    Accrued payroll costs.....................................  $15,756,000     $13,149,000
    Accrued taxes.............................................    7,783,000       6,978,000
    Accrued costs on long-term contracts......................    5,195,000       6,477,000
    Accrued warranty costs....................................    8,023,000       5,248,000
    Postretirement benefit obligation other than pensions.....    2,000,000       2,000,000
    Other.....................................................    6,018,000       3,921,000
                                                                -----------     -----------
              Total...........................................  $44,775,000     $37,773,000
                                                                ===========     ===========

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

7. LONG-TERM DEBT


                                                                        MARCH 31
                                                              -----------------------------
                                                                  1996             1995
                                                              ------------     ------------
    Senior revolving loan(a)................................  $ 14,000,000     $         --
    11 7/8% Senior Secured Notes due 2003(b)................   100,000,000      100,000,000
    13 3/4% Senior Subordinated Debentures due 2001(c)......   180,000,000      210,000,000
                                                              ------------     ------------
              Total.........................................  $294,000,000     $310,000,000
                                                              ============     ============



     (a) Credit Agreement -- The Company has a Revolving Credit Agreement providing for revolving loans (the "Revolving Loan") in an aggregate principal amount not to exceed $70 million (subject to a borrowing base of a portion of eligible accounts receivable and inventory). The Company's obligation under the Revolving Loan is secured by a first priority lien on all accounts receivable and inventory of the Subsidiaries. All borrowings under the Revolving Loan will mature on April 27, 1997.

     Borrowings under the Revolving Loan bear interest at floating rates. At March 31, 1996, the interest rate on borrowings under the Revolving Loan was 8.37%. As part of the total commitment, the Revolving Credit Agreement provides for the issuance of letters of credit not to exceed $11 million. As of March 31, 1996 and 1995, the Company had outstanding letters of credit of $5.8 million and $7.4 million, respectively. At March 31, 1996 and 1995, the Company had $40.6 million and $53.6 million, respectively, available to borrow under the Revolving Loan.

     The Revolving Credit Agreement contains certain covenants and events of default, including limitations on additional indebtedness, liens, asset sales, dividend payments and other distributions from the Subsidiaries to K & F and contains financial ratio requirements including cash interest coverage and consolidated net worth. The Company was in compliance with all covenants at March 31, 1996.


     (b) 11 7/8% Senior Secured Notes -- On June 10, 1992, the Company issued $100 million of 11 7/8% Senior Secured Notes which mature on December 1, 2003. The Senior Notes are not subject to a sinking fund. The Senior Notes may not be redeemed prior to June 1, 1997. On and after June 1, 1997, the Company may redeem the Senior Notes at descending premiums ranging from 5.28% in June 1997 to no premium after June 2001.


     (c) 13 3/4% Senior Subordinated Debentures -- On August 10, 1989, the Company issued $210 million of 13 3/4% Senior Subordinated Debentures which mature on August 1, 2001 (the "Subordinated Debentures"). The Company is required to make sinking fund payments of $52.5 million plus accrued interest on August 1, 1999 and $52.5 million on August 1, 2000. The Company may, at its option, receive credit against sinking fund payments for the principal amount of Subordinated Debentures acquired or redeemed by the Company. The Subordinated Debentures are currently callable at a premium of 3.75% of the face value, descending by 1.25% each year on August 1, until no premium is required after August 1, 1998.

     On December 28, 1995, the Company redeemed $30 million principal amount of the Subordinated Debentures at a redemption price of 103.75% of the principal amount thereof. The Company used cash on hand and borrowing from the Revolving Loan to redeem the Subordinated Debentures. In connection therewith, the Company recorded an extraordinary charge of $1.913 million, consisting of redemption premiums and the write-off of unamortized financing costs. The Company will apply this redemption to the August 1, 1999 mandatory sinking fund payment, reducing the requirement to $22.5 million.


8. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of all financial instruments reported on the balance sheet at March 31, 1996 and 1995 approximate their fair value, except as discussed below.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

     The fair value of the Company's total debt based on quoted market prices or on current rates for similar debt with the same maturities, was approximately $311 million and $306 million at March 31, 1996 and 1995, respectively.


9. CAPITAL STOCK


     a. On February 15, 1995, the Board of Directors approved a one-for-ten reverse common stock split for all holders of Class A and Class B common stock on such date.


     b. On September 2, 1994, K & F retired the $65.4 million principal amount of 14 3/4% Subordinated Convertible Debentures held by Loral Corporation, in exchange for $12.76 million in cash and 458,994 shares of Class B common stock representing 22.5% of equity. The cash portion of this transaction was funded with the proceeds from the sale of capital stock to K & F's principal stockholders for which stockholders received a total of 68,728 shares of Class A common stock and 127,636 shares of preferred stock. As a result, K & F's stockholders' equity was increased by $65.4 million and long-term debt was reduced by an equal amount, resulting in no gain or loss on the transaction.

     c. The preferred stock is convertible into Class A voting common stock on a one-for-one basis. The preferred stock and Class B common stock are entitled to vote on all matters on which the Class A common stock will vote and are entitled to one vote per share.

     d. The Company has a Stock Option Plan which provides for the grant of nonqualified or incentive stock options to acquire 50,000 authorized but unissued shares of Class A common stock. The options are exercisable in four equal installments on the second, third, fourth and fifth anniversaries of the date of grant, and shall remain exercisable until the expiration of the option, 10 years from the date of the grant, at an exercise price of $84.60.

     Stock option activity is summarized as follows:


                                                                  YEARS ENDED MARCH 31,
                                                               ----------------------------
                                                                1996       1995       1994
                                                               ------     ------     ------
    Outstanding at beginning of year.........................  11,500     12,000     13,750
    Granted..................................................      --         --        500
    Canceled.................................................      --       (500)    (2,250)
                                                               ------     ------     ------
    Outstanding at end of year...............................  11,500     11,500     12,000
                                                               ======     ======     ======
    Exercisable options outstanding..........................   9,625      8,938      6,563
                                                               ======     ======     ======
    Available for future grant...............................  38,500     38,500     38,000
                                                               ======     ======     ======


10. EMPLOYEE BENEFIT PLANS


     The Company provides pension benefits to substantially all employees through hourly and salaried pension plans. The plans provide benefits based primarily on the participant's years of service. The salaried plan also includes voluntary employee contributions. Net pension cost included the following:

                                                             YEARS ENDED MARCH 31,
                                                  -------------------------------------------
                                                     1996            1995            1994
                                                  -----------     -----------     -----------
    Service cost -- benefits earned during the
      period....................................  $ 1,562,000     $ 1,590,000     $ 1,361,000
    Interest cost on projected benefit
      obligation................................    4,901,000       4,224,000       4,033,000
    Actual (return) loss on plan assets.........   (9,940,000)        954,000      (3,683,000)
    Net amortization and deferral...............    6,988,000      (3,869,000)        809,000
                                                  -----------     -----------     -----------
    Net pension cost............................  $ 3,511,000     $ 2,899,000     $ 2,520,000
                                                  ===========     ===========     ===========

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

     The table below sets forth the funded status of the plans as follows:


                                                                        MARCH 31,
                                                               ----------------------------
                                                                   1996            1995
                                                               ------------     -----------
    Actuarial present value of benefit obligation:
      Vested benefit obligation..............................  $ 65,642,000     $51,770,000
                                                               ============     ===========
      Accumulated benefit obligation.........................  $ 65,987,000     $52,189,000
      Effect of projected future salary increases............     2,113,000         860,000
                                                               ------------     -----------
      Projected benefit obligation...........................    68,100,000      53,049,000
    Plan assets at fair market value.........................    55,100,000      42,626,000
                                                               ------------     -----------
    Unfunded projected benefit obligation....................    13,000,000      10,423,000
    Unrecognized prior service cost..........................    (2,185,000)     (2,389,000)
    Unrecognized net loss....................................   (12,685,000)     (7,761,000)
    Adjustment for minimum liability.........................    12,757,000       9,290,000
                                                               ------------     -----------
    Accrued pension cost recognized in the consolidated
      balance sheet..........................................  $ 10,887,000     $ 9,563,000
                                                               ============     ===========



     Statement of Financial Accounting Standards No. 87 requires recognition in the balance sheet of an additional minimum pension liability for under funded plans with accumulated benefit obligations in excess of plan assets. A corresponding amount is recognized as an intangible asset or a reduction of equity. At March 31, 1996, the Company's additional minimum liability was $12,757,000 with a corresponding equity reduction of $10,572,000 and intangible asset of $2,185,000. At March 31, 1995, the Company's additional minimum liability was $9,290,000 with a corresponding equity reduction of $7,192,000 and intangible asset of $2,098,000.


     Investments held by the Company's pension plans consist primarily of Fortune 500 equity securities and investment grade fixed income securities.

     The assumptions used in accounting for the plans are as follows:


                                                                     YEARS ENDED MARCH 31,
                                                                     ----------------------
                                                                     1996     1995     1994
                                                                     ----     ----     ----
    Discount rate..................................................  7.50%    8.50%    7.75%
    Rate of increase in compensation levels........................  4.50     4.50     4.50
    Expected long-term rate of return on assets....................  9.50     9.50     9.50

     Eligible employees having one year of service also participate in one of the Company's Savings Plans (hourly or salaried). Under one of these plans, the Company matches 45% of a participating employee's contributions, up to 6% of compensation. The employer contributions generally vest to participating employees after five years of service. The matching contributions were $687,000, $532,000 and $568,000 for the fiscal years ended March 31, 1996, 1995 and 1994, respectively.


11. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS


     The Company provides postretirement health care and life insurance benefits for all eligible employees and their dependents active at April 27, 1989 and thereafter, and postretirement life insurance benefits for retirees prior to April 27, 1989. Participants are eligible for these benefits when they retire from active service and meet the eligibility requirements of the Company's pension plans. The health care plans are generally contributory and the life insurance plans are generally noncontributory.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

     During the first quarter of fiscal year 1994, the Company adopted various plan amendments which had the effect of reducing the accumulated postretirement benefit obligation. This reduction is being amortized as prior service cost over the average remaining years of service to full eligibility of active plan participants.

     Net periodic postretirement benefit cost included the following components:


                                                             YEARS ENDED MARCH 31,
                                                  -------------------------------------------
                                                     1996            1995            1994
                                                  -----------     -----------     -----------
    Service cost-benefits attributed to service
      during the period.........................  $   619,000     $   400,000     $   458,000
    Interest cost on accumulated postretirement
      benefit obligation........................    3,474,000       3,543,000       2,749,000
    Net amortization and deferral...............   (4,332,000)     (3,732,000)     (4,677,000)
                                                  -----------     -----------     -----------
    Net periodic postretirement benefit cost....  $  (239,000)    $   211,000     $(1,470,000)
                                                  ===========     ===========     ===========


     Presented below are the total obligations and amounts recognized in the Company's consolidated balance sheets, inclusive of the current portion:


                                                                        MARCH 31,
                                                              -----------------------------
                                                                  1996             1995
                                                              ------------     ------------
    Accumulated postretirement benefit obligation:
      Retirees..............................................  $ 30,172,000     $ 28,066,000
      Fully eligible active plan participants...............     2,838,000        2,983,000
      Other active plan participants........................    16,304,000       12,653,000
                                                              ------------     ------------
    Total accumulated postretirement benefit obligation.....    49,314,000       43,702,000
    Unrecognized net loss...................................   (14,105,000)     (10,843,000)
    Unrecognized prior service cost related to plan
      amendments............................................    42,181,000       46,858,000
                                                              ------------     ------------
    Accrued postretirement benefit costs....................  $ 77,390,000     $ 79,717,000
                                                              ============     ============



     The assumed annual rate of increase in the per capita cost of covered health care benefits was 12.2% in fiscal year 1996 and will be 11.2% in fiscal year 1997. The rate was assumed to decrease gradually to 6.5% by fiscal year 2002 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. A change in the assumed health care trend rates by 1% in each year would change the accumulated postretirement benefit obligation at March 31, 1996 by $5,000,000 and the aggregate of the service and interest cost components of net postretirement benefit cost for the fiscal year ended March 31, 1996 by $900,000. The weighted average discount rate used in determining the accumulated postretirement benefit obligation as of March 31, 1996 and 1995 was 7.50% and 8.50%, respectively.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

12. COMMITMENTS

     The Company is party to various noncancelable operating leases which are longer than a one-year term for certain data processing, and other equipment and facilities with minimum rental commitments payable as follows:


                             YEARS ENDING MARCH 31,                          AMOUNT
        -----------------------------------------------------------------  -----------
        1997.............................................................   $4,268,000
        1998.............................................................    4,298,000
        1999.............................................................    4,334,000
        2000.............................................................    4,090,000
        2001.............................................................    2,854,000
        Thereafter.......................................................    5,491,000

     Rental expense was $4,758,000, $4,641,000 and $4,190,000 for the fiscal years ended March 31, 1996, 1995 and 1994, respectively.

13. CONTINGENCIES

     On December 15, 1995, the Company's Aircraft Braking Systems subsidiary commenced an action in the Court of Common Pleas, Summit County, Ohio against Hitco Technologies, Inc. ("Hitco") after Hitco threatened to breach existing supply contracts unless prices were renegotiated. Hitco claimed that Aircraft Braking Systems breached the supply arrangements by electing to begin to expand its own carbon production facility. The Aircraft Braking Systems' complaint, as amended, seeks damages in excess of $47 million, injunctive relief and specific performance requiring Hitco to perform its obligations pursuant to existing contracts and purchase orders. Hitco has counterclaimed in the matter seeking, among other things, damages up to $130 million for the alleged breach by Aircraft Braking Systems of alleged long-term contracts to purchase carbon. The Ohio court has issued a preliminary injunction ordering Hitco to perform its obligations pursuant to existing contracts and purchase orders without change in terms. Hitco is presently seeking to have the injunction vacated or modified, and/or a declaratory judgment terminating Hitco's obligation to supply Aircraft Braking Systems at prices previously pertaining. In a related action, Hitco commenced suit in Superior Court, Los Angeles County, California against Aircraft Braking Systems seeking substantially the same relief as is asserted in the Ohio action, and the California case has been stayed.

     Trial of the Ohio action is presently scheduled for January 1997 and discovery has been ongoing. Management intends to vigorously seek dismissal of the California action and to proceed in the Ohio case to maintain the preliminary injunction and otherwise to protect Aircraft Braking Systems' carbon supply as well as to seek damages from Hitco. Based upon the court's opinion to date, advice of counsel and its own assessment of the matters in dispute, management does not expect the outcome of the litigation to be unfavorable to the Company.

     Aircraft Braking Systems has been purchasing substantially all of the carbon for its carbon brakes from Hitco under supply arrangements. It is anticipated that Hitco's obligation to continue to supply carbon will terminate by the latter of December 1996 or such time as the alleged breaches of contract by Hitco are remedied. A loss of carbon supply for the carbon brakes manufactured by Aircraft Braking Systems would have a material, adverse effect on the Company's business and financial condition. The Company has commenced a major expansion of its existing carbon manufacturing facility in Akron, Ohio, which is expected to be completed during the first quarter of calendar year 1997 and, when fully operational, will provide the Company with sufficient capacity to meet substantially all, if not all, of its requirements for brake production at the current level of business.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

     There are various lawsuits and claims pending against the Company incidental to its business. Although the final results in such suits and proceedings cannot be predicted with certainty, in the opinion of management, the ultimate liability, if any, will not have a material adverse effect on the Company.

14. INCOME TAXES

     The components of the net deferred tax benefit are as follows:


                                                              MARCH 31,         MARCH 31,
                                                                1996              1995
                                                            -------------     -------------
    Tax net operating loss carryforwards..................  $  42,321,000     $  42,280,000
    Temporary differences:
      Postretirement and other employee benefits..........     35,861,000        38,746,000
      Intangibles.........................................     29,106,000        32,237,000
      Program participation costs.........................     (6,348,000)       (6,215,000)
      Other...............................................      7,165,000         7,656,000
                                                            -------------     -------------
    Deferred tax benefit..................................    108,105,000       114,704,000
    Valuation allowance...................................   (108,105,000)     (114,704,000)
                                                            -------------     -------------
    Net deferred tax benefit..............................  $           0     $           0
                                                            =============     =============

     Realization of any deferred tax benefit is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. The amount of the deferred tax asset considered realizable could be increased at such time when future taxable income is projected during the carryforward period.

     In the event of future recognition of a 100 percent reduction of the valuation allowance, income tax expense and goodwill would be reduced by approximately $51 million and $57 million, respectively.

     The Company's effective tax rate of zero percent differs from the federal statutory rate (benefit of 35%) due to the partial-utilization of tax net operating losses of $4.0 million and non-recognition of temporary differences.

     The Company has tax net operating loss carryforwards of approximately $111 million at March 31, 1996. The tax net operating losses expire from 2005 through 2011, with $12 million of carryforwards expiring in 2005.


15. RELATED PARTY TRANSACTIONS


     Bernard L. Schwartz ("BLS") owns 27.12% of the common stock of the Company and serves as Chairman of the Board of Directors and Chief Executive Officer. BLS is also Chairman and Chief Executive Officer of Loral Space & Communications Ltd. ("Loral Space"). Prior to that he was Chairman and Chief Executive Officer of Loral Corporation. The Company has an Advisory Agreement with BLS which provides for the payment of an aggregate of $200,000 per month of compensation to BLS and persons designated by him. Such agreement will continue until BLS dies or is disabled or ceases to own at least 135,000 shares of common stock of the Company.

     In May 1996, K & F purchased $343,000 principal amount of the Company's Subordinated Debentures from A. Robert Towbin, who is a member of the Board of Directors of the Company, at a price of 103.65% of the principal thereof plus accrued interest.

     The Company has agreed to pay Ronald H. Kisner, who is a member of the Board of Directors of the Company, a monthly retainer of $6,000 during fiscal year 1997 for legal services.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

     The Company has a bonus plan pursuant to which the Company's Board of Directors awards bonuses to BLS and other advisors ranging from 5% to 10% of earnings in excess of $50 million before interest, taxes and amortization. Bonuses earned under this plan were $200,000 in fiscal year 1996.


     On September 2, 1994, K & F retired the $65.4 million principal amount of Convertible Debentures held by Loral Corporation. (See Note 9.)


     Pursuant to a financial advisory agreement between Lehman Brothers and the Company, Lehman Brothers acts as exclusive financial adviser to the Company. The Company pays Lehman Brothers customary fees for services rendered on an as-provided basis. The agreement may be terminated by the Company or Lehman Brothers upon certain conditions. No payments were made during the three years ended March 31, 1996.

     Pursuant to agreements between K & F and Loral Corporation, the parties provided services to each other and share certain expenses relating to a production program, real property occupancy, benefits administration, treasury, accounting and legal services. The related charges agreed upon by the parties were established to reimburse each party on the actual cost incurred without profit or fee. The Company believes the arrangements with Loral Corporation were as favorable to the Company as could have been obtained from unaffiliated parties. Billings from Loral Corporation were $3.6 million, $3.0 million and $3.0 million in fiscal years 1996, 1995 and 1994, respectively. Billings to Loral Corporation were $2.7 million, $.2 million and $1.1 million in fiscal years 1996, 1995 and 1994. Purchases from Loral Corporation were $2.2 million, $1.9 million and $4.2 million in fiscal years 1996, 1995 and 1994. Included in accounts receivable and accounts payable at March 31, 1996 is $3.5 million and $2.3 million. Included in accounts receivable and accounts payable at March 31, 1995 is $.7 million and $1.8 million. K & F will continue these arrangements and reimburse Loral Space for real property occupancy, benefits administration and legal services.

     On April 22, 1996, Lockheed Martin acquired the defense electronics and systems integration businesses of Loral Corporation which included the Akron, Ohio, facility. The various occupancy and service agreements affecting the Akron, Ohio, facility will remain in full force and effect. K & F will continue to reimburse Lockheed Martin for real property occupancy, and costs relating to shared easements and services.

---------------------------------------------------------
---------------------------------------------------------

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE NOTES OFFERED HEREBY NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE NOTES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                          ---------------------------

                               TABLE OF CONTENTS


                                           PAGE
                                           ----
Available Information....................    2
Prospectus Summary.......................    3
The Company..............................    8
Recent Developments......................    8
Risk Factors.............................    9
Use of Proceeds..........................   12
Selected Consolidated Financial
  Information............................   13
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................   14
Business.................................   18
Management...............................   26
Ownership of Capital Stock...............   32
Description of Senior Notes..............   34
Description of Certain Indebtedness......   51
Certain Transactions.....................   55
Plan of Distribution.....................   56
Legal Matters............................   56
Experts..................................   56
Index to Consolidated Financial
  Statements.............................  F-1


---------------------------------------------------------
---------------------------------------------------------
---------------------------------------------------------
---------------------------------------------------------

                                  $100,000,000

                             K & F INDUSTRIES, INC.

                                    11 7/8%

                              SENIOR SECURED NOTES


                                    DUE 2003

                          ---------------------------

                                   PROSPECTUS

                                October 29, 1996


                          ---------------------------
                                LEHMAN BROTHERS
---------------------------------------------------------
---------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all fees and expenses paid by the Company in connection with the issuance and distribution of the securities being registered hereby (other than underwriting discounts and commissions).

    SEC registration fee.....................................................  $   31,250
    NASD fee.................................................................      10,500
    Printing and engraving expenses..........................................      44,142
    Accounting fees and expenses.............................................      47,575
    Legal fees and expenses..................................................     406,042
    Trustee's fees...........................................................      17,624
    Qualified Independent Underwriter's fees and expenses....................      61,913
    Rating services registration fees........................................      60,000
    Miscellaneous............................................................     326,595
                                                                               ----------
      Total..................................................................  $1,005,641
                                                                               ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. Pursuant to Section 102(b)(7) of the General Corporation Law of the State of Delaware, the Certificate of Incorporation of the Registrant provides that the directors of the Registrant, individually or collectively, shall not be held personally liable to the Registrant or its stockholders for monetary damages for breaches of fiduciary duty as directors, except that any director shall remain liable (1) for any breach of the director's fiduciary duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) for liability under Section 174 of the General Corporation Law of the State of Delaware or (4) for any transaction from which the director derived an improper personal benefit. The by-laws of the Registrant provide for indemnifications of its officers and directors to the full extent authorized by law.

     Reference is made to the Underwriting Agreement and the Independent Underwriting Agreement, the proposed forms of which were filed herewith as Exhibits 1.01 and 1.02, respectively, for additional indemnification provisions.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES


  Common Stock

     On September 2, 1994 the Registrant sold shares of Common Stock and Convertible Preferred Stock as follows:


                                                       SHARES OF      SHARES OF
                                                        VOTING       CONVERTIBLE
                                                        COMMON        PREFERRED         PURCHASE
                                                         STOCK          STOCK            PRICE
                                                       ---------     -----------     --------------
    Bernard L. Schwartz..............................   687,273                       $  1,963,636
    Lehman Brothers Merchant Banking Portfolio
      Partnership, L.P...............................                   61,891           5,236,910
    Lehman Brothers Offshore Investment Partnership,
      L.P............................................                   17,015           1,439,751
    Lehman Brothers Offshore Investment
      Partnership -- Japan, L.P......................                    6,498             549,839
    Lehman Brothers Capital Partners II, L.P.........                   42,232           3,573,500
                                                        -------        -------         -----------
                                                        687,273        127,636        $ 12,763,636
                                                        =======        =======         ===========

     On September 2, 1994, K & F retired the $65.4 million principal amount of 14 3/4% Subordinated Convertible Debentures due 2004 held by Loral Corporation, in exchange for $12.76 million in cash and 4,589,938 shares of Class B common stock representing 22.5% of equity. The cash portion of this transaction was funded with the proceeds from the sale of capital stock to K & F's principal stockholders for which stockholders received a total of 687,273 shares of Class A common stock and 127,636 shares of preferred stock. As a result, K & F stockholders' equity was increased by $65.4 million and long-term debt was reduced by an equal amount. (See Notes 7 and 9 to the consolidated financial statements.)

     On February 15, 1995, the Board of Directors approved a one-for-ten reverse Common Stock split for all the holders of Class A and Class B Common Stock on such date. Total Class A Common Stock, Class B Common Stock and Preferred Stock outstanding subsequent to the events described above are 553,344, 458,994 and 1,027,635, respectively.

  Debt Securities


     On August 15, 1996, the Registrant sold $140 million aggregate principal amount of its Senior Subordinated Notes due 2004 to Lehman Brothers Inc. and Chase Securities Inc.


     The shares of Common Stock and the Preferred Stock and the Senior Subordinated Notes issued as provided above were not registered under the Securities Act of 1933 (the "Act"). All of such shares of Common and Preferred Stock and the Senior Subordinated Notes were issued in reliance on the exemption from registration provided by Section 4(2) of the Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.


  2.01  --    Agreement for Sale and Purchase of Assets dated March 26, 1989 between Loral
              Corporation and the Company(1)
  3.01  --    Amended and Restated Certificate of Incorporation of the Company(7)
  3.02  --    Amended and Restated By-Laws of the Company(6)
  4.01  --    Indenture dated as of August 15, 1996 for the Senior Subordinated Notes
              (including the form of Senior Subordinated Note as Exhibit A thereto) between the
              Company and Fleet National Bank, as trustee(9)
  4.02  --    Indenture dated as of June 1, 1992 for the 11 7/8% Senior Secured Notes due 2003
              (including the form of Senior Note) between The Bank of New York, as trustee(5)
  4.03  --    Pledge Agreement dated as of June 10, 1992 between the Company and The Bank of
              New York, as collateral trustee(5)
  5.01  --    Opinion of O'Sullivan Graev & Karabell, LLP(5)
 10.01  --    Securities Purchase Agreement dated as of April 27, 1989, among the Company, BLS and LBH(1)
 10.02  --    Assumption Agreement dated as of April 27, 1989(1)
 10.03  --    Shared Services Agreement dated April 27, 1989, among Loral, the Company,
              Aircraft Braking Systems Corporation and Engineered Fabrics Corporation(1)
 10.04  --    Director Advisory Agreement dated as of April 27, 1989, between the Company and
              BLS(1)
 10.05  --    Non-Competition Agreement dated as of April 27, 1989, between the Company and
              BLS(1)
 10.06  --    K & F Industries, Inc. Retirement Plan for Salaried Employees(5)
 10.07  --    K & F Industries, Inc. Savings Plan for Salaried Employees(5)
 10.08  --    Goodyear Aerospace Corporation Supplemental Unemployment Benefits Plan for
              Salaried Employees Plan A(1)
 10.09  --    The Loral Systems Group Release and Separation Allowance Plan(1)
 10.10  --    Letter Agreement dated April 27, 1989, between the Company and Shearson Lehman
              Brothers Inc.(1)
 10.11  --    K & F Industries, Inc. 1989 Stock Option Plan(2)
 10.12  --    K & F Industries, Inc. Executive Deferred Bonus Plan(2)
 10.13  --    Securities Purchase Agreement dated as of July 22, 1991, among the Company, BLS and the Lehman Investors(4)
 10.14  --    Securities Purchase Agreement among the Company, BLS and the Lehman Investors dated September 2, 1994(6)
 10.15  --    Amended and Restated Stockholders Agreement dated as of September 2, 1994 by and among the Company, BLS, the Lehman Investors, CBC Capital Partners, Inc. and
              Loral(6)
 10.16  --    Agreement dated as of September 2, 1994 between the Company and Loral(6)
 10.17  --    Amendment of Stockholders Agreement dated November 8, 1994(6)
 10.18  --    Securities Conversion Agreement among the Company and the Converting
              Stockholders, dated November 8, 1994(6)
 10.19  --    K & F Industries, Inc. Supplemental Executive Retirement Plan(8)
 10.20  --    Amended and Restated Credit Agreement dated as of August 14, 1996 among ABS, EFC, the Lenders (as defined therein), Lehman Commercial Paper, Inc., as Documentation
              Agent and Chase Securities Inc., individually and as agent for the Lenders
              ("Chase")(9)
 10.21  --    Amended and Restated Security Agreement dated as of August 14, 1996 between ABS and Chase(9)
 10.22  --    Amended and Restated Security Agreement dated as of August 14, 1996 between EFC and Chase(9)
 10.23  --    Revolving Credit Note dated as of August 14, 1996 executed by each of ABS and EFC in favor of NBD Bank(9)
 10.24  --    Facility A Notes dated as of August 14, 1996 executed by each of ABS and EFC in favor of NBD Bank(9)

 10.25  --    Amended and Restated K & F Agreement dated as of August 14, 1996 between the
              Company and Chase(9)
 10.26  --    Amended and Restated Subordination Agreement dated as of August 14, 1996 between
              ABS and Chase(9)
 10.27  --    Amended and Restated Subordination Agreement dated as of August 14, 1996 between
              EFC and Chase(9)
 10.28  --    Purchase Agreement dated August 12, 1996 among the Company, Lehman Brothers Inc.
              and Chase Securities Inc(9)
 10.29  --    Registration Rights Agreement dated as of August 15, 1996 among the Company,
              Lehman Brothers Inc. and Chase Securities Inc.(9)
 12.01  --    Statement of computation of ratio of earnings (deficiency) to fixed charges(5)
 21.01  --    Subsidiaries of the Registrant(1)
 23.01  --    Consent of O'Sullivan Graev and Karabell (included in Exhibit 5)(5)
 23.02  --    Consent of Deloitte & Touche LLP*
 24.01  --    Powers of Attorney (included on signature page)
 25.01  --    Statement of Eligibility and Qualifications under the Trust Indenture Act of 1939 of Fleet National Bank as Trustee(9)
 25.02  --    Statement of Eligibility and Qualification under the Trust Indenture Act of
              1939of The Bank of New York, with respect to the Indenture for the 11 7/8% Senior
              Secured Notes(5)
 26.01  --    Financial Data Schedule(8)


---------------
(1) Previously filed as an exhibit to the Company's Registration Statement on Form S-1, No. 33-29035 and incorporated herein by reference.

(2) Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1990 and incorporated herein by reference.

(3) Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1991 and incorporated herein by reference.

(4) Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1991 and incorporated herein by reference.

(5) Previously filed as an exhibit hereto.

(6) Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994 and incorporated herein by reference.

(7) Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1995 and incorporated herein by reference.

(8) Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996 and incorporated herein by reference.

(9) Previously filed as an exhibit to the Company's Registration Statement on Form S-4, No. 333-11047 and incorporated herein by reference.

 *  Filed herewith.

     (b) Financial Statement Schedules:

     All schedules are omitted because they are not applicable or the required information is shown in financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the DGCL, the Certificate of Incorporation and By-laws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of that time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 7 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on the 28th day of October, 1996.


                                          K & F INDUSTRIES, INC.

                                          By: /s/    KENNETH M. SCHWARTZ

                                            ------------------------------------
                                                    Kenneth M. Schwartz
                                                  Executive Vice President


     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 7 to the Registration Statement on Form S-1 has been signed on October 28, 1996 by the following persons in the capacity indicated:



                SIGNATURE                                         TITLE
------------------------------------------  -------------------------------------------------
                    *                       Chairman of the Board, Chief Executive Officer
------------------------------------------  and Director (principal executive officer)
           Bernard L. Schwartz
         /s/  KENNETH M. SCHWARTZ           Executive Vice President (principal financial and
------------------------------------------  accounting officer)
           Kenneth M. Schwartz
                    *                       Director
------------------------------------------
           Herbert R. Brinberg
                    *                       Director
------------------------------------------
             Ronald H. Kisner
                    *                       Director
------------------------------------------
             John R. Paddock
                    *                       Director
------------------------------------------
              James A. Stern
                    *                       Director
------------------------------------------
             A. Robert Towbin
                    *                       Director
------------------------------------------
            Alan H. Washkowitz
        * /s/  KENNETH M. SCHWARTZ
------------------------------------------
             ATTORNEY-IN-FACT

                                EXHIBIT INDEX


Exhibit No.                       Description
-----------                       -----------

  2.01  --    Agreement for Sale and Purchase of Assets dated March 26, 1989 between Loral
              Corporation and the Company(1)
  3.01  --    Amended and Restated Certificate of Incorporation of the Company(7)
  3.02  --    Amended and Restated By-Laws of the Company(6)
  4.01  --    Indenture dated as of August 15, 1996 for the Senior Subordinated Notes
              (including the form of Senior Subordinated Note as Exhibit A thereto) between the
              Company and Fleet National Bank, as trustee(9)
  4.02  --    Indenture dated as of June 1, 1992 for the 11 7/8% Senior Secured Notes due 2003
              (including the form of Senior Note) between The Bank of New York, as trustee(5)
  4.03  --    Pledge Agreement dated as of June 10, 1992 between the Company and The Bank of
              New York, as collateral trustee(5)
  5.01  --    Opinion of O'Sullivan Graev & Karabell, LLP(5)
 10.01  --    Securities Purchase Agreement dated as of April 27, 1989, among the Company, BLS and LBH(1)
 10.02  --    Assumption Agreement dated as of April 27, 1989(1)
 10.03  --    Shared Services Agreement dated April 27, 1989, among Loral, the Company,
              Aircraft Braking Systems Corporation and Engineered Fabrics Corporation(1)
 10.04  --    Director Advisory Agreement dated as of April 27, 1989, between the Company and
              BLS(1)
 10.05  --    Non-Competition Agreement dated as of April 27, 1989, between the Company and
              BLS(1)
 10.06  --    K & F Industries, Inc. Retirement Plan for Salaried Employees(5)
 10.07  --    K & F Industries, Inc. Savings Plan for Salaried Employees(5)
 10.08  --    Goodyear Aerospace Corporation Supplemental Unemployment Benefits Plan for
              Salaried Employees Plan A(1)
 10.09  --    The Loral Systems Group Release and Separation Allowance Plan(1)
 10.10  --    Letter Agreement dated April 27, 1989, between the Company and Shearson Lehman
              Brothers Inc.(1)
 10.11  --    K & F Industries, Inc. 1989 Stock Option Plan(2)
 10.12  --    K & F Industries, Inc. Executive Deferred Bonus Plan(2)
 10.13  --    Securities Purchase Agreement dated as of July 22, 1991, among the Company, BLS and the Lehman Investors(4)
 10.14  --    Securities Purchase Agreement among the Company, BLS and the Lehman Investors dated September 2, 1994(6)
 10.15  --    Amended and Restated Stockholders Agreement dated as of September 2, 1994 by and among the Company, BLS, the Lehman Investors, CBC Capital Partners, Inc. and
              Loral(6)
 10.16  --    Agreement dated as of September 2, 1994 between the Company and Loral(6)
 10.17  --    Amendment of Stockholders Agreement dated November 8, 1994(6)
 10.18  --    Securities Conversion Agreement among the Company and the Converting
              Stockholders, dated November 8, 1994(6)
 10.19  --    K & F Industries, Inc. Supplemental Executive Retirement Plan(8)
 10.20  --    Amended and Restated Credit Agreement dated as of August 14, 1996 among ABS, EFC, the Lenders (as defined therein), Lehman Commercial Paper, Inc., as Documentation
              Agent and Chase Securities Inc., individually and as agent for the Lenders
              ("Chase")(9)
 10.21  --    Amended and Restated Security Agreement dated as of August 14, 1996 between ABS and Chase(9)
 10.22  --    Amended and Restated Security Agreement dated as of August 14, 1996 between EFC and Chase(9)
 10.23  --    Revolving Credit Note dated as of August 14, 1996 executed by each of ABS and EFC in favor of NBD Bank(9)
 10.24  --    Facility A Notes dated as of August 14, 1996 executed by each of ABS and EFC in favor of NBD Bank(9)

Exhibit No.                    Description
-----------                    -----------
 10.25  --    Amended and Restated K & F Agreement dated as of August 14, 1996 between the
              Company and Chase(9)
 10.26  --    Amended and Restated Subordination Agreement dated as of August 14, 1996 between
              ABS and Chase(9)
 10.27  --    Amended and Restated Subordination Agreement dated as of August 14, 1996 between
              EFC and Chase(9)
 10.28  --    Purchase Agreement dated August 12, 1996 among the Company, Lehman Brothers Inc.
              and Chase Securities Inc(9)
 10.29  --    Registration Rights Agreement dated as of August 15, 1996 among the Company,
              Lehman Brothers Inc. and Chase Securities Inc.(9)
 12.01  --    Statement of computation of ratio of earnings (deficiency) to fixed charges(5)
 21.01  --    Subsidiaries of the Registrant(1)
 23.01  --    Consent of O'Sullivan Graev and Karabell (included in Exhibit 5)(5)
 23.02  --    Consent of Deloitte & Touche LLP*
 24.01  --    Powers of Attorney (included on signature page)
 25.01  --    Statement of Eligibility and Qualifications under the Trust Indenture Act of 1939 of Fleet National Bank as Trustee(9)
 25.02  --    Statement of Eligibility and Qualification under the Trust Indenture Act of
              1939of The Bank of New York, with respect to the Indenture for the 11 7/8% Senior
              Secured Notes(5)
 26.01  --    Financial Data Schedule(8)

---------------
(1) Previously filed as an exhibit to the Company's Registration Statement on Form S-1, No. 33-29035 and incorporated herein by reference.

(2) Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1990 and incorporated herein by reference.

(3) Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1991 and incorporated herein by reference.

(4) Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1991 and incorporated herein by reference.

(5) Previously filed as an exhibit hereto.

(6) Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994 and incorporated herein by reference.

(7) Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1995 and incorporated herein by reference.

(8) Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996 and incorporated herein by reference.

(9) Previously filed as an exhibit to the Company's Registration Statement on Form S-4, No. 333-11047 and incorporated herein by reference.

 *  Filed herewith.